As filed with the Securities and Exchange Commission on May 6, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Midstate Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	6712 (Primary Standard Industrial Classification Code Number)	Being applied for (I.R.S. Employer Identification Number)

6810 York Road

Baltimore, Maryland 21212

(410) 377-4330

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Registrant’s Principal Executive Offices)

Mr. N. Alan Anthony

President and Chief Executive Officer

Midstate Community Bank

6810 York Road

Baltimore, Maryland 21212

(410) 377-4330

(Address, Including Zip Code, and Telephone Number, Including Area Code, of

Agent for Service)

Copies to:

Frank C. Bonaventure, Esq.

Ober, Kaler, Grimes & Shriver, P.C.

100 Light Street

Baltimore, Maryland 21202

(410) 685-1120

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:      ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:       ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:      ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:       ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed maximum	Proposed maximum		Amount of
securities to be registered	registered	offering price per share	aggregate offering price		registration fee
Common Stock, $0.01 par value per share	3,438,500 shares	$10.00	$34,385,000	(1)	$4,428.79

(1)	Estimated solely for the purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

MIDSTATE BANCORP, INC.

(Proposed Holding Company for Midstate Community Bank)

Up to 2,990,000 Shares of Common Stock

Midstate Bancorp, Inc., a Maryland corporation, and the proposed holding company for Midstate Community Bank, is offering shares of common stock for sale in connection with the conversion of Midstate Community Bank from a Maryland state-chartered mutual savings bank to a Maryland state-chartered commercial bank, a stock form of organization. There are currently no shares of our common stock outstanding. We expect that our common stock will be quoted on the Over-the-Counter Bulletin Board upon the conclusion of the offering. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act.

We are offering up to 2,990,000 shares of common stock for sale at a price of $10.00 per share on a best efforts basis. We may sell up to 3,438,500 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. We must sell a minimum of 2,210,000 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering” to eligible depositors of Midstate Community Bank. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Sandler O’Neill & Partners, L.P.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by any person in the offering through a single qualifying deposit account is 25,000 shares ($250,000), and no person, together with an associate or group of persons acting in concert, may purchase more than 50,000 shares ($500,000) in the offering. The offering is expected to expire at 4:00 p.m., Eastern Time, on [expiration date]. We may extend this expiration date without notice to you until [extension date]. The Maryland Office of the Commissioner of Financial Regulation and the Federal Deposit Insurance Corporation may approve further extensions. No single extension may exceed 90 days, and the offering may not conclude beyond [final expiration date]. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [extension date] or the number of shares of common stock to be sold is increased to more than 3,438,500 shares or decreased to less than 2,210,000 shares. If the offering is extended beyond [extension date], we will resolicit subscribers and you will have the opportunity to maintain, change or cancel your order within a specified period of time. If you do not respond during that period, we will promptly return your funds with interest at [interest rate]% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 3,438,500 shares or decreased to less than 2,210,000 shares, all funds submitted for the purchase of shares of common stock in the offering will be returned promptly with interest at [interest rate]% per annum. We may then resolicit all subscribers, giving them an opportunity to place a new order within a specified period of time. Funds received in the subscription and community offerings will be held in a segregated account at Midstate Community Bank and will earn interest at [interest rate]% per annum until completion of the offering.

Sandler O’Neill & Partners, L.P. will assist us in selling our shares of common stock on a best efforts basis. Sandler O’Neill & Partners, L.P. is not required to purchase any shares of the common stock that are being offered for sale.

We expect our directors and executive officers and their associates to purchase an aggregate of 130,000 shares, or 5.88%, of the shares at the minimum of the offering range. See “Summary—Purchases by Executive Officers and Directors.”

This investment involves a degree of risk, including the possible loss of your investment. Please read “Risk Factors” beginning on page 13.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of Shares	2,210,000	2,600,000	2,990,000	3,438,500

Gross offering proceeds	$22,100,000	$26,000,000	$29,900,000	$34,385,000
Estimated offering expenses (excluding marketing agent fees & expenses)	$582,589	$582,589	$582,589	$582,589
Estimated marketing agent fees and expenses (1)	$334,352	$373,820	$413,288	$458,676
Estimated net proceeds	$21,183,059	$25,043,591	$28,904,123	$33,343,735
Estimated net proceeds per share	$9.59	$9.63	$9.67	$9.70

(1)	Selling agent commissions shown assume that all shares are sold in the subscription offering and includes estimated expenses of $125,000. See “The Conversion and Offering—Marketing and Distribution; Compensation.”

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, Maryland Office of the Commissioner of Financial Regulation, Federal Deposit Insurance Corporation, Board of Governors of the Federal Reserve System, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center at (410)   -

The date of this prospectus is [Prospectus Date].

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Financial Statements and the notes to the Financial Statements.

In this prospectus, the terms “we, “our” and “us” refer to Midstate Bancorp, Inc. and Midstate Community Bank unless the context indicates another meaning. References to the “Bank” refer to Midstate Community Bank.

Midstate Community Bank

Midstate Community Bank is a Maryland state-chartered mutual savings bank located in the greater Towson, Maryland area. Midstate Building Association was formed in September 1940 from the merger of two banking associations - Druid Hill Perpetual Building Association, which was founded in 1884, and Govanstown Land, Loan and Building Association, which was formed in 1890, and has continuously operated in the greater Towson area since. In June 2012, Midstate Federal Savings and Loan Association converted from a federal mutual savings association to a Maryland-chartered mutual savings bank and changed to its current name, Midstate Community Bank. We provide financial services, primarily residential mortgage loans and retail deposit accounts, to individuals, primarily in Baltimore City, Baltimore County and western Harford County, Maryland. We currently have no branch offices or loan production offices.

As of December 31, 2013, Midstate Community Bank had total assets of $177.1 million, total loans, net, of $108.5 million, total deposits of $153.8 million and equity of $21.4 million. Our net income for the year ended December 31, 2013 was $970,000 compared to net income of $706,000 for the year ended December 31, 2012.

Our business consists of making loans, primarily one- to four-family residential mortgage loans, using deposits we attract and accept from the general public as well as funds generated from operations. We offer a variety of deposit accounts, including checking accounts, savings accounts, certificates of deposit and traditional and “Roth” individual retirement accounts. Our full service branch provides a drive-through facility for customers’ convenience. While we do have small portfolios of commercial and multifamily real estate loans, we do not currently make these loans or intend to make these types of loans in the foreseeable future. We intend to continue our focus on originating one- four-family residential mortgage loans and to grow this portfolio of loans. Our deposit products have traditionally focused on individuals, however, we are exploring ways to target small businesses in our area for our deposit products and other services. We also intend to develop products aimed at a younger demographic. Midstate Community Bank is committed to meeting the credit needs of the community, consistent with safe and sound operations.

Midstate Community Bank is subject to regulation and examination by the Maryland Office of the Commissioner of Financial Regulation and the Federal Deposit Insurance Corporation, also known as the FDIC. Our executive offices are located at 6810 York Road, Baltimore, Maryland 21212. Our telephone number at this address is (410) 377-4330. Our website address is www.midstatecb.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Midstate Bancorp, Inc.

The shares being offered will be issued by Midstate Bancorp, a newly formed Maryland corporation that will own all of the outstanding shares of common stock of Midstate Community Bank upon completion of the Bank’s mutual-to-stock conversion. Other than matters of an organizational nature, Midstate Bancorp has not engaged in any business to date. Upon completion of the conversion, Midstate Bancorp will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Maryland Office of the Commissioner of Financial Regulation. Midstate Bancorp’s executive and administrative office is located 6810 York Road, Baltimore, Maryland 21212. Our telephone number at this address is (410) 377-4330.

The Conversion and Our Organizational Structure

Pursuant to the terms of our plan of conversion, Midstate Community Bank will convert from a Maryland state-chartered mutual (meaning no stockholders) savings bank to a Maryland state-chartered commercial bank and will operate as a wholly owned subsidiary of Midstate Bancorp. As a part of the conversion, Midstate Bancorp, the newly formed proposed holding company for Midstate Community Bank, is offering for sale in a subscription offering and, if necessary, a community offering and a syndicated community offering, shares of its common stock.

Upon completion of the offering, Midstate Bancorp will own 100% of the outstanding shares of common stock of Midstate Community Bank, and all of the common stock of Midstate Bancorp will be owned by purchasers in the offering.

The following diagram depicts our corporate structure after the conversion and offering:

Our Business Strategy

Our current business strategy focuses primarily on creating sustainable profitability that enables asset growth while enhancing our regulatory capital. Highlights of our business strategy are as follows:

•	Reducing nonperforming assets. Our nonperforming assets constitute 4.76% of total assets at December 31, 2013, compared to 7.83% at December 31, 2012. We have curtailed origination of investor loans, land development loans and commercial real estate loans that tend to have a higher rate of nonperformance. We are actively working with nonperforming borrowers to restructure loans so that they can become performing. Further, we continue to evaluate each property and actively monitor and workout each nonperforming asset, and actively seek to sell foreclosed properties and to rent such properties if they cannot be sold at a reasonable price given market conditions.

•	Controlled asset growth funded by core deposits. We intend to maintain our focus on the origination of fixed rate residential mortgages even as we attempt to increase our variable rate loans. Given the current residential mortgage origination environment, we will focus on growing our portfolio of loans by specializing in originating loans not fully supported by the secondary market. This could include loans that offer opportunity for growth such as jumbo, condo and owner-occupied residential construction loans. We also intend to offer secondary market loan products that may provide customers additional loan options that the Bank cannot maintain in its portfolio.

•	Expand focus to business relationships. We have traditionally focused on the retail market and not on the business sector. However, we believe that our local market provides the Bank an opportunity to attract those small businesses, including sole proprietorships, that desire a deposit relationship with highly personalized service and competitive products and delivery channels, and that the large number of smaller (less than $10 million annual revenue) businesses in our market area presents an opportunity for Midstate Community Bank to grow over the next several years. Over the next several years we intend to develop deposit products and other services, including remote deposit capture and fee for income services such as merchant services, wire transfers, Automated Clearing House (ACH) payments and credit cards, that target the small business sector.

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•	Expanding retail customer relationships. Although the Bank has offered checking accounts for a number of years, it is still heavily reliant on certificates of deposit, as well as saving accounts. We believe it is important to decrease our dependence on certificates of deposit and grow noninterest-bearing checking deposits. To accomplish this, we intend to evaluate and determine which retail customer segments to more heavily target. In this regard we are considering the student market given the close proximity of Towson University to the Bank as well as nearby residential neighborhoods. We will also increase the education and development of office personnel to actively seek new customer relationships and expand existing relationships, evaluate current products and delivery channels to ensure that we offer products and services these target customer segments value.

•	Growth of noninterest revenue. Growing our noninterest revenue is a short- and long-term goal. We are in the process of evaluating all of our product offerings to ensure that we have the right products, for the right customers in the right delivery channels. Part of the evaluation is a fresh review of our fee structure to ensure that our products are designed to create value for both the customer and our Bank. In addition, we have entered into brokerage agreements with loan brokers to provide one- to four-family residential real estate loans. We believe there is much opportunity for the Bank in originating residential mortgages. This mortgage origination strategy will enhance net interest income by maintaining or increasing the Bank’s loans to assets ratio and potentially provide valuable noninterest income from those loans brokered in the secondary market.

•	Provide necessary resources to support revenue growth. It is our primary objective to generate revenue growth. To further this goal, we intend to adjust our cost structure to match our revenue growth expectations. This may mean that we need to invest in talent, education and technology to facilitate revenue growth. We currently have 16 full-time equivalent employees, and intend to invest a portion of the net proceeds of the offering to help expand our lending staff to supplement existing expertise. As a result, our efficiency ratio (noninterest expense as a percentage of noninterest revenue plus net interest income), which was 62.24% for the year ended December 31, 2013, may increase in the short term as we make these necessary investments to enhance revenue growth, but with the goal that such increases will be offset by increases in noninterest revenue and net interest income. In addition, we continuously evaluate the efficiency and effectiveness of all back office processes and procedures, identifying opportunities for enhanced productivity and efficiency. The Bank intends to hire an outside loan officer to broker loans to the secondary market which will enhance the Bank’s noninterest income. This loan officer may occasionally originate loans for the Bank as well.

•	Enhanced risk management. We believe that risk management will continue to be a key differentiator of banks going forward. We give keen attention to risk management bankwide identifying the right skill sets, processes, procedures and organizational and governance structures to ensure effective, sound risk management. The Bank has recently implemented a revised risk management framework that we believe is more comprehensive. By identifying, monitoring and reviewing risk exposure on a regular and recurring basis as well as allocating resources appropriately, we are prepared to proactively mitigate risks, which include strategic, compliance, credit, interest, liquidity, operational, price and reputational risk. The Bank hired an outside loan review firm to perform a comprehensive loan review as of December 31, 2012, including risk ratings on a portion of the loan portfolio.

Reasons for the Conversion and Offering

Consistent with our business strategy, the primary reasons for converting Midstate Community Bank to the stock form of organization and raising additional capital through the offering are:

•	to increase our capital and support future growth;

•	to enhance our ability to expand our product offerings, including developing products and programs to target small businesses and younger individuals;

•	to have greater flexibility to structure and finance the expansion of our operations;

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•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to enhance our community ties by providing customers and members of our community with the opportunity to acquire an ownership interest in Midstate Community Bank.

As of December 31, 2013, Midstate Community Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Maryland Office of the Commissioner of Financial Regulation or the FDIC to raise capital. As a result of the conversion, the proceeds from the offering will further improve our capital position during a period of significant economic, regulatory and political uncertainty.

See “The Conversion and Offering” for a more complete discussion of our reasons for conducting the conversion and offering.

Terms of the Offering

We are offering between 2,210,000 and 2,990,000 shares of common stock in a subscription offering to eligible depositors of Midstate Community Bank and to our tax-qualified employee benefit plans in a subscription offering. To the extent shares remain available, we may offer shares for sale in a community offering, with preference given to residents of Baltimore County and Baltimore City, Maryland. The number of shares of common stock to be sold may be increased to up to 3,438,500 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock offered is increased to more than 3,438,500 shares or decreased to fewer than 2,210,000 shares, or the offering is extended beyond [extension date], subscribers will not have the opportunity to change or cancel their stock orders once submitted.

The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Sandler O’Neill & Partners, L.P., our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

•	First, to depositors of Midstate Community Bank with aggregate account balances of at least $50 as of the close of business on December 31, 2012.

•	Second, to our tax-qualified employee benefit plans (specifically, Midstate Community Bank’s employee stock ownership plan), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 8% of the shares of common stock sold in the offering.

•	Third, to depositors of Midstate Community Bank with aggregate account balances of at least $50 as of the close of business on [supplemental eligibility date].

•	Fourth, Midstate Community Bank’s depositors as of the close of business on [voting record date] who are not in categories 1 or 3 above.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons and trusts of natural persons residing in Baltimore County (in which our office is located) and Baltimore City, Maryland. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. If shares remain available for sale following the subscription offering and community offering, we may also offer for sale shares of common stock through a “syndicated community offering” managed by Sandler O’Neill & Partners, L.P. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering. Any determination to accept or reject stock orders in the community offering or the syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

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If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

How We Determined the Offering Range and Price Per Share

The amount of common stock we are offering for sale is based on an independent appraisal of the estimated market value of Midstate Bancorp, assuming the conversion and offering are completed. Feldman Financial Advisors, Inc., our independent appraiser, has estimated that, as of April 21, 2014, this market value was $26.0 million. Based on Federal regulations this market value forms the midpoint of a valuation range with a minimum of $22.1 million and a maximum of $29.9 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 2,210,000 shares to 2,990,000 shares. We may sell up to 3,438,500 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal is based in part on Midstate Community Bank’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of bank holding companies that Feldman Financial Advisors considers comparable to Midstate Bancorp. The appraisal peer group consists of the following companies. Unless otherwise noted, asset size and other information is as of December 31, 2013.

Company Name	City	State	Ticker	Exchange	No of Offices	IPO Date	Total Assets ($000s)

Alliance Bancorp, Inc. of Pennsylvania	Broomall	PA	ALLB	NASDAQ	8	01/18/11	425,502
First Federal of Northern Michigan, Inc.	Alpena	MI	FFNM	NASDAQ	8	04/04/05	209,657
Georgetown Bancorp, Inc.	Georgetown	MA	GTWN	NASDAQ	3	07/12/12	263,033
Hamilton Bancorp, Inc.	Towson	MD	HBK	NASDAQ	5	10/10/12	300,470
LSB Financial Corp.	Lafayette	IN	LSBI	NASDAQ	5	02/03/95	367,581
Poage Bankshares, Inc.	Ashland	KY	PBSK	NASDAQ	10	09/13/11	289,230
Polonia Bancorp, Inc.	Huntington Valley	PA	PBCP	NASDAQ	6	11/13/12	305,583
Wellesley Bancorp, Inc.	Wellesley	MA	WEBK	NASDAQ	4	01/26/12	458,520
Wolverine Bancorp, Inc.	Midland	MI	WBKC	NASDAQ	4	01/20/11	297,761
WVS Financial Corp.	Pittsburgh	PA	WVFC	NASDAQ	6	11/29/93	314,033

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The following table presents a summary of selected pricing ratios for Midstate Bancorp (on a pro forma basis) and the peer group companies based on earnings and other information as of and for the twelve months ended December 31, 2013 and stock prices as of April 21, 2014, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 31.2% on a price-to-book value basis and a discount of 31.5% on a price-to-tangible book value basis.

	Price/Earnings Multiple		Price-to-Book Value	Price-to-Tangible Book Value

Midstate Bancorp
Adjusted Maximum	55.6	x	67.9%	67.9%
Maximum	45.5	x	64.0%	64.0%
Midpoint	37.0	x	60.0%	60.0%
Minimum	28.6	x	55.3%	55.3%

Peer group companies
Average	31.3	x	87.1%	87.5%
Median	30.5	x	84.4%	85.0%

Premium/(discount)	18.3%		-31.2%	-31.5%

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 13.

Furthermore, the pricing ratios presented in the appraisal were utilized by Feldman Financial Advisors to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering— How We Determined the Share Price and the Number of Shares to Be Issued in the Offering.”

How We Intend to Use the Proceeds From the Offering

We intend that Midstate Bancorp will invest 50% of the net proceeds from the offering in Midstate Community Bank, loan funds to our employee stock ownership plan to fund its purchase of our shares of common stock, and retain the remainder of the net proceeds from the offering. Therefore, assuming we sell 2,600,000 shares of common stock (the midpoint of the offering range) in the offering, and we have net proceeds of $25.0 million, we intend that Midstate Bancorp will invest $12.5 million in Midstate Community Bank, loan $2.1 million to our employee stock ownership plan to fund its purchase of shares of common stock, and retain the remaining $10.4 million of the net proceeds.

We may use the funds we retain to pay cash dividends, to repurchase shares of common stock (subject to compliance with regulatory requirements), for investments, to expand our banking franchise through de novo branching, branch acquisitions or acquisitions of other financial institutions, or for other general corporate purposes. Midstate Community Bank may use the proceeds it receives from us to support increased lending and the development of other products and services, including the hiring of additional loan staff.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

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Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased by a person is 25.

Generally, the maximum number of shares of common stock that can be ordered by any person through a single deposit account is 25,000 shares ($250,000) of common stock. If any of the following persons or entities purchase shares of common stock, their purchases, in all categories of the offering combined, when aggregated with your purchases through all accounts, cannot exceed 50,000 shares ($500,000) of common stock:

•	any person, including your spouse or relatives of you or your spouse, who resides with you or who is a director or officer of Midstate Community Bank or Midstate Bancorp;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; and

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation. See the detailed descriptions of “acting in concert” and “associate” in the section of this prospectus headed “The Conversion and Offering—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order, made payable to “Midstate Bancorp, Inc.”; or

•	authorizing us to withdraw funds from the types of Midstate Community Bank deposit accounts permitted on the stock order form.

Please do not submit cash or wire transfers. Midstate Community Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a Midstate Community Bank line of credit check or any type of third party check to pay for shares of common stock. On the stock order form, you may not designate withdrawal from Midstate Community Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. You may not authorize direct withdrawal from a Midstate Community Bank retirement account. See “—Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

You may subscribe for shares of common stock in the offering by delivering a signed and completed stock order form, together with full payment payable to Midstate Bancorp, Inc. or authorization to withdraw funds from one or more of your Midstate Community Bank deposit accounts, provided that the stock order form is received before 4:00 p.m., Eastern Time, on [expiration date]. You may submit your stock order form and payment by mail using the stock order reply envelope provided, by overnight delivery to our Stock Information Center at the address noted on the stock order form or by hand-delivery to Midstate Community Bank’s office, located at 6810 York Road, Baltimore, Maryland. Hand-delivered stock order forms will only be accepted at this location. Please do not mail stock order forms to Midstate Community Bank. Once submitted, your order will be irrevocable unless the offering is terminated or is extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 3,438,500 shares or decreased to less than 2,210,000 shares.

For a complete description of how to purchase shares in the offering, see “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription Offering and the Community Offering.”

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Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings

You may be able to subscribe for shares of common stock using funds in your individual retirement account (“IRA”) or other retirement accounts. If you wish to use some or all of the funds in your IRA or other retirement account held at Midstate Community Bank, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order, and the purchase must be made through that account. If you do not have such an account, you will need to establish one. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the [expiration date] offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at Midstate Community Bank or elsewhere. Whether you have the ability to use such funds for the purchase of shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the offering, see “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription Offering and the Community Offering—Using Retirement Account Funds to Purchase Shares.”

You May Not Sell or Transfer Your Subscription Rights

You are not allowed to transfer your subscription rights, and we will act to ensure that you do not do so. With the exception of individual retirement account stock purchases, the subscription rights of a qualifying account may not be transferred to an account that is in a different form of ownership. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights.

Purchases by Executive Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 130,000 shares ($1.3 million) of common stock in the offering, representing 5.88% of the shares to be sold at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.

Purchases by our directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. For more information on the proposed purchases of shares of common stock by our directors and executive officers, see “Subscriptions by Directors and Executive Officers.”

Deadline for Orders of Common Stock in the Subscription Offering and Community Offering

The deadline for purchasing shares of common stock in the offering is 4:00 p.m., Eastern Time, on [expiration date], unless we extend the subscription offering and/or the community offering. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 2,210,000 shares of common stock, we may take the following steps to issue the minimum number of shares of common stock in the offering range:

•	increase the purchase limitations;

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•	seek regulatory approval to extend the offering beyond [extension date]; or

•	terminate the offering, return funds with interest and cancel deposit account withdrawal authorizations.

If we extend the offering past [extension date], we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorization will be cancelled or your funds submitted will be returned promptly with interest at [interest rate]% per annum from the date the stock order was processed. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the newly applicable limit.

Possible Change in the Offering Range

Feldman Financial Advisors will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, Feldman Financial Advisors determines that our pro forma market value has increased, we may sell up to 3,438,500 shares in the offering without notice to you. If our pro forma market value at that time is either below $22.1 million or above $34.4 million, then, after consulting with the Maryland Office of the Commissioner of Financial Regulation and the FDIC, we may:

•	terminate the offering, cancel deposit account withdrawal applications and promptly return all funds received in the offering (with interest at [interest rate]% per annum paid on funds received in the subscription and community offerings);

•	set a new offering range; or

•	take such other actions as may be permitted by the Maryland Office of the Commissioner of Financial Regulation, the FDIC, the Federal Reserve Board, the Financial Industry Regulatory Authority and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at [interest rate]% per annum for funds received in the subscription and community offerings, cancel deposit account withdrawal authorizations and commence a resolicitation. In connection with the resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Offering

We may terminate the offering at any time and for any reason prior to the special meeting of members of Midstate Community Bank that is being called to vote upon the conversion, or at any time after member approval with the concurrence of the Maryland Office of the Commissioner of Financial Regulation and the FDIC. If we terminate the offering, we will promptly return your funds with interest at [interest rate]% per annum, for funds received in the subscription and community offerings, and cancel deposit account withdrawal authorizations.

Conditions to Completion of the Conversion

The Board of Directors of Midstate Community Bank has approved the plan of conversion. The Maryland Office of the Commissioner of Financial Regulation and the FDIC each conditionally approved the plan of conversion on ________, 2014 and _______, 2014, respectively. On ________, 2014, the Federal Reserve Board issued its approval required in connection with the conversion and the formation of the new holding company. We cannot complete the conversion and the offering unless:

•	the plan of conversion is approved by at least a majority of votes eligible to be cast by members (depositors) of Midstate Community Bank as of [voting record date];

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•	we receive and accept orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive final approval and non-objection from the Maryland Office of the Commissioner of Financial Regulation and the FDIC, respectively, to complete the conversion and the offering.

Any approval by the Maryland Office of the Commissioner of Financial Regulation, the FDIC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

Our Dividend Policy

Following completion of the offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions, and our ability to pay dividends may depend on Midstate Bancorp’s receipt of capital distributions from the Bank. See “Our Dividend Policy” in this prospectus for additional information regarding our dividend policy.

Market for Common Stock

We anticipate that the common stock sold in the offering will be quoted on the Over-the-Counter (“OTC”) Bulletin Board. See “Market for the Common Stock.” Sandler O’Neill & Partners, L.P. currently intends to make a market in the shares of our common stock, but is under no obligation to do so.

Delivery of Shares of Common Stock Purchased in the Offering

All shares of Midstate Bancorp, Inc. common stock sold will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order form as soon as practicable following consummation of the conversion. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all our employees, to purchase 8.0% of the total number of shares of common stock sold in the offering. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering. We reserve the right to purchase shares of common stock in the open market following the offering in order to fund all or a portion of the employee stock ownership plan.

Purchases by the employee stock ownership plan in the offering will be included in determining whether the required minimum number of shares have been sold in the offering. Subject to market conditions and receipt of regulatory approval, and regardless of whether or not shares are available for purchase by the employee stock ownership plan in the subscription offering, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the offering in order to fill all or a portion of the employee stock ownership plan’s intended subscription.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion. The stock-based benefit plan will not be established sooner than six months after the offering and, if adopted within one year after the offering, would require the approval by stockholders owning a majority of the outstanding shares of common stock of Midstate Bancorp. If the stock-based benefit plan is established more than one year after the offering, it would require the approval of our stockholders by a majority of votes cast.

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If adopted within 12 months following the completion of the conversion, the stock-based benefit plans will reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering, or up to 119,600 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plans will also reserve a number of shares equal to not more than 10% of the shares of common stock sold in the offering, or up to 299,000 shares of common stock at the maximum of the offering range, for the exercise of stock options granted to key employees and directors. If the stock-based benefit plans are adopted more than one year from the date of the completion of the conversion, the 10% and 4% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 418,600 shares of our common stock assuming the maximum of the offering range. However, there are other applicable regulatory requirements that will relate to the stock-based benefit plans if adopted or maintained during the first three years after the conversion, including that, for three years after the conversion, no person may, directly or indirectly, acquire or offer to acquire beneficial ownership of more than 10% of any class of our equity securities without regulatory approval. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or whether we will present these plans for stockholder approval more than 12 months after the completion of the conversion.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that would be available under one or more stock-based benefit plans if such plans are adopted within one year following the completion of the conversion and the offering. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees.

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Employee Stock Benefit Plans

	Number of Shares					Value of Grants (in thousands)[1]
	At Minimum of Range	At Maximum of Range	At Adjusted Maximum of Range	As a % of Common Stock Issued[2]	Dilution Resulting From Issuance	At Minimum of Range	At Maximum of Range	At Adjusted Maximum of Range

ESOP	176,800	239,200	275,080	8.00%	—	$1,768	$2,392	$2,751
Restricted stock	88,400	119,600	137,540	4.00%	3.85%	884	1,196	1,375
Stock options	221,000	299,000	343,850	10.00%	9.09%	807	1,091	1,255
Total	486,200	657,800	756,470	22.00%	12.28%	$3,459	$4,679	$5,381

In addition to the stock-based benefit plans that we may adopt, we intend to enter into employment agreements with our three executive officers. See “Management of Midstate Bancorp, Inc.—Executive Officer Compensation—Proposed Employment Agreements” in this prospectus for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefit arrangements.

Tax Consequences

Midstate Community Bank and Midstate Bancorp have received an opinion of counsel, Ober, Kaler, Grimes & Shriver, a Professional Corporation, regarding the material federal income tax consequences of the conversion, and have received an opinion of Rowles & Company, LLP, regarding the material Maryland state tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Midstate Community Bank, Midstate Bancorp or persons eligible to subscribe in the subscription offering. See the section of this prospectus entitled “The Conversion and Offering—Material Income Tax Consequences” for additional information regarding taxes.

Emerging Growth Company Status

As an “emerging growth company,” we are not subject to certain reporting and other requirements that are applicable to other public companies that do not qualify as emerging growth companies under the federal securities laws. These include, but are not limited to, certain disclosures about our executive compensation, compensation discussion and analysis, and the requirement of holding a non-binding advisory vote on executive compensation. We also will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the additional level of review of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important. For additional information regarding our status as an emerging growth company, see “Supervision and Regulation —Emerging Growth Company Status.”

1 The actual value of ESOP allocations and restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, the fair value of shares underlying the employee stock ownership plan and the stock-based benefit plans is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.65 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 3.04%; and a volatility rate of 19.42% based on an index of publicly traded thrift institutions. The actual expense of the options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be Black-Scholes.

2 The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.

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How You Can Obtain Additional Information – Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center at (410) ___- ____, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

Difficult market conditions and economic trends have adversely affected the banking industry and could adversely affect our business, financial condition and results of operations.

Midstate Community Bank is operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and locally in its markets. Financial institutions continue to be affected by real estate market conditions that have negatively impacted the credit performance of mortgage loans and resulted in significant write-downs of assets by many financial institutions, including Midstate Community Bank. Concerns over the stability of the financial markets and the economy have resulted in decreased lending by financial institutions to their customers and to each other. Given the nature of our loan portfolio, we have direct exposure to the residential real estate markets, and we are affected by these events. Our ability to assess the creditworthiness of customers and to estimate the losses inherent in our credit portfolio is made more complex by these difficult market and economic conditions.

Although the U.S. economy has emerged from the severe recession that began in December 2007 and officially ended in June 2009, economic growth has been slow and uneven, and unemployment levels remain high. A return to prolonged deteriorating economic conditions could significantly affect the markets in which we do business, the value of our loans and investments as well as the real estate securing our loans, and our ongoing operations, costs and profitability. Further declines in sales volumes and continued elevated unemployment levels may result in higher than expected loan delinquencies, increases in our nonperforming and classified assets as well as foreclosures, and a decline in demand for our products and services. These events may cause us to incur losses and may adversely affect our financial condition and results of operations.

While economic conditions in Maryland and the U.S. are showing signs of recovery, there is no assurance that the economy will continue to improve. Although there are signs that the real estate market is recovering, depressed home sales volumes and financial stress on borrowers as a result of the weak economic environment, including job losses, could have an adverse effect on our borrowers, which could adversely affect our business, financial condition and results of operations.

A continuation or worsening of credit markets and economic conditions could adversely affect our capital.

We are required to maintain certain capital levels in accordance with banking regulations. We must also seek to maintain adequate funding sources in the normal course of business to support our lending and investment operations and repay our outstanding liabilities as they become due. Our liquidity may be adversely affected by the current environment of economic uncertainty reducing business activity as a result of, among other factors, disruptions in the financial system in the recent past, concerns regarding U.S. debt levels and related governmental actions, including potential tax increases and cuts in government spending, and continuing economic problems in Europe including concerns over debt levels. These investment write-downs have caused financial institutions to seek additional capital. If adverse conditions continue or worsen, we may be required to raise additional capital as well to maintain adequate capital levels or to otherwise finance our business. Such capital, however, may not be available when we need it or may be available only on unfavorable terms. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our liquidity, financial condition, results of operations and prospects. Further, if we raise capital by issuing stock, the holdings of our current stockholders would be diluted.

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If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could be adversely affected.

We are exposed to the risk that our borrowers may default on their obligations. A borrower’s default on its obligations under one or more loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the collection and work-out of the loan. In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, we may have to charge the loan off, in whole or in part. In such situations, we may acquire real estate or other assets, if any, that secure the loan through foreclosure or other similar available remedies, and the amount owed under the defaulted loan may exceed the value of the assets acquired.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of borrowers and the value of real estate and other assets serving as collateral for the repayment of most of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover future incurred losses in our loan portfolio and additions to the allowance could materially decrease our net income. Our allowance for loan losses was 0.75% of total loans and 15.85% of nonperforming loans at December 31, 2013. If delinquencies and defaults rise, we may be required to further increase our provision for loan losses.

In addition, bank regulators periodically review our allowance for loan losses and may require an increase in the provision for loan losses or further loan charge-offs to the allowance for loan losses. Any increase in the allowance for loan losses or loan charge-offs might have a material adverse effect on our financial condition and results of operations.

Our loans are secured by real estate and the weak economic recovery and weak residential real estate market in our primary market could be detrimental to our financial condition and results of operations.

Real estate loans make up more than 99% of our loan portfolio. The residential and commercial real estate sectors of the U.S. economy experienced an economic slowdown during and following the last recession and remains weak. Specifically, the values of residential and commercial real estate located in our market area declined significantly in recent years. Although such real estate values have shown modest improvement recently, such improved values may not continue. If our loans become troubled during a time when market conditions are declining or have declined, then we may not be able to realize the full value of the collateral that we anticipated at the time of originating the loan, which could require us to increase our provision for loan losses and adversely affect our financial condition and results of operations. Further, if housing markets in our market area do not steadily improve or it deteriorates, we may experience an increase in nonperforming loans, provisions for loan losses and charge-offs and, therefore, a decrease in profitability and capital.

Our profitability depends significantly on local economic conditions in the areas where our operations and loans are concentrated.

Our profitability depends on the general economic conditions in our market area of Baltimore City, Baltimore County and western Harford County, Maryland. Unlike larger banks that are more geographically diversified, we provide banking and financial services to clients primarily in this market area, and the majority of our loans are secured by properties located in our primary market area. As a result, we have a greater risk of loan defaults and losses in the event of an economic downturn in our market area as adverse economic changes may have a negative effect on the ability of our borrowers to make timely repayment of their loans. Sustained high levels of or increases in unemployment or declines in collateral values could be a factor requiring us to make additional provisions to the allowance for loan losses, which would have a negative impact on net income. Additionally, if we are required to liquidate a significant amount of collateral during a period of reduced real estate values to satisfy the debt, our earnings and capital could be adversely affected.

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Further, changes in the national and local economy may adversely affect our ability to attract deposits and to make loans. In particular, due to our proximity to Washington, D.C., borrowers in our market area are more likely to be impacted than borrowers in most other areas of the country from cuts in federal spending due to sequestration or other measures implemented to trim the national debt and federal government spending. Such risks are beyond our control and may have a material adverse effect on our financial condition and results of operations and, in turn, the value of Midstate Bancorp’s common stock. Other political conditions, including acts or threats of war, terrorism, an outbreak of hostilities or other international or domestic calamities, or other factors beyond our control could impact local economic conditions and could negatively affect the financial results of our banking operations.

If the value of real estate in our market area were to decline materially, our loan portfolio could become under-collateralized, which could have a material adverse effect on our asset quality, capital structure and profitability.

Almost our entire loan portfolio is comprised of loans secured by real estate. The real estate collateral that provides the primary source of repayment in the event of default may deteriorate in value during the term of the loan as a result of changes in economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax and other laws and acts of nature. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, as in recent years, our earnings and capital could be adversely affected. We are subject to increased lending risks in the form of loan defaults as a result of the high concentration of real estate lending in our loan portfolio in the event that the recent improvement in the real estate market in the Baltimore area is not sustained. A weak real estate market in our primary market area could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate collateral securing our loans and the value of real estate we own as a result of foreclosure. If real estate values decline, it is also more likely that we would be required to increase our allowance for loan losses, which could adversely affect our financial condition and results of operations.

Our small size makes it more difficult for us to compete.

Our small asset size makes it difficult to compete with other financial institutions that are generally larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. At December 31, 2013, we had $177.1 million of total assets, $108.5 million of loans, net of the allowance for loan losses, $41.1 million of investment securities, $153.8 million of total deposits and $21.4 million of total equity. Our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Our small size also means that we are not always able to offer new products and services as quickly as our competitors, and our earnings as related to our size also makes it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base makes it relatively more difficult to generate meaningful noninterest revenue from other activities such as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Historically low interest rates may adversely affect our net interest income and profitability.

In recent years it has been the policy of the Federal Reserve Board to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. As a result, interest rates on the loans we have originated and the yields on securities we have purchased have been at historically low levels. As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, which could result in a decrease in net interest income in the short term. However, our ability to reduce our interest expense is somewhat limited at these interest rate levels (although given our above-market rates, not as much as our competitors) while the average yield on our interest-earning assets may continue to decrease. The Federal Reserve Board has indicated that it intends to maintain low interest rates in the immediate future. Accordingly, our net interest income (the difference between interest income earned on assets and interest expense paid on liabilities) may decrease as new loans are made with lower interest rates, which could have an adverse affect on our profitability.

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Our business is subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

The majority of our assets and liabilities are monetary in nature and subject us to significant risk from changes in interest rates. Fluctuations in interest rates are not predictable or controllable. Like most financial institutions, changes in interest rates can impact our net interest income, which is the difference between interest earned from interest-earning assets, such as loans and investment securities, and interest paid on interest-bearing liabilities, which consist of deposits, as well as the valuation of its assets and liabilities. We expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” will negatively impact earnings. Many factors impact interest rates, including governmental monetary policies, inflation, recession, changes in unemployment, the money supply, and international disorder and instability in domestic and foreign financial markets.

Based on our analysis of the interest rate sensitivity of our assets, an increase in the general level of interest rates may negatively affect the market value of our portfolio equity, but will positively affect our net interest income since a portion of our assets have floating rates of interest that adjust fairly quickly to changes in market rates of interest. However, an increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans. A decrease in the general level of interest rates may affect us through, among other things, increased prepayments on our loan and mortgage-backed securities portfolios. Accordingly, changes in the level of market interest rates affect our net yield on interest-earning assets, loan origination volume, loan and mortgage-backed securities portfolios, and our overall financial results. Although our asset liability management strategy is designed to control our risk from changes in market interest rates, it may not be able to prevent changes in interest rates from having a material adverse effect on our results of operations and financial condition.

Proposed and final regulations could restrict our ability to originate residential real estate loans.

The Consumer Financial Protection Bureau the (“CFPB”) has issued a rule, effective January 10, 2014, designed to clarify for lenders how they can avoid legal liability under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which would otherwise hold lenders accountable for ensuring a borrower’s ability to repay a mortgage. Loans that meet the definition of “qualified mortgage” under this rule will be presumed to have complied with the new ability-to-repay standard. Under the CFPB’s rule, a “qualified mortgage” loan must not contain certain specified features.

The rule also establishes general underwriting criteria for qualified mortgages, including that the consumer must have a total (or “back end”) debt-to-income ratio that is less than or equal to 43%. Lenders must also verify and document the income and financial resources relied upon to qualify the borrower on the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments. The CFPB’s rule on qualified mortgages could limit our ability or desire to make certain types of loans or loans to certain borrowers, or could make it more costly/and or time consuming to make these loans, which could limit our growth or profitability.

In addition, the Dodd-Frank Act requires the regulatory agencies to issue regulations that require securitizers of loans to retain “not less than 5% of the credit risk for any asset that is not a qualified residential mortgage.” The regulatory agencies initially issued a proposed rule to implement this requirement in April 2011. A revised proposed rule was issued in August 2013. The Dodd-Frank Act provides that the definition of “qualified residential mortgage” can be no broader than the definition of “qualified mortgage” issued by the CFPB for purposes of its regulations.

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We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected by the actions of our employees or otherwise, our business and, therefore, our operating results may be materially adversely affected.

The short-term and long-term impact of the changing regulatory capital requirements and new capital rules is uncertain.

In July 2013, the FDIC approved revisions to its capital adequacy rules to implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. The new rules will substantially amend the regulatory risk-based capital requirements applicable to Midstate Community Bank.

The final rules include new minimum risk-based capital and leverage ratios, which will be effective for Midstate Community Bank on January 1, 2015, and revises the definition of what constitutes “capital” for purposes of calculating these ratios. The new minimum capital requirements will be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4%. The rules also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity Tier 1 capital. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses to executive officers if its capital levels fall below the buffer amounts. The capital conservation buffer requirement will be phased in beginning January 1, 2016, requiring during 2016 a buffer amount greater than 0.625% in order to avoid these limitations, and increasing the amount each year until beginning January 1, 2019, when the buffer amount must be greater than 2.5% in order to avoid these limitations.

The application of more stringent capital requirements for Midstate Community Bank could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions such as the inability to pay dividends or repurchase shares if we were to be unable to comply with such requirements.

System failure or cybersecurity breaches of our network security could subject us to increased operating costs as well as litigation and other potential losses as well as damage our reputation.

The computer systems and network infrastructure we use could be vulnerable to unforeseen hardware and cybersecurity issues. Our operations are dependent upon our ability to protect our computer equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event. Any damage or failure that causes an interruption in our operations could have an adverse effect on our financial condition and results of operations. In addition, our operations are dependent upon our ability to protect the computer systems and network infrastructure utilized by us, including our Internet banking activities, against damage from physical break-ins, cybersecurity breaches and other disruptive problems caused by unsafe practices. Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through our computer systems and network infrastructure, which may result in significant liability to us, damage our reputation and inhibit current and potential customers from our Internet banking services. We rely on standard internet and other security systems to provide the security and authentication necessary to effect secure transmission of data. Each year, we test the infrastructure of our computer systems and network to mitigate the possibility of cybersecurity breaches, including firewall and penetration testing. We add to or correct such infrastructure as determined by the testing results. However, because all customer information is stored at our core processor’s site, possible compromises or breaches of our security measures would be less severe. We continue to investigate cost effective measures as well as insurance protection.

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In addition, we outsource a majority of the data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business, subject us to additional regulatory scrutiny, or could expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. Among our competitors are much larger and more diversified institutions, which have greater resources, name recognition and market presence and offer more products and services than we do. Financial institution competitors in our market area include primarily commercial banks, including banks with a national and regional presence. There are also a number of smaller community-based banks that pursue similar operating strategies as us. Competitive pressures will also likely continue to build as the financial services industry continues to consolidate and as additional non-bank investment options for consumers become available.

Although interest rates on our loans are competitive and the interest rates we pay on deposits are generally higher than our competitors, in changing market conditions our larger competitors may have greater flexibility to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected.

Consumers may decide not to use banks to complete their financial transactions.

Technology and other changes are allowing consumers to complete financial transactions through alternative methods than those that historically have involved banks. For example, consumers can now maintain funds that would have historically been held as bank deposits in brokerage accounts, mutual funds or general-purpose reloadable prepaid cards. Consumers can also complete transactions such as paying bills and transferring funds directly without the assistance of banks. The process of eliminating banks as intermediaries could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from the use of those deposits. The loss of these revenue streams and the lower cost of deposits as a source of funds could have a material adverse effect on our financial condition and results of operations.

Our need to comply with extensive and complex governmental regulation could have an adverse effect on our business and our growth strategy, and we may be adversely affected by changes in laws and regulations.

Midstate Community Bank is subject to extensive regulation, supervision and examination by the Maryland Office of the Commissioner of Financial Regulation and the FDIC, and Midstate Bancorp is subject to examination, regulation and supervision by the Maryland Office of the Commissioner of Financial Regulation and the Federal Reserve Board. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors of Midstate Community Bank rather than for holders of Midstate Bancorp’s common stock. Regulatory requirements affect our lending practices, capital structure, investment practices, dividend policy, ability to attract and retain personnel and many other aspects of our business. These requirements may constrain our rate of growth and changes in regulations could adversely affect us. The burden imposed by these federal and state regulations may place banks in general, and Midstate Community Bank specifically, at a competitive disadvantage compared to less regulated competitors. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to operate profitably.

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Further, regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, classification of our assets and determination of the level of our allowance for loan losses. If regulators require Midstate Community Bank to charge-off loans or increase its allowance for loan losses, our earnings would suffer. Any change in such regulation and oversight, whether in the form of regulatory policy, regulation, legislation or supervisory action, may have a material impact on our operations. For a further discussion, see “Supervision and Regulation.”

In addition, because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal regulation of financial institutions may change in the future and impact our operations. Changes in regulation and oversight, including in the form of changes to statutes, regulations or regulatory policies or changes in interpretation or implementation of statutes, regulations or policies, could affect the service and products we offer, increase our operating expenses, increase compliance challenges and otherwise adversely impact our financial performance and condition. In addition, the burden imposed by these federal and state regulations may place banks in general, and Midstate Community Bank specifically, at a competitive disadvantage compared to less regulated competitors.

The Dodd-Frank Act may adversely impact our results of operations, liquidity or financial condition.

The Dodd-Frank Act represents a comprehensive overhaul of the U.S. financial services industry. Among other things, the Dodd-Frank Act established the new federal CFPB, included provisions that allow financial institutions to pay interest on business checking accounts and broadened the base for FDIC insurance assessments, and also included new restrictions on how mortgage brokers and loan originators may be compensated. The Dodd-Frank Act requires the CFPB and other federal agencies to implement many new and significant rules and regulations to implement its various provisions. We will not know the full impact of the Dodd-Frank Act on our business for years until regulations implementing the statute are fully implemented. As a result, we cannot at this time predict the extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with these new laws and regulations may require us to make changes to our business and operations and will likely result in additional costs and a diversion of management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition.

Our risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.

Our risk management framework is designed to minimize risk and loss. We seek to identify, measure, monitor, report and control exposure to risk, including, but not limited to, strategic, market, liquidity, compliance and operational risks. While we use a broad and diversified set of risk monitoring and mitigation techniques, these techniques are inherently limited because they cannot anticipate the existence or future development of currently unanticipated or unknown risks. Recent economic conditions and heightened legislative and regulatory scrutiny of the financial services industry, among other developments, have increased our level of risk. Accordingly, we could suffer losses as a result of our failure to properly anticipate and manage these risks.

Risks Related to the Offering

The future price of our common stock may be less than the purchase price in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them at or above the purchase price in the offering. The purchase price in the offering is based upon an independent third-party appraisal of our pro forma market value. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Our aggregate pro forma market value as reflected in the final independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

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We have never issued capital stock and there is no guarantee that a liquid market for our common stock will develop.

We have never issued capital stock and there is no established market for our common stock. Due to the relatively small size of our initial public offering, we anticipate that our stock will be quoted on the OTC Bulletin Board, subject to completion of the offering and compliance with certain conditions. The OTC Bulletin Board is a market with less liquidity and fewer buyers and sellers than the NASDAQ Stock Market or other stock exchanges. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. In addition, our public “float,” which is the total number of our outstanding shares less the shares held by our employee stock ownership plan and our directors and executive officers, is likely to be quite limited. As a result, an active trading market for the common stock may not develop, and if an active market develops, it may not continue. Purchasers of common stock in this offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

Our share price will fluctuate, which may make it difficult for you to sell your common stock.

The market price of our common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects. As a result, the market price of our common stock may be below the price you want to sell it at if and when you decide to sell your shares of common stock. Factors that may affect market sentiment include:

•	operating results that vary from the expectations of our management or of securities analysts and investors;

•	developments in our business or in the financial service sector generally;

•	regulatory or legislative changes affecting our industry generally or our business and operations;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	changes in estimates or recommendations by securities analysts;

•	announcements of strategic developments, acquisitions, dispositions, financings and other material events by us or our competitors; and

•	changes in financial markets and national and local economies and general market conditions, such as interest rates and stock, commodity, credit or asset valuations or volatility.

Beginning in mid-2007 and through the present, the business environment for financial services firms has been extremely challenging. During this period many publicly traded financial services companies have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance or prospects of such companies. We may experience market fluctuations that are not directly related to our operating performance but are influenced by the market’s perception of the state of the financial services industry in general and, in particular, the market’s assessment of general credit quality conditions, including default and foreclosure rates in the industry.

While the U.S. and other governments continue efforts to restore confidence in financial markets and promote economic growth, further market and economic turmoil could still occur in the near- or long-term, negatively affecting our business, financial condition and results of operations, as well as the price, trading volume and volatility of our common stock.

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Our return on equity will be low following the offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Following the offering, we expect our equity to increase from $21.4 million at December 31, 2013 to between $40.0 million at the minimum of the offering range and $50.6 million at the adjusted maximum of the offering range. See “Capitalization.” Based upon our pro forma annualized net income for the year ended December 31, 2013, and these pro forma equity levels, our annualized return on equity would be approximately 1.77% and 1.11% at the minimum and adjusted maximum of the offering range, respectively. Our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of operating as a public company and added expenses associated with our employee stock ownership plan and the stock-based incentive plan we intend to adopt. We expect our return on equity to remain below industry average, which may reduce the value of our shares of common stock, until we are able to leverage the additional capital we receive from the offering and increase our net interest income and noninterest revenue.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8.0% of the total shares of common stock sold in the offering with funds borrowed from Midstate Bancorp. The cost of acquiring the shares of common stock for the employee stock ownership plan in the offering will be between $1,768,000 at the minimum of the offering range and $2,750,800 million at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt one or more stock-based benefit plans after the offering that would award participants (at no cost to them) shares of our common stock and/or options to purchase shares of our common stock. The number of shares reserved for awards of restricted stock or grants of stock options under any initial stock-based benefit plan may not exceed 4% (3% in certain circumstances) and 10%, respectively, of the total shares sold in the offering, if these plans are adopted within 12 months after the completion of the conversion. We may reserve shares of common stock for stock awards and stock options in excess of these amounts, provided the stock-based benefit plan is adopted more than one year following the offering.

Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is ten years; the risk free interest rate is 3.04% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 19.42% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options using a Black-Scholes option pricing analysis is $3.65 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding pre-tax expense in the first year following the offering for stock option shares issued has been estimated to be $251,000 at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense in the first year following the offering associated with restricted stock awarded under the stock-based benefit plan has been estimated to be $275,000 at the adjusted maximum of the offering range. Moreover, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The fair value of the shares of restricted stock on the date granted under the stock-based benefit plan will be expensed by us over the vesting period of the shares. If the shares of restricted stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by Midstate Bancorp) and cost the same as the purchase price in the offering, the reduction to stockholders’ equity due to the stock-based benefit plan would be $1.4 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the amounts described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than described above.

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The implementation of stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) and/or options to purchase shares of our common stock, following the offering. These stock-based benefit plans will be funded either through open market purchases of shares of common stock, if permitted, or from the issuance of authorized but unissued shares of common stock. Stockholders would experience a reduction in ownership interest totaling 12.28% in the event newly issued shares are used to fund stock options and awards of shares of common stock under these plans in an amount equal to 10% and 4%, respectively, of the shares sold in the offering. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plans are adopted more than one year following the offering. The implementation of the stock-based benefit plans will be subject to stockholder approval.

We intend to enter into agreements with our President and Chief Executive Officer, our Treasurer and Chief Financial Officer and one of our employees, which may increase our compensation costs and the cost of acquiring us.

We intend to enter into employment agreements with N. Alan Anthony, our President and Chief Executive Officer, and Paul A. Lovelace, our Treasurer and Chief Financial Officer, that will provide for payments in connection with certain termination events. In the event of termination of employment of Messrs. Anthony and Lovelace other than for cause, as set forth in their employment agreements, and assuming the agreements were in effect, the employment agreements provide for cash severance benefits that would cost up to approximately $967,980 in the aggregate based on these executives’ current compensation. Further, upon their termination without cause or resignation with good reason within six months of a change in control, all as defined in the employment agreements, Messrs. Anthony and Lovelace would each be entitled to receive a lump sum payment equal to 2.99 times their average annual compensation during the five years prior to the change in control. Based on current salary and benefit levels, these agreements would cost up to approximately $939,159 if Messrs. Anthony and Lovelace were terminated without cause or resign with good reason within six months of a change in control. In addition, we intend to enter into a change in control agreement with one of our employees. Such agreement would provide the employee with a lump sum payment equal to two times the sum of her base salary and the highest bonus amount she received during the prior three years if she is terminated without cause within six months of a change of control, as defined in the agreement. Based on the employee’s current salary level, this agreement would cost approximately $99,000 if the employee was terminated without cause within six months of a change in control.

We have broad discretion in using the proceeds of the offering. Our failure to effectively use such proceeds could reduce our profits.

Midstate Bancorp will use a portion of the net proceeds to finance the purchase of shares of common stock in the offering by the employee stock ownership plan, and may use the remaining net proceeds to purchase investment securities, repurchase shares of common stock, deposit funds in Midstate Community Bank, pay dividends on our common stock, establish or acquire other branches or for other general corporate purposes. Midstate Community Bank may use the proceeds it receives to fund new loans, develop other products and services, establish or acquire new branches, purchase investment securities, or for general corporate purposes. After one year following the conversion, we may repurchase shares of common stock, subject to regulatory restrictions. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

Various factors may make takeover attempts more difficult to achieve, which could negatively affect the market price of the common stock or prevent transactions that might have resulted in stockholders receiving a premium for their shares.

Our Board of Directors has no current intention to sell control of Midstate Bancorp. Provisions of our articles of incorporation and bylaws, Maryland law and various other factors may make it more difficult for companies or persons to acquire control of Midstate Bancorp without the consent of our Board of Directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. The factors that may discourage takeover attempts or make them more difficult include:

FDIC Regulations. FDIC regulations prohibit, for three years following the completion of a conversion, the direct or indirect acquisition of more than 10% of any class of equity security of a converted savings institution without the prior approval of the FDIC. Further, our articles of incorporation contain a provision that prohibits any person from voting in excess of 10% of our shares of common stock. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office.

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Articles of incorporation and statutory provisions. Provisions of the articles of incorporation and bylaws of Midstate Bancorp and Maryland law may make it more difficult and expensive to pursue a takeover attempt that management opposes, even if the takeover is favored by a majority of our stockholders. See “Restrictions on Acquisition of Midstate Bancorp, Inc.” These provisions also would make it more difficult to remove our current Board of Directors or management, or to elect new directors. Specifically, our articles of incorporation include limitations on voting rights of beneficial owners of more than 10% of our common stock, the election of directors to staggered terms of three years and not permitting cumulative voting in the election of directors. Our bylaws also contain provisions regarding the timing and content of stockholder proposals and nominations and qualification for service on the Board of Directors.

Required change-in-control payments. We intend to enter into agreements with two of our executive officers and one employee that would provide cash payments to these officers and employee in the event of a termination of employment following a change in control of Midstate Bancorp or Midstate Community Bank. In the event of a change in control, these cash severance payments would amount to approximately $1.0 million in the aggregate. These payments would have the effect of increasing the costs of acquiring Midstate Bancorp, thereby discouraging future takeover attempts.

We may need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which will increase our operating costs.

Upon completion of the offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, and that we maintain effective disclosure controls and procedures and internal control over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our banking operations. Compliance with the Sarbanes-Oxley Act and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our disclosure control and procedures and internal control over financial reporting, which could require us to upgrade our systems and/or hire additional staff, which will increase our operating costs.

We may not pay cash dividends in the foreseeable future, and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

No decision has been made with respect to the amounts, if any, and timing of any dividend payments we may make on our common stock. We may retain all earnings, if any, for operating capital, and we may not pay any dividends in the foreseeable future. In addition, the payment of cash dividends may be made only if we are in compliance with certain applicable regulatory requirements governing the payment of cash dividends. Our ability to declare and pay cash dividends is dependent upon, among other things, restrictions imposed by the reserve and capital requirements of Maryland and federal law and regulations, our income and financial condition, tax considerations and general business conditions. Even if we have earnings in an amount sufficient to pay cash dividends, the Board of Directors may decide to retain earnings for the purpose of financing growth. Further, our regulators may not permit us to pay dividends or repurchase shares of our common stock. We cannot assure you that cash dividends on our common stock will ever be paid. You should not purchase common stock in the offering if you need or desire dividend income from this investment. See “Our Dividend Policy.”

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We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of stockholders’ interests in Midstate Bancorp and could depress our stock price.

Our articles of incorporation currently authorize an aggregate of 20 million shares of common stock. Our Board of Directors has the authority to amend our articles of incorporation, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of any class of stock that we have the authority to issue. The Board of Directors is further authorized to issue additional shares of common stock and preferred stock, at such times and for such consideration as it may determine, without stockholder action. The ability of the Board of Directors to increase our authorized shares of capital stock, and the existence of authorized but unissued shares of common stock and preferred stock, could have the effect of rendering more difficult or discouraging hostile takeover attempts, or of facilitating a negotiated acquisition and could affect the market for and price of our common stock. Because our common stockholders do not have preemptive rights to purchase shares of our capital stock (that is, the right to purchase a stockholder’s pro rata share of any securities issued by Midstate Bancorp), any future offering of capital stock could have a dilutive effect on holders of our common stock. See “Description of Capital Stock.”

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from reporting requirements that are available to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act. We are not subject to certain reporting and other requirements that are applicable to other public companies that are not classified as emerging growth companies under federal securities laws. These include, but are not limited to, certain disclosures about our executive compensation, compensation discussion and analysis, and the requirement of holding a non-binding advisory vote on executive compensation. We also will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act, including the additional level of review of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important. If we take advantage of any of these exemptions, some investors may find our common stock less attractive, which could hurt our stock price.

We may remain an emerging growth company until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities in the offering; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

You may not revoke your decision to purchase common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with a purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by Feldman Financial Advisors, among other factors, there may be one or more delays in the completion of the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond [extension date], or the number of shares to be sold in the offering is increased to more than 3,438,500 shares or decreased to fewer than 2,210,000 shares.

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SELECTED FINANCIAL AND OTHER DATA

The following tables set forth certain historical information concerning the financial position and results of operations of Midstate Community Bank. You should read this information in conjunction with the financial statements beginning on page F-1 of this prospectus. The information for the years ended December 31, 2013 and 2012 is derived in part from the audited financial statements of Midstate Community Bank that appear in this prospectus.

	At or for the year ending December 31,
	2013	2012	2011
Selected Financial Data (in thousands):
Total assets	$177,123	$186,042	$181,316
Cash and cash equivalents	11,491	20,461	19,264
Investment certificates of deposit	8,538	7,778	4,038
Investment securities available for sale	5,390	6,345	-
Investment securities held to maturity	35,669	33,625	34,740
Loans receivable, net	108,508	109,200	115,380
Deposits	153,841	163,691	159,074
Total equity	21,424	21,012	20,326
Selected Operating Data (in thousands):
Interest and dividend revenue	$7,324	$7,699	$7,880
Interest expense on deposits	2,478	3,192	3,742
Net interest income	4,846	4,507	4,138
Provision for loan losses	290	400	647
Net interest income after provision for loan losses	4,556	4,107	3,491
Noninterest revenue	172	228	209
Noninterest expense	3,123	3,165	2,785
Income before income taxes	1,605	1,170	915
Income tax expense	635	464	359
Net income	$970	$706	$556
Selected Financial Ratios:
Performance Ratios:
Return on average assets	0.53%	0.38%	0.32%
Return on average equity	4.53%	3.41%	2.76%
Interest rate spread	2.61%	2.35%	2.38%
Net interest margin	2.76%	2.51%	2.54%
Efficiency ratio	62.24%	66.83%	64.08%
Noninterest revenue to average assets	0.09%	0.12%	0.12%
Noninterest expense to average assets	1.71%	1.69%	1.59%
Average interest-earning assets to average interest-bearing liabilities	110.70%	109.20%	106.95%
Loans to deposits	70.53%	66.71%	72.53%
Asset Quality Ratios:
Past due loans 30 days+ to total assets	3.89%	6.45%	6.58%
Nonperforming assets to total assets	4.76%	7.83%	6.88%
Nonperforming assets and troubled debt restructurings (performing) to total assets	5.26%	8.05%	6.89%
Nonperforming loans to total loans	4.70%	9.23%	7.18%
Allowance for loan losses to nonperforming loans	15.85%	9.72%	21.49%
Net charge-offs to average loans	0.42%	1.07%	0.28%
Loan loss provision to net charge-offs	62.55%	32.79%	200.85%
Capital Ratios:
Total capital to risk-weighted assets	28.09%	25.44%	23.89%
Tier 1 capital to risk-weighted assets	27.10%	24.30%	23.00%
Tier 1 capital to average assets	12.28%	11.30%	11.41%
Equity to assets	12.10%	11.29%	11.21%
Other Data:
Number of offices	1	1	1
Full time equivalent employees	15	13	12

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations, particularly with respect to our business plan and strategies, including with respect to (i) developing products to target small businesses, (ii) developing products to target younger customers, (iii) our intentions regarding commercial real estate loan originations going forward, (iv) our expectations regarding loans acquired from or sold to brokers, (v) growth in the number and balances of interest and noninterest bearing checking accounts, (vi) increases in the amount of variable rate loans we originate in the future, and (vii) hiring intentions.

•	statement regarding our belief that there will be increased mortgage loan opportunities as the real estate market continues to return to a more normal level, and that as the mortgage market returns to more normal levels we will deploy excess funds into loans;

•	statements regarding changes in expenses and amounts we expect to contribute to our defined benefit plan during 2014;

•	statements regarding our intentions with respect to securities with unrealized losses;

•	statement regarding retention of maturing certificates of deposit;

•	statements with respect to our allowance for loan losses, and the adequacy thereof;

•	strategies to reduce interest rate risk;

•	statement regarding expected completion of the development of a foreclosed property; and

•	statements regarding the impact of off-balance sheet arrangements.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

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•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board; and

•	changes in competitive, governmental, regulatory, technological and other factors which may affect us specifically or the banking industry and other risks and uncertainties discussed in this prospectus.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. You should not put undue reliance on any forward-looking statements. Please see “Risk Factors” beginning on page 13.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $21.2 million and $28.9 million, or $33.3 million if the offering range is increased by 15%.

We intend to distribute the net proceeds from the offering as follows:

(dollars in thousands)	2,210,000 Shares at $10.00 Per Share (MINIMUM)	Percentage of Net Proceeds of $21,183	2,600,000 Shares at $10.00 Per Share (MIDPOINT)	Percentage of Net Proceeds of $25,044	2,990,000 Shares at $10.00 Per Share (MAXIMUM)	Percentage of Net Proceeds of $28,904	3,438,500 Shares at $10.00 Per Share (ADJ. MAX.)	Percentage of Net Proceeds of $33,344

Offering proceeds	$22,100		$26,000		$29,900		$34,385
Less: offering expenses	(917)		(956)		(996)		(1,041)

Net offering proceeds	$21,183	100.0%	$25,044	100.0%	$28,904	100.0%	$33,344	100.0%

Less:

Proceeds contributed to Bank	$10,592	50.0%	$12,522	50.0%	$14,452	50.0%	$16,672	50.0%

Proceeds used for loan to ESOP	1,768	8.3%	2,080	8.3%	2,392	8.3%	2,751	8.3%

Proceeds retained by Holding Company	$8,824	41.7%	$10,442	41.7%	$12,060	41.7%	$13,921	41.7%

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Midstate Community Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if we used a syndicated community offering to sell shares of common stock not purchased in the subscription and community offerings.

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Midstate Bancorp may use the proceeds it retains from the offering:

•	to invest in short-term securities, including securities issued by the U.S. government, government sponsored agencies, government sponsored enterprises (including mortgage-backed securities), or investment certificates of deposit;

•	to repurchase shares of our common stock (subject to compliance with regulatory requirements);

•	to pay dividends on our common stock; and

•	for other general corporate purposes.

With the exception of the funding of the loan to the employee stock ownership plan, Midstate Bancorp has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, government sponsored or government agency mortgage-backed securities or investment certificates of deposit. Under applicable regulations, Midstate Bancorp may during the first year following the conversion, assuming stockholder approval, use a portion of the net proceeds it retains to fund any stock-based benefit plans it may adopt.

We may not repurchase shares of our common stock during the first year following the conversion, except to fund stock-based benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

Midstate Community Bank may use the net proceeds it receives from the offering:

•	to fund new residential real estate loans;

•	to invest in short-term securities, including securities issued by the U.S. government, government sponsored agencies, government sponsored enterprises (including mortgage-backed securities) or investment certificates of deposit;

•	to develop new products and services, which may involve hiring additional personnel;

•	to expand its banking franchise by establishing or acquiring new branches; and

•	for other general corporate purposes.

Initially, the net proceeds we retain will be invested in short-term investments and government, government sponsored enterprise and government agency mortgage-backed securities.

Midstate Community Bank has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience growth through increased lending and investment activities and, possibly, acquisitions. We currently have no understandings or agreements to acquire other banks, thrifts, or other financial services companies. There can be no assurance that we will be able to consummate any acquisition.

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OUR DIVIDEND POLICY

Following completion of the offering, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. We have not made any decision with respect to the amounts, if any, and timing of any dividend payments on our common stock. In determining whether to pay a cash dividend and the amount of such cash dividend in future periods, the Board of Directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. We cannot assure you that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. We may pay special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable law and regulations, in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Midstate Community Bank. Accordingly, we anticipate that any cash distributions we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, during the three-year period following the offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Midstate Bancorp is organized under the Maryland General Corporation Law, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. In addition, because Midstate Bancorp is a bank holding company, the Federal Reserve Board may impose requirements on its payment of dividends. Among other things, the Federal Reserve Board has issued guidance that states, in general, that an entity experiencing financial difficulties should not pay or continue to pay dividends unless (i) the entity’s net income over the prior year is sufficient to fund all dividends and (ii) the earnings retained by the entity is consistent with the entity’s capital needs, asset quality and overall financial condition. There are additional restrictions under Maryland Financial Institutions Law with respect to Midstate Community Bank’s payment of dividends, as discussed below, which is Midstate Bancorp, Inc.’s only source of funds from which dividends to stockholders could be paid.

Under Maryland law, Midstate Community Bank may declare a cash dividend, after providing for due or accrued expenses, losses, interest and taxes, from its undivided profits or, with the prior approval of the Maryland Office of the Commissioner of Financial Regulation, from its surplus in excess of 100% of its required capital stock. Also, if Midstate Community Bank’s surplus is less than 100% of its required capital stock, cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, the bank regulatory agencies have the ability to prohibit or limit proposed dividends if such regulatory agencies determine the payment of such dividends would result Midstate Community Bank being in an unsafe and unsound condition. Any payment of dividends by Midstate Community Bank to us that would be deemed to be drawn out of Midstate Community Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by Midstate Community Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Midstate Community Bank does not intend to make any distribution to us that would create such a federal tax liability.

MARKET FOR THE COMMON STOCK

We have never issued capital stock. Upon completion of the offering, we expect that our common stock will be quoted on the OTC Bulletin Board. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so, or to continue to do so once it begins.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of common stock.

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HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2013, Midstate Community Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of Midstate Community Bank at December 31, 2013, and the pro forma regulatory capital of Midstate Community Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by Midstate Community Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

			Minimum		Midpoint		Maximum		Adj. Maximum
	Actual, at		2,210,000 shares at		2,600,000 shares at		2,990,000 shares at		3,438,500 shares at
(Dollars in Thousands)	December 31, 2013		$10.00 per share		$10,00 per share		$10.00 per share		$10.00 per share
	Amount	Percent of Assets[1]	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)

GAAP Capital	$21,425	12.10%	$30,249	16.11%	$31,867	16.80%	$33,485	17.48%	$35,346	18.24%

Tangible Capital	$22,313	12.28%	$31,137	16.20%	$32,755	16.87%	$34,373	17.53%	$36,234	18.27%
Tangible Capital Requirement	2,725	1.50	2,884	1.50	2,913	1.50	2,942	1.50	2,975	1.50
Excess	$19,588	10.78%	$28,253	14.70%	$29,842	15.37%	$31,431	16.03%	$33,259	16.77%

Tier 1 Leverage Ratio	$22,313	12.28%	$31,137	16.20%	$32,755	16.87%	$34,373	17.53%	$36,234	18.27%
Tier 1 Leverage Requirement	7,266	4.00	7,690	4.00	7,767	4.00	7,844	4.00	7,933	4.00
Excess	$15,047	8.28%	$23,447	12.20%	$24,988	12.87%	$26,529	13.53%	$28,301	14.27%

Tier 1 Risk-based Capital (2)	$22,313	27.10%	$31,137	36.87%	$32,755	38.61%	$34,373	40.33%	$36,234	42.29%
Tier 1 Risk-based Capital Req.	3,294	4.00	3,378	4.00	3,394	4.00	3,409	4.00	3,427	4.00
Excess	$19,019	23.10%	$27,759	32.87%	$29,361	34.61%	$30,964	36.33%	$32,807	38.29%

Total Risk-based Capital (2)	$23,133	28.09%	$31,957	37.84%	$33,575	39.57%	$35,193	41.29%	$37,054	43.25%
Total Risk-Based Capital Req.	6,587	8.00	6,757	8.00	6,787	8.00	6,818	8.00	6,854	8.00
Excess	$16,546	20.09%	$25,200	29.84%	$26,788	31.57%	$28,375	33.29%	$30,200	35.25%

Reconciliation of Capital Infused into the Bank

[Percent of net offering proceeds infused into Bank]			50.0%		50.0%		50.0%		50.0%

Amount of net offering proceeds infused			$10,592		$12,522		$14,452		$16,672
Common stock acquired by ESOP			(1,768)		(2,080)		(2,392)		(2,751)

Pro forma increase in GAAP and regulatory capital			$8,824		$10,442		$12,060		$13,921

1 Tangible and core capital are shown as a percentage of adjusted total assets. The risk-based capital level is shown as a percent of risk-weighted assets.

2 Assumes net proceeds are invested in assets that carry a 20% risk-weighting.

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CAPITALIZATION

The following table presents the historical capitalization of Midstate Community Bank at December 31, 2013 and the pro forma consolidated capitalization of Midstate Bancorp after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	At December 31, 2013
	Midstate	2,210,000	2,600,000	2,990,000	3,438,500
	Community Historical at Dec. 31, 2013	Total Shares Sold (Minimum)	Total Shares Sold (Midpoint)	Total Shares Sold (Maximum)	Total Shares Sold (Adj. Max.)
	(Dollars in Thousands)

Deposits	$153,841	$153,841	$153,841	$153,841	$153,841
Borrowings	-	-	-	-	-
Total deposits and borrowings	$153,841	$153,841	$153,841	$153,841	$153,841

Stockholders' equity:
Common stock, $0.01 par value, 20,000,000 shares authorized; assuming shares outstanding as shown	$-	$22	$26	$30	$34
Additional paid-in-capital	-	21,161	25,018	28,874	33,310
Retained earnings	22,313	22,313	22,313	22,313	22,313
Unrealized loss on investment securities available for sale, net of tax	(660)	(660)	(660)	(660)	(660)
Unrecognized net actuarial loss, net of tax	(228)	(228)	(228)	(228)	(228)
Less:
Common stock acquired by ESOP	-	(1,768)	(2,080)	(2,392)	(2,751)
Common stock to be awarded under stock-based benefit plans	-	(884)	(1,040)	(1,196)	(1,375)

Total stockholders’ equity	$21,424	$39,955	$43,348	$46,740	$50,642

Total stockholders’ equity/total assets	12.10%	20.42%	21.78%	23.09%	24.54%

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PRO FORMA DATA

The following tables summarize historical data of Midstate Community Bank and pro forma data of Midstate Bancorp at and for the fiscal ended December 31, 2013. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription offering;

•	our employee stock ownership plan will purchase 8.0% of the shares of common stock sold in the offering with a loan from Midstate Bancorp, Inc. The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, adjusted annually) over a period of 20 years. Interest income that Midstate Bancorp, Inc. will earn on the loan will offset the interest paid on the loan by Midstate Community Bank; and

•	expenses of the offering, other than marketing agent fees and expenses to be paid to Sandler O’Neill & Partners, L.P., will be $583,000.

Pro forma earnings on net proceeds have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at a yield of 0.38% for the year ended December 31, 2013. This represents the two-year U.S. Treasury Note rate in effect at December 31, 2013, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal regulations. The pro forma after-tax yield on the net proceeds from the offering is assumed to be 0.23% for the year ended December 31, 2013, based on an effective tax rate of 39.45%.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted the earnings figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.65 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 19.42% for the shares of common stock, no dividend yield, an expected option life of ten years and a risk-free interest rate of 3.04%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 39.45%) for a deduction equal to the grant date fair value of the options.

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We may reserve shares for the exercise of stock options and the grant of stock awards under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the offering. In addition, we may grant options and award shares that vest more rapidly than over a five-year period if the stock-based benefit plans are adopted more than one year following the offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 50% of the net proceeds from the offering to Midstate Community Bank, and we will retain the remainder of the net proceeds from the offering. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	our results of operations after the offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, bad debt reserves or the liquidation account we will establish in the conversion in the unlikely event we are liquidated.

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At or For the Twelve Months Ended December 31, 2013

(dollars in thousands, expect per share amounts)

	Minimum	Midpoint	Maximum	Adj. Max. (1)
Shares offered	2,210,000	2,600,000	2,990,000	3,438,500
Shares sold 100%	2,210,000	2,600,000	2,990,000	3,438,500
Offering price	$10.00	$10.00	$10.00	$10.00
Gross Offering Proceeds	$22,100	$26,000	$29,900	$34,385
Less: estimated offering expenses	(917)	(956)	(996)	(1,041)
Estimated net proceeds	21,183	25,044	28,904	33,344
Less: ESOP purchase (2)	(1,768)	(2,080)	(2,392)	(2,751)
Less: Common stock awarded under stock-based benefit plans (3)	(884)	(1,040)	(1,196)	(1,375)
Estimated net cash proceeds	$18,531	$21,924	$25,316	$29,218

Pro Forma Net Income:
Historical	$970	$970	$970	$970
Pro forma income on net proceeds	43	50	58	67
Pro forma ESOP expense (2)	(54)	(63)	(72)	(83)
Pro forma stock award expense (3)	(107)	(126)	(145)	(167)
Pro forma stock option expense (4)	(145)	(171)	(197)	(226)
Pro forma net income	$707	$660	$614	$561

Pro Forma Net Income Per Share (5):
Historical	$0.48	$0.41	$0.36	$0.32
Pro forma income on net proceeds	0.02	0.02	0.02	0.02
Pro forma ESOP expense (2)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock award expense (3)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma stock option expense (4)	(0.08)	(0.08)	(0.08)	(0.08)
Pro forma earnings per share	$0.35	$0.27	$0.22	$0.18

Offering price to pro forma EPS	28.6	37.0	45.5	55.6

No. of shares for pro forma EPS (5)	2,042,040	2,402,400	2,762,760	3,177,174

Pro Forma Equity:
Historical	$21,424	$21,424	$21,424	$21,424
Net offering proceeds	21,183	25,044	28,904	33,344
Less: ESOP purchase (2)	(1,768)	(2,080)	(2,392)	(2,751)
Less: stock awarded under stock-based benefit plans (3)	(884)	(1,040)	(1,196)	(1,375)
Pro forma total equity (6)	$39,955	$43,348	$46,740	$50,642

Pro Forma Equity Per Share:
Historical	$9.69	$8.24	$7.18	$6.23
Net offering proceeds	9.58	9.63	9.67	9.70
Less: ESOP purchase (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: stock awarded under stock-based benefit plans (3)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma book value	$18.08	$16.67	$15.63	$14.73

Offering price to pro forma book value	55.3%	60.0%	64.0%	67.9%

No. of shares for pro forma book value (6)	2,210,000	2,600,000	2,990,000	3,438,500

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(Footnotes from previous page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of shares of common stock issued in the conversion will be purchased by the employee stock ownership plan. For purposes of the tables, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Midstate Bancorp, Inc. at a rate per annum equal to the prime rate. Midstate Community Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Midstate Community Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Accounting Standard Codification 718-40-30 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Midstate Community Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 39.5%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that the number of shares set forth in the table below were committed to be released for the year ended December 31, 2013.

Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	Maximum, as adjusted, of Offering Range

8,840	10,400	11,960	13,754

In accordance with Accounting Standard Codification 718-40-30, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)	If approved by Midstate Bancorp, Inc.’s stockholders, one or more stock-based benefit plans may grant an aggregate number of shares of common stock equal to 4% of the shares to be issued in the conversion (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion), as restricted stock awards to our officers, employees and directors. Stockholder approval of the stock-based benefit plans, and purchases by the plan, may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Midstate Bancorp, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Midstate Bancorp, Inc. The tables assume that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 39.5%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares issued in the conversion) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.

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(4)	If approved by Midstate Bancorp, Inc.’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be issued in the conversion (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.65 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 39.5%. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the grant of options under the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 10% of the shares issued in the conversion) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.
(5)	Income per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with applicable accounting standards for employee stock ownership plans, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See note 2, above.
(6)	The retained earnings of Midstate Community Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our financial condition at December 31, 2013 and 2012. This section should be read in conjunction with the Financial Statements and notes to the financial statements that appear elsewhere in this prospectus.

Overview

Historically, Midstate Community Bank has operated as a traditional thrift association. As such, our business consists primarily of originating one-to four-family real estate loans secured by property in our market area and investing in mortgage-backed and U.S. government agency securities. Currently, a significant portion of the Bank’s assets consist of longer-term, fixed rate residential mortgage loans and securities, which the Bank has funded primarily with deposits.

Typically, one- to four-family owner-occupied loans involve a lower degree of risk and carry a lower yield than commercial real estate, home equity lines and one- to four-family non-owner occupied loans. At December 31, 2013, $64.7 million, or 59.2%, of our loan portfolio consisted of one- to four-family owner-occupied residential real estate loans, of which $54.9, or 84.8%, were fixed rate loans and $9.8 million, or 15.2%, were adjustable rate loans. This results in our being vulnerable to increases in interest rates, as our interest-bearing liabilities may mature or reprice more quickly than our interest-earning assets. Our loans are primarily funded by certificates of deposit, including IRA certificates of deposit.

The results of our operations depend mainly on our net interest income, which is the difference between the interest income we earn on our loan and investment portfolios and the interest expense we pay on deposits. Results of operations are also affected by provisions for loan losses, noninterest revenue and noninterest expense. Our noninterest expense consists primarily of salaries and employee benefits, as well as write-downs on foreclosed real estate, expenses of premises and equipment, director fees, data processing expenses, advertising and marketing expenses, professional services fees, deposit insurance and general administrative expenses. Our operations are significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect our financial condition and results of operations. See “Risk Factors” beginning on page 13.

During the year ended December 31, 2013, our net interest income increased $339,000, or 7.5%, compared to the year ended December 31, 2012, as a result of lower interest paid on deposits in 2013 partially offset by lower interest income. Loans outstanding, net, decreased by less than 1.0%, due to principal repayments, charge-offs and transfers to foreclosed real estate collectively being slightly higher than new loan growth. Our deposits also decreased by $9.9 million, or 6.0%, during the year ended December 31, 2013.

Our nonperforming assets totaled $8.4 million, or 4.76% of total assets, at December 31, 2013, compared to $14.6 million, or 7.83% of total assets, at December 31, 2012. We also had six loans totaling $919,000 delinquent at least 60 but less than 90 days at December 31, 2013 compared to seven loans totaling $904,000 delinquent at December 31, 2012. In addition, we provided $290,000 for loan losses for the year ended December 31, 2013 compared to $400,000 for the year ended December 31, 2012, reflecting a decrease in nonperforming loans and a reduction in net charge-offs from $1.2 million during the year ended December 31, 2012 to $464,000 during the year ended December 31, 2013.

The 2007-2009 recession and the economic slowdown that followed have negatively affected the real estate market in our market area. Although there are signs that the real estate market is recovering, prices and sales volume remain below pre-recession levels. These declines have negatively affected our ability to make loans in the residential real estate markets, both with respect to the number of loans and the amount of such loans. The downturn in the real estate market and the broader effect on the economy contributed to a higher level of nonperforming loans and charge-offs as borrowers were unable to pay their loans due to job loss or other economic factors, refinance their loans or sell the underlying property. As noted, however, the real estate markets have started recovering and we have seen increases in residential real estate loan originations recently, although again below pre-recession levels. As the market continues to return to a more normal level, we believe there will continue to be increased mortgage loan opportunities.

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We do not offer “interest only” mortgage loans on one- to four-family residential properties (where the borrower pays interest but no principal for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan, or Alt-A loans (traditionally defined as loans having less than full documentation). We also do not own any private label mortgage-backed securities.

We currently do not have any significant exposure to commercial real estate loans nor concentration issues regarding commercial real estate loans, which constitute 6.0% of our loan portfolio at December 31, 2013. We do not intend to make commercial real estate loans in the foreseeable future and therefore anticipate that commercial real estate loans will constitute a declining percentage of our loan portfolio.

At December 31, 2013 and 2012, all of our mortgage-backed securities have been issued and guaranteed by the Federal Home Loan Mortgage Corporation (Freddie Mac), or Government National Mortgage Association (Ginnie Mae). These entities guarantee the payment of principal and interest on our mortgage-backed securities. The balance of our investment securities are issued either by U.S. government sponsored agencies or local municipalities.

Our Business Strategy

Our current business strategy focuses primarily on creating sustainable profitability that enables asset growth while enhancing our regulatory capital. Highlights of our business strategy are as follows:

•	Reducing nonperforming assets. Our nonperforming assets constitute 4.76% of total assets at December 31, 2013 compared to 7.83% at December 31, 2012. We have curtailed origination of investor loans, land development loans and commercial real estate loans that tend to have a higher rate of nonperformance. We are actively working with nonperforming borrowers to restructure loans so that they can become performing. Further, we continue to evaluate each property and actively monitor and workout each nonperforming asset, and actively seek to sell foreclosed properties and to rent such properties if they cannot be sold at a reasonable price given market conditions. In addition, our internal auditor conducts loan reviews on an ongoing basis.

•	Controlled asset growth funded by core deposits. We intend to maintain our focus on the origination of fixed rate residential mortgages even as we attempt to increase our variable rate loans. Currently and in the foreseeable future, the residential mortgage market is in a state of upheaval. With the significant reduction in mortgage refinancing starting in mid-2013, many mortgage companies and brokers that were totally reliant on refinancings versus purchase mortgages are struggling or have gone out of business. In addition, the largest mortgage companies have developed negative reputations. This presents a unique opportunity for community banks to increase their residential mortgage production, particularly for Midstate Community Bank given its comprehensive understanding of residential mortgages and expertise in underwriting residential mortgages. Given the current residential mortgage origination environment, we will focus on growing our portfolio of loans by specializing in originating loans not fully supported by the secondary market. This could include loans that offer opportunity for growth such as jumbo, condo and owner-occupied residential construction loans. We also intend to offer secondary market loan products that may provide customers additional loan options that the Bank cannot maintain in its portfolio.

•	Expand focus to business relationships. We have traditionally focused on the retail market and not on the business sector. However, we believe that our local market provides the Bank an opportunity to attract those small businesses, including sole proprietorships, that desire a deposit relationship with highly personalized service and competitive products and delivery channels, and that the large number of smaller (less than $10 million annual revenue) businesses in our market area presents an opportunity for Midstate Community Bank to grow over the next several years. Over the next several years we intend to develop deposit products and other services that target the small business sector, including remote deposit capture and fee for income services such as merchant services, wire transfers, Automated Clearing House (ACH) payments and credit cards.

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•	Expanding retail customer relationships. Although the Bank has offered checking accounts for a number of years, it is still heavily reliant on certificates of deposit, as well as savings accounts. We believe it is important to decrease our dependence on certificates of deposit and grow noninterest-bearing checking deposits. To accomplish this, we intend to evaluate and determine which retail customer segments to more heavily target. In this regard we are considering the student market given the close proximity of Towson University to the Bank as well as nearby residential neighborhoods. We will also increase the education and development of office personnel to actively seek new customer relationships and expand existing relationships, evaluate current products and delivery channels to ensure that we offer products and services these target customer segments value.

•	Growth of noninterest revenue. Growing our noninterest revenue is a short- and long-term goal. We are in the process of evaluating all of our product offerings to ensure that we have the right products, for the right customers, in the right delivery channels. Part of the evaluation is a fresh review of our fee structure to ensure that our products are designed to create value for both the customer and our Bank. In addition, we have entered into brokerage agreements with loan brokers to provide one- to four-family residential real estate loans. As noted earlier, we believe there is much opportunity for the Bank in originating residential mortgages. This mortgage origination strategy will enhance net interest income by maintaining or increasing the Bank’s loans to assets ratio and potentially provide valuable noninterest income from those loans brokered in the secondary market.

•	Provide necessary resources to support revenue growth. It is our primary objective to generate revenue growth. To further this goal, we intend to adjust our cost structure to match our revenue growth expectations. This may mean that we need to invest in talent, education and technology to facilitate revenue growth. We currently have 16 full-time equivalent employees, and intend to invest a portion of the net proceeds of the offering to help expand our lending staff to supplement existing expertise. As a result, our efficiency ratio (noninterest expense as a percentage of noninterest revenue plus net interest income), which was 62.24% for the year ended December 31, 2013, may increase in the short term as we make these necessary investments to enhance revenue growth, but with the goal that such increases will be offset by increases in noninterest revenue and net interest income. In addition, we continuously evaluate the efficiency and effectiveness of all back office processes and procedures, identifying opportunities for enhanced productivity and efficiency. The Bank intends to hire an outside loan officer to broker loans to the secondary market which will enhance the Bank’s noninterest income. This loan officer may occasionally originate loans for the Bank as well.

•	Enhanced risk management. We believe that risk management will continue to be a key differentiator of banks going forward. We give keen attention to risk management bankwide identifying the right skill sets, processes, procedures and organizational and governance structures to ensure effective, sound risk management. The Bank has recently implemented a revised risk management framework that we believe is more comprehensive. By identifying, monitoring and reviewing risk exposure on a regular and recurring basis as well as allocating resources appropriately, we are prepared to proactively mitigate risks, which include strategic, compliance, credit, interest, liquidity, operational, price and reputational risk. We hired an outside loan review firm to perform a comprehensive loan review as of December 31, 2012, including risk ratings on a portion of the loan portfolio. This firm also trained our personnel for risk-rating loans.

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Anticipated Increase in Noninterest Expense

Following the completion of the conversion and offering, we anticipate that our noninterest expense will increase as a result of the increased costs associated with managing a public company, increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan, and the adoption of one or more stock-based benefit plans, if approved by our stockholders.

Assuming that the maximum number of shares (2,990,000 shares) is sold in the offering:

•	our employee stock ownership plan would acquire 239,200 shares of common stock with a $2,392,000 loan that is expected to be repaid over 20 years, resulting in an annual pre-tax expense of approximately $120,000 based on the offer price of $10.00 per share);

•	our stock-based benefit plans would grant stock options to purchase shares equal to 10% of the total shares issued in the offering, or 299,000 shares, to eligible participants, which would result in increased compensation expense over the vesting period of the options. Assuming a five-year vesting period and a Black-Scholes option pricing analysis of $3.65 per option, as described in “Pro Forma Data,” the annual pre-tax expense associated with stock options granted under the stock-based benefit plans would be approximately $218,000; and

•	our stock-based benefit plans would award a number of shares equal to 4.0% of the shares issued in the offering, or 119,600 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plans at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the stock-based benefit plans would be approximately $239,000.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share would increase the total employee stock ownership plan expense, and any accelerated repayment of the loan would increase the annual employee stock ownership plan expense. Additionally, the actual expense of shares awarded under one or more stock-based benefit plans will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. Further, the actual expense of stock options granted under one or more stock-based benefit plans would be determined by the grant-date fair value of the options, which would depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately used.

We may award shares of common stock and grant options in excess of 4.0% and 10.0%, respectively, of our shares of stock sold in the offering if our stock-based benefit plans are adopted more than one year following the completion of the offering. This would further increase our expenses associated with stock-based benefit plans.

Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with generally accepted accounting principles used in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. We consider the allowance for loan losses to be our most significant accounting policy, which is further described in Note 1 of the Notes to the financial statements. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

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The allowance for loan losses is established through a provision for loan losses charged against income. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. Subsequent recoveries are added to the allowance. The allowance is an amount that represents the amount of probable and reasonably estimable known and inherent losses in the loan portfolio, based on evaluations of the collectability of loans. The evaluations take into consideration such factors as changes in the types and amount of loans in the loan portfolio, historical loss experience, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, estimated losses relating to specifically identified loans, and current economic conditions. This evaluation is inherently subjective as it requires material estimates including, among others, exposure at default, the amount and timing of expected future cash flows on impacted loans, value of collateral, estimated losses on our loan portfolios as well as consideration of general loss experience. Based on our estimate of the level of allowance for loan losses required, we record a provision for loan losses to maintain the allowance for loan losses at an appropriate level.

We cannot predict with certainty the amount of loan charge-offs that we will incur. We do not currently determine a range of loss with respect to the allowance for loan losses. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact earnings in future periods.

Balance Sheet Analysis and Comparison of Financial Condition at December 31, 2013 to December 31, 2012

Assets. Our total assets decreased $8.9 million, or 4.8%, to $177.1 million at December 31, 2013 from $186.0 million at December 31, 2012. The decrease was due primarily to a decrease in federal funds sold of $9.0 million or 62.7%, the proceeds of which were used to repay maturing certificates of deposit that were not renewed. In addition, investments held to maturity increased $2.0 million, or 6.1%, and investment certificates of deposit increased $760,000, or 9.8%, while investments available for sale decreased $954,000 or 15.0% and foreclosed real estate decreased $1.1 million or 24.9% during the year ended December 31, 2013 from their respective balances at December 31, 2012. Investments held to maturity and investment certificates of deposit increased as we are investing funds in securities until loan production increases and these funds can be deployed into loans. Securities available for sale decreased during 2013 because of fair market value decreases in these securities, which we marked to market, and foreclosed real estate decreased during 2013 because we are selling more foreclosed properties held on our balance sheet as the real estate market improves. In particular, we sold two properties for an aggregate of $1.1 million during 2013, which had a significant impact on the value of foreclosed real estate at December 31, 2013.

Loans. Net loans decreased $692,000, or 0.6%, to $108.5 million at December 31, 2013 from $109.2 million at December 31, 2012. New loan originations of $20.4 million during 2013 were offset by scheduled principal repayments and early pay-offs of $19.7 million, net charge-offs of $464,000 and foreclosures in the amount of $1.1 million. During the year ended December 31, 2013, owner-occupied one- to four-family residential mortgage loans increased by $5.2 million or 8.8% while, consistent with out current intention to focus on residential real estate lending and not make additional commercial real estate loans, commercial real estate loans decreased by $2.1 million or 24.0%.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio at December 31, 2013 and 2012. We had no loans held for sale at December 31, 2013 or 2012.

	At December 31,
	2013		2012
	Amount	Percent	Amount	Percent
Loans secured by real estate:
Loans secured by 1-4 family residential property:
Owner occupied	$64,685,868	59.17%	$59,459,298	53.96%
Investor	24,200,509	22.14	26,758,833	24.28
Home equity lines of credit	5,047,399	4.62	4,699,979	4.27
Investor lines of credit	751,638	0.69	1,255,528	1.14
Construction	1,929,231	1.76	3,024,218	2.75
Multifamily	1,804,100	1.65	1,845,374	1.67
Commercial real estate	6,591,378	6.03	8,671,238	7.87
Land and land development	3,972,076	3.63	4,191,587	3.80
Deposit secured	341,025	0.31	282,679	0.26
Total loans, net of deferred fees and costs	109,323,224	100.00%	110,188,734	100.00%
Allowance for loan losses	814,918		988,516
Loans receivable, net	$108,508,306		$109,200,218

Loan categories are net of deferred fees and costs

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Loan Portfolio Maturities. The following table summarizes the scheduled maturities of the loan portfolio, including fixed and adjustable rate loans, at December 31, 2013.

	1-4 Family Residential Property
	Owner Occupied		Investor		Home Equity Lines of Credit		Investor Lines of Credit		Construction
December 31, 2013	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
Amounts due in:
One year or less	$35,291	7.30%	$69,608	6.00%	$-	-	$242,024	6.28%	$1,929,231	5.81%
More than one year to two years	-	-	8,552	6.25%	-	-	509,614	6.34%	-	-
More than two years to three years	-	-	-	-	-	-	-	-	-	-
More than three years to five years	104,347	5.84%	256,420	7.47%	-	-	-	-	-	-
More than five years to ten years	1,210,987	4.88%	450,100	6.89%	-	-	-	-	-	-
More than ten years to fifteen years	2,575,022	4.29%	1,836,785	6.66%	2,346,115	3.03%	-	-	-	-
More than fifteen years	60,760,221	4.93%	21,579,044	6.68%	2,701,284	4.00%	-	-	-	-
Total	$64,685,868	4.91%	$24,200,509	6.69%	$5,047,399	3.55%	$751,638	6.32%	$1,929,231	5.81%

Loans with fixed interest rates	$54,877,084	5.22%	$22,681,783	6.76%	$-	-	$751,638	6.32%	$1,929,231	5.81%
Loans with floating interest rates	9,808,784	3.19%	1,518,726	5.63%	5,047,399	3.55%	-	-	-	-
	$64,685,868	4.91%	$24,200,509	6.69%	$5,047,399	3.55%	$751,638	6.32%	$1,929,231	5.81%

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			Commercial		Land and Land
	Multifamily		Real Estate		Development		Deposit Secured		Total
	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
Amounts due in:
One year or less	$-	-	$-	-	$1,978,441	6.33%	$341,025	2.87%	$4,595,620	5.85%
More than one year to two years	-	-	-	-	-	-	-	-	518,166	6.33%
More than two years to three years	-	-	-	-	-	-	-	-	-	-
More than three years to five years	171,257	7.25%	-	-	-	-	-	-	532,024	7.08%
More than five years to ten years	-	-	253,473	7.16%	-	-	-	-	1,914,560	5.65%
More than ten years to fifteen years	-	-	-	-	130,976	4.75%	-	-	6,888,898	4.50%
More than fifteen years	1,632,843	7.45%	6,337,905	6.82%	1,862,659	5.55%	-	-	94,873,956	5.48%
Total	$1,804,100	7.43%	$6,591,378	6.84%	$3,972,076	5.91%	$341,025	2.87%	$109,323,224	5.45%

Loans with fixed interest rates	$1,804,100	7.43%	$6,591,378	6.84%	$3,972,076	5.91%	$341,025	2.87%	$92,948,315	5.79%
Loans with floating interest rates	-	-	-	-	-	-	-	-	16,374,909	3.53%
	$1,804,100	7.43%	$6,591,378	6.84%	$3,972,076	5.91%	$341,025	2.87%	$109,323,224	5.45%

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Fixed and Adjustable Rate Loans. The following table sets forth the scheduled repayments of fixed and adjustable rate loans in our portfolio at December 31, 2013 that are contractually due after December 31, 2014:

	Fixed	Adjustable	Total

Loans secured by real estate:
Loans secured by 1-4 family residential property:
Owner occupied	$54,841,793	$9,808,784	$64,650,577
Investor	22,612,175	1,518,726	24,130,901
Home equity lines of credit	-	5,047,399	5,047,399
Investor lines of credit	509,614	-	509,614
Construction	-	-	-
Multifamily	1,804,100	-	1,804,100
Commercial real estate	6,591,378	-	6,591,378
Land and land development	1,993,635	-	1,993,635
Deposit secured	-	-	-
Total loans	$88,352,695	$16,374,909	$104,727,604

Investment Securities Portfolio. The following table sets forth the composition of our investment securities portfolio at December 31, 2013 and 2012.

	At December 31,
	2013		2012
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Investment securities available for sale:
U.S. government agency	$6,479,859	$5,390,450	$6,479,069	$6,344,610

Investment securities held to maturity:
U.S. Government agency	$18,132,064	$15,440,199	$14,373,280	$14,232,880
Mortgage-backed securities	16,528,627	16,472,819	18,242,813	19,459,172
Municipal security	1,008,100	1,118,390	1,008,651	1,181,570
Total	$35,668,791	$33,031,408	$33,624,744	$34,873,622

We had securities available for sale of $5.4 million and $6.3 million at December 31, 2013 and December 31, 2012, respectively, which were recorded at estimated fair value. This represents a decrease in estimated fair value of $954,000, or 15.0%, for the year ended December 31, 2013.

We had securities held to maturity with an amortized cost of $35.7 million and $33.6 million, respectively, at December 31, 2013 and 2012, which had an estimated fair value of $33.0 million and $34.9 million, respectively, at December 31, 2013 and 2012. Securities available for sale at December 31, 2013 and 2012 consisted of U.S. government agency securities. Our securities held to maturity consist of U.S. government agency securities, agency mortgage-backed securities and one municipal bond, which we purchased because of its favorable interest rate. In the absence of additional loan opportunities, we have used excess funds to purchase securities, but we anticipate that as the purchase mortgage market returns to more normal levels, we will redeploy these funds into loans as the securities mature or are called.

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With respect to our portfolio of securities available for sale, we held three securities with unrealized losses of $1.1 million and $134,000 at December 31, 2013 and 2012, respectively. The decrease in the fair value of these securities resulted primarily from interest rate fluctuations. We do not intend to sell these securities nor is it more likely than not that we would be required to sell these securities before their anticipated recovery and we believe the collection of the investment and related interest is probable. Based on this analysis, we consider all of the unrealized losses to be temporary impairment losses.

With respect to our portfolio of securities held to maturity, we had 21 securities with unrealized losses of $3.0 million and 5 securities with unrealized losses of $159,000 at December 31, 2013 and 2012, respectively.

Our securities portfolio is used to invest excess funds for increased yield and manage interest rate risk. At December 31, 2013 and 2012, we also held an investment of $223,000 and $271,000, respectively, in stock of the Federal Home Loan Bank of Atlanta. A portion of this investment is required in order to obtain borrowings from the Federal Home Loan Bank of Atlanta, and the investment is periodically increased by stock dividends paid by or decreased by stock repurchases made by the Federal Home Loan Bank of Atlanta.

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Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at December 31, 2013 are summarized in the following table. Maturities are based on the final contractual payment dates and do not reflect the impact of prepayments or early redemptions that may occur.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
December 31, 2013	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Investment securities available for sale:
U.S. Government agency	$-	-	$-	-	$-	-	$6,479,859	3.02%	$6,479,859	3.02%

Investment securities held to maturity
U.S. Government agency	$-	-	$98,559	1.85%	$1,000,000	0.80%	$17,033,505	2.35%	$18,132,064	2.26%
Mortgage-backed securities	-	-	3,760	9.94%	790	8.66%	16,524,077	3.76%	16,528,627	3.76%
Municipal security	-	-	-	-	-	-	1,008,100	6.93%	1,008,100	6.93%
Total	$-	-	$102,319	2.14%	$1,000,790	0.81%	$34,565,682	3.25%	$35,668,791	3.08%

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Investment Certificates of Deposit. Investment certificates of deposit were $8.5 million or 4.8% of total assets at December 31, 2013. The current weighted average rate is 1.09% and the maturities are all one year or less. Other than two certificates of deposit at a local correspondent bank, all balances are at or below the maximum FDIC insured balance of $250,000.

Foreclosed Real Estate. Foreclosed real estate consists of the real estate assets we own subsequent to our foreclosure of loans secured by such real estate. We attempt to resell these properties or, if we deem resale to be impractical, to rent out such properties. Foreclosed real estate at December 31, 2013 was $3.3 million consisting of 17 properties located primarily in Baltimore City and Baltimore County, Maryland. Foreclosed real estate at December 31, 2012 was $4.4 million consisting of 20 properties located primarily in Baltimore City and Baltimore County, Maryland. The decrease in the value of foreclosed real estate properties we owned at December 31, 2013 compared to December 31, 2012 is a result of the sale of ten foreclosed properties during 2013, primarily two properties with a carrying value of $1.1 million that were sold for $1.1 million.

As noted in the table below, the Bank transferred the underlying property of $1.1 million and $1.4 million of loans that we foreclosed on into foreclosed real estate during the years ended December 31, 2013 and 2012 respectively. We wrote-down $339,000 in the year ended December 31, 2013 and $569,000 in the year ended December 31, 2012 due to decreases in appraisals or other valuations. We sold $1.8 million of real estate with a loss of $59,000 during the year ended December 31, 2013 and $498,000 of real estate with a loss of $18,000 during the year ended December 31, 2012.

Transactions in foreclosed real estate for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
Beginning of year balance	$4,386,259	$4,049,198
Improvements and additions	1,087,383	1,422,212
Write-downs	(339,127)	(569,180)
Proceeds from sale	(1,779,460)	(498,275)
Loss on sale	(59,378)	(17,696)
End of year balance	$3,295,677	$4,386,259

The Bank has one property that was foreclosed on and bought back by its subsidiary, SFB LLC, while in the process of development, but that needed additional development approvals. After marketing the property and several failed attempts to sell it in that status, the Board of Directors decided that we would develop the property ourselves and sell to a national home builder. The Bank has executed a contract with an engineer and all development approvals with respect to the property have now been obtained. We have also executed contracts with a construction manager and a national home builder to finish the project and sell the finished lots (respectively). We expect completion of this project in 2015. The property had a recorded value of $354,000 at December 31, 2013. We expect the amount of our foreclosed real estate to increase by approximately $1.6 million as we capitalize the expense of developing the building lots, but this amount will subsequently decrease as we realize the proceeds from the sale of these lots.

Premises and Equipment. Premises and equipment decreased $75,000 during the year ended December 31, 2013 as a result of normal depreciation and amortization.

Deposits. We accept deposits primarily from individuals in Baltimore City and Baltimore County, Maryland. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of retail and business demand deposit accounts, interest-bearing demand accounts, savings accounts, certificates of deposit, and individual retirement accounts including Roth IRAs. Although we have a few commercial deposit customers, our deposit products are geared towards individuals. We intend, however, to put together a suite of small business offerings including deposit accounts in order to target small businesses. We are also developing new products to target a younger demographic as the majority of our deposit customers are senior citizens. In this regard, we have started advertising at nearby Towson University. We currently do not accept brokered deposits.

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Interest rates, maturity terms, service fees and withdrawal penalties are reviewed and updated on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals, and the deposit rates we offer are generally higher than those offered by our competitors.

Our deposits decreased by $9.9 million, or 6.0%, to $153.8 million at December 31, 2013 from $163.7 million at December 31, 2012. This decrease resulted primarily from an $11.1 million decrease in certificates of deposit and a $2.7 million decrease in IRA certificate of deposit balances, partially offset by a $1.6 million increase in interest-bearing demand deposit accounts and a $2.5 million increase in savings accounts. Certificates of deposit and IRA certificates of deposit deceased primarily because a portion of these deposits that matured during 2013 were not renewed, primarily because of the movement of customer deposits into the stock market and other investment mediums. A portion of these funds were redeployed into interest-bearing demand and savings accounts, accounting for the increase in these accounts during 2013. Growth in the number and balances of interest and noninterest bearing demand accounts is one of our key business strategies.

At December 31, 2013, we had a total of $117.3 million in certificates of deposit, including $38.2 million in IRA certificates of deposit, of which $41.6 million had remaining maturities of one year or less. Based on historical experience and current market interest rates, we believe we will retain upon maturity a majority of our certificates of deposit with maturities of one year or less as of December 31, 2013, although some of these balances may transfer into one of our savings or interest-bearing demand deposit products.

The Bank offers rates that are significantly higher than our local competitors on our interest-bearing demand deposits and savings products. The rates on our fixed rate certificates of deposit and IRA certificates are also higher than our local competitors. We also offer both a 30-month and a five- year variable rate certificate of deposit that is priced on a spread over a market rate. At December 31, 2013 the rate on the 30 month certificate of deposit was 0.90% and the rate on the five-year certificate of deposit was 2.59%. The rate on these two variable rate products resets monthly.

The following table sets forth the distribution of total deposit accounts and the weighted average interest rate thereon, by product type, at December 31, 2013 and 2012.

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	At December 31,
	2013			2012
	Amount	Percent	Weighted Average Rate	Amount	Percent	Weighted Average Rate
Noninterest-bearing demand	$391,496	0.25%		$411,666	0.25%
Interest-bearing:
Demand	12,040,114	7.83%	0.60%	10,489,896	6.41%	0.70%
Savings	24,096,498	15.66%	0.49%	21,620,479	13.21%	0.59%
Certificates of deposit	79,067,365	51.40%	1.51%	90,192,393	55.10%	1.72%
IRA certificates of deposit	38,245,178	24.86%	2.16%	40,976,568	25.03%	2.58%
Total interest-bearing	153,449,155	99.75%	1.44%	163,279,336	99.75%	1.68%

Total deposits	$153,840,651	100.00%	1.43%	$163,691,002	100.00%	1.67%

The following table sets forth, by interest rate ranges, the amount of our certificates of deposit at December 31, 2013 and 2012.

	At December 31,
	2013	2012

0.00-1.00%	$24,921,682	$9,695,805
1.00-2.00%	45,626,898	71,413,493
2.00-3.00%	40,467,242	30,745,725
3.00-4.00%	5,361,881	10,094,259
4.00-5.00%	934,840	8,934,528
5.00-6.00%	-	285,151
Total	$117,312,543	$131,168,961

The following table sets forth, by interest rate ranges, the maturity periods of our certificates of deposit at December 31, 2013.

	Period to Maturity
	Less Than or Equal to One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total
Interest Rate:
Less than 1.00%	$16,989,290	$6,948,325	$984,067	$-	$24,921,682	21.24%
1.00-1.99%	11,023,661	6,255,526	6,633,330	21,714,381	45,626,898	38.89%
2.00-2.99%	8,253,143	17,126,529	7,841,837	7,245,733	40,467,242	34.50%
3.00-3.99%	5,332,601	-	29,280	-	5,361,881	4.57%
4.00-4.99%	34,508	900,332	-	-	934,840	0.80%
	$41,633,203	$31,230,712	$15,488,514	$28,960,114	$117,312,543	100.00%

As of December 31, 2013, the aggregate amount of outstanding certificates of deposit in amounts greater than or equal to $100,000 was $60.2 million. The following table sets forth the maturity of those certificates at December 31, 2013.

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December 31, 2013	Amount
Maturity Period
Three months or less	$4,354,656
Over three months through six months	4,795,460
Over six months through twelve months	9,447,466
Over 1 year through 3 years	23,797,841
Over 3 years	17,778,304
Total	$60,173,727

Borrowings. We have historically not used borrowing to fund our operations, and had no borrowings outstanding at December 31, 2013 or 2012.

Total Equity. Total equity increased by $413,000 to $21.4 million at December 31, 2013 compared to $21.0 million at December 31, 2012. The increase was primarily due to earnings during 2013, partially offset by unrealized losses in our available for sale securities portfolio and changes to the unrecognized net actuarial loss of the defined benefit plan, net of tax.

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Average Balances and Yields

The following tables set forth average balance sheets, average yields and rates, and certain other information for the years indicated. We held no tax-advantaged interest-earning assets during the years indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of net deferred costs, discounts and premiums that are amortized or accreted to interest income.

	December 31, 2013			December 31, 2012
	Average Balances	Interest	Yield / Costs	Average Balances	Interest	Yield / Costs
Assets
Loans	$109,495,525	$6,032,882	5.51%	$114,027,449	$6,410,278	5.62%
US Government agency securities	23,160,714	573,181	2.47%	16,521,243	406,110	2.46%
Mortgage-backed securities	16,574,048	520,456	3.14%	20,653,605	702,171	3.40%
Municipal security	1,008,386	69,742	6.92%	1,008,899	70,020	6.94%
Investment certificates of deposit	8,783,039	98,547	1.12%	4,891,468	73,535	1.50%
Federal funds sold	10,498,323	10,139	0.10%	16,149,006	17,738	0.11%
Other	5,939,702	18,776	0.32%	6,107,839	19,490	0.32%
Total interest-earning assets	175,459,737	7,323,723	4.17%	179,359,509	7,699,342	4.29%
Noninterest-earning assets	7,034,461			8,150,762
Total assets	$182,494,198			$187,510,271

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand	$10,951,834	72,228	0.66%	$7,429,291	71,870	0.97%
Savings	23,202,596	126,879	0.55%	20,353,092	161,568	0.79%
Certificates of deposit	84,545,069	1,358,940	1.61%	94,896,389	1,747,060	1.84%
IRA certificates of deposit	39,802,573	919,658	2.31%	41,565,988	1,211,552	2.91%
Total interest-bearing deposits	158,502,072	2,477,705	1.56%	164,244,760	3,192,050	1.94%
Noninterest-bearing deposits	561,327			541,285
Noninterest-bearing liabilities	2,040,184			1,979,117
Total liabilities	161,103,583			166,765,162
Equity	21,390,615			20,745,109
Total liabilities and equity	$182,494,198			$187,510,271

Net interest income		$4,846,018			$4,507,292
Interest rate spread (1)			2.61%			2.35%
Net interest-earning assets (2)	16,957,665			15,114,749
Net interest margin (3)			2.76%			2.51%
Average interest-earning assets to interest-bearing liabilities	110.70%			109.20%

(1)	Net interest rate spread represents the difference between the yield on average interest-bearing assets and the cost of average interest-bearing liabilities
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

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Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The volume column shows the effects attributable to changes in volume (change in volume multiplied by prior year rate), the rate column shows the effects attributable to changes in rate (change in rate multiplied by prior year volume) and the rate/volume column shows the effects attributable to changes in rate and volume (change in rate multiplied by change in volume). The total column represents the sum of the prior columns.

	For the Years Ended December 31, 2013 vs. 2012
	Increase (Decrease) Due to
	Volume	Rate	Rate / Volume	Total Increase (Decrease)
Interest-earning Assets
Loans	$(254,771)	$(127,701)	$5,076	$(377,396)
US Government agency securities	163,205	2,758	1,108	167,071
Mortgage-backed securities	(138,695)	(53,609)	10,589	(181,715)
Municipal security	(36)	(242)	-	(278)
Investment certificates of deposit	58,503	(18,652)	(14,839)	25,012
Federal funds sold	(6,207)	(2,141)	749	(7,599)
Other	(537)	(182)	5	(714)
Total interest-earning assets	(178,538)	(199,769)	2,688	(375,619)
Interest-bearing Liabilities
Interest-bearing demand	34,077	(22,874)	(10,845)	358
Savings	22,620	(50,271)	(7,038)	(34,689)
Certificates of deposit	(190,570)	(221,738)	24,188	(388,120)
IRA certificates of deposit	(51,399)	(251,149)	10,654	(291,894)
Total interest-bearing deposits	(185,272)	(546,032)	16,959	(714,345)
Change in net interest income	$6,734	$346,263	$(14,271)	$338,726

Comparison of Results of Operations for the Years Ended December 31, 2013 and 2012

General. Net income increased $263,000 or 37.3% to $970,000 for the year ended December 31, 2013, compared to $706,000 for the year ended December 31, 2012. This increase was primarily attributable to an increase in net interest income and decreases in the provision for loan losses and noninterest expenses, partially offset by lower noninterest revenue.

Net Interest Income. Net interest income increased by $339,000, or 7.5%, to $4.8 million for the year ended December 31, 2013 from $4.5 million for the year ended December 31, 2012. The increase in net interest income was a result of a decrease in interest expense partially offset by a decrease in interest revenue. The increase in net interest income was primarily driven by declining market interest rates for deposits during the year ended December 31, 2013. Rates for deposits, in particular certificates of deposit including IRA certificates of deposit, declined faster that the average yield on our interest-earning assets because so much of our loan portfolio consists of fixed rate loans. As a result, our net interest rate margin increased 25 basis points to 2.76% for the year ended December 31, 2013 from 2.51% during the year ended December 31, 2012, and our net interest rate spread increased 26 basis points to 2.61% for the year ended December 31, 2013 from 2.35% for the year ended December 31, 2012. A decrease in average interest-earning assets during the year ended December 31, 2013 partially offset these increases.

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Interest Revenue. Total interest revenue decreased $376,000, or 4.9%, to $7.3 million for the year ended December 31, 2013 compared to $7.7 million for the year ended December 31, 2012 due primarily to a decrease in interest and fees on loans. Overall, the decrease in interest revenue resulted from decreases in both the average balance and the overall yield on interest-earning assets. The average balance of interest-earning assets decreased by $3.9 million, or 2.2%, to $175.5 million for the year ended December 31, 2013 from $179.4 million for the year ended December 31, 2012, while the average yield on interest-earning assets decreased to 4.17% for the year ended December 31, 2013 from 4.29% for 2012. Please see “—Average Balances and Yields” and “—Rate/Volume Analysis” for more detailed information regarding the impact of changes in average balances and yield on total interest revenue.

Interest revenue and fees on loans decreased $377,000, or 5.9%, to $6.0 million for the year ended December 31, 2013 compared to $6.4 million for the year ended December 31, 2012. This decrease is a result of lower average loan balances during the year ended December 31, 2013 and an 11 basis point decrease in the average yield on loans. Average loan balances decreased approximately $4.5 million, or 4.0%, to $109.5 million during 2013 from $114.0 million during 2012. The average yield on loans declined to 5.51% for the year ended December 31, 2013 from 5.62% for the year ended December 31, 2012. The decrease in average yield was primarily attributable to the origination of new loans in a lower interest rate environment and the repayment or refinance of higher rate loans.

Interest revenue on investment securities decreased by $15,000, or 1.3%, remaining at $1.2 million during both the years ended December 31, 2013 and 2012. Interest on U.S. Government agency securities increased $167,000, or 41.1%, to $573,000 during the year ended December 31, 2013 from $406,000 during the year ended December 31, 2012, due almost entirely to an increase in the average balance of U.S. Government agency securities to $23.2 million during the year ended December 31, 2013 from $16.5 million during the year ended December 31, 2012. Interest on mortgage-backed securities decreased $182,000, or 25.9%, to $520,000 during the year ended December 31, 2013 from $702,000 during the year ended December 31, 2012. This decrease was due to the decrease in the average balance of mortgage-backed securities from $20.7 million during the year ended December 31, 2012 to $16.6 million during the year ended December 31, 2013 due to maturities of these securities, and a 26 basis point decrease in the average yield of mortgage-backed securities.

Interest revenue on investment certificates of deposit increased by $25,000, or 34.0%, to $99,000 for the year ended December 31, 2013 compared to $74,000 for the year ended December 31, 2012 due to the increase in average balances during 2013, partially offset by a decrease in the average yield. The average balance on investment certificates of deposit increased by $3.9 million, or 79.6%, to $8.8 million for the year ended December 31, 2013 from $4.9 million for the year ended December 31, 2012 as we redeployed funds previously held as federal funds sold into investment certificates of deposit, which have higher interest rates than federal funds sold, while the average yield decreased 38 basis points to 1.12% during the year ended December 31, 2013.

Interest revenue on federal funds sold decreased $8,000, or 42.8%, to $10,000 for the year ended December 31, 2013 compared to $18,000 for the year ended December 31, 2012, due to a decrease in the average balance and, to a lesser extent, the average yield on federal funds sold. The average balance of federal funds sold decreased 35.0% to $10.5 million during the year ended December 31, 2013 and the yield on federal funds sold decreased by one basis point to 0.10% for the year ended December 31, 2013.

Interest Expense. Interest expense consists entirely of interest paid on deposits. Interest expense decreased by $714,000, or 22.4%, to $2.5 million for the year ended December 31, 2013 from $3.2 million for the year ended December 31, 2012. This decrease in interest expense was primarily due to a decline in the average interest rate paid on and a decrease in the average balance of interest-bearing deposits, primarily certificates of deposit and IRA certificates of deposit, during 2013 compared to 2012. The overall average interest rate on interest-bearing deposits dropped to 1.56% during the year ended December 31, 2013 from 1.94% during the year ended December 31, 2012, while the average interest rate on certificates of deposit decreased to 1.61% from 1.84% and the average interest rate on IRA certificates of deposit decreased to 2.31% from 2.91% over the same period. The continued historically low level of market interest rates enabled us to renew maturing certificates of deposit at significantly lower interest rates and drop the rates on our non-maturing interest bearing deposits during 2013. In addition, the average balance on our interest-bearing deposits decreased $5.7 million, or 3.5%, to $158.5 million during the year ended December 31, 2013 from $164.2 million during the year ended December 31, 2012, primarily due to a $10.4, or 10.9% decrease in certificates of deposit and a $1.8 million, or 4.2% decrease in IRA certificates of deposit, during the year ended December 31, 2013 compared to the year ended December 31, 2012, partially offset by a $6.4 million or 22.9% increase in the average balance of our other interest-bearing deposits in 2013 compared to 2012.

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Provision for Loan Losses. We establish a provision for loan losses, which is charged to operations, in order to maintain the allowance for loan losses at a level management considers necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming loans. The amount of the allowance is based on estimates and actual losses may vary from such estimates as more information becomes available or economic conditions change. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as circumstances change as more information becomes available. Management reviews the allowance for loan losses quarterly and we make provisions for loan losses as required in order to maintain the allowance. The provision that is recorded is sufficient, in management’s judgment, to bring the allowance for loan losses to a level that reflects the losses inherent in our loan portfolio relative to loan mix, economic conditions and historical loss experience.

Based on management’s evaluation of the above factors, the provision for loan losses decreased by $110,000 to $290,000 for the year ended December 31, 2013 from $400,000 for the year ended December 31, 2012. The decrease in the provision for loan losses was due to a change in the loan portfolio mix to loans with a lower risk profile during 2013 and the decreasing level of non-performing assets in the portfolio. During the years ended December 31, 2013 and 2012, we had net charge-offs of $464,000 and $1.2 million, respectively.

Noninterest Revenue. Noninterest revenue decreased $56,000, or 24.6%, to $172,000 for the year ended December 31, 2013 from $228,000 during the year ended December 31, 2012. This decrease is primarily attributable to a $42,000 increase in the net loss on sale of foreclosed real estate and a decrease of $18,000 in rental revenue. The increased loss on the sale of foreclosed assets resulted from the sale of foreclosed real estate at a greater loss in 2013 than in 2012, while the decrease in rental income was a result of the sale of foreclosed properties that we had previously been renting. Proceeds from the sale of foreclosed real estate were $1.8 million for the year ended December 31, 2013 compared to $498,000 for the year ended December 31, 2012.

Noninterest Expenses. Noninterest expenses decreased $41,000, or 1.3%, to $3.1 million during the year ended December 31, 2013 compared to $3.2 million during the year ended December 31, 2012. The largest component of this decrease was a $154,000, or 20.8%, decrease in write-down and expenses of foreclosed real estate as a result of selling some of these properties and an improving real estate market, which required lower levels of write-downs on foreclosed assets upon receipt of updated appraisals. Also contributing to the decrease were decreases in directors fees of $43,000 due to our ceasing to pay our executive-directors fees for their service as directors and a $35,000 decrease in FDIC insurance assessments due to a change in the method of calculating deposit insurance assessments in 2012. These decreases were partially offset by a $173,000, or 15.1%, increase in salaries and employee benefits as a result of full-year salaries for three employees hired in 2012, additional bonus payments during 2013, normal salary increases and increases in the costs for medical insurance benefits.

Income Tax Expense. We recorded a $635,000 income tax expense for the year ended December 31, 2013 compared to an income tax expense of $464,000 for the year ended December 31, 2012, due to higher income before income tax expense during the year ended December 31, 2013 compared to 2012. The effective tax rate was 39.6% during each of 2013 and 2012.

Nonperforming and Problem Assets

When a borrower fails to make required payments on a loan, the Bank takes a number of steps to induce the borrower to cure the delinquency and restore the loan to current status. With respect to residential real estate loans, we generally send a written notice of non-payment to the borrower after a loan is first past due. If payment is not received within a month, we try to make personal contact by telephone or by letter to ascertain the reason for the delinquency and to establish a payment plan. Generally, when a loan becomes 90 days past due, the loan is turned over to the Bank’s attorneys to ensure that further collection activities are conducted in accordance with applicable laws and regulations. Generally, loans past due 90 days or more are put on non-accrual status, although we may make an exception for one- to four- family owner-occupied residential mortgage loans. If the Bank’s attorneys do not receive a response from the borrower, or if the terms of any payment plan established are not followed, then we will implement foreclosure proceedings. Information regarding nonperforming loans is reported to the Board of Directors monthly.

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In terms of strategies to minimize foreclosed real estate, the Bank generally tries to sell the property at a price no less than its net book value. If the value of a property becomes permanently impaired, as determined by an appraisal or an evaluation, we will record a charge against current earnings. Marketing the foreclosed real estate generally involves listing the property for sale. We maintain foreclosed real estate in good condition to enhance the marketability of the property.

Management performs reviews of all delinquent loans on an ongoing basis. Management meets with our loan administration employees in the collection department who contact customers to attempt to resolve potential credit issues in a timely manner. We send written notices and follow up with phone calls or emails when possible. Based on the facts and circumstances of the individual loan, we develop an action plan, which could include a payment plan or other methods to maximize repayment. When in the best interest of the Bank and the customer, we will do a troubled debt restructuring with respect to a particular loan. At the point at which there are no viable alternatives, we turn the account over to our attorney to pursue whatever legal action is appropriate, including foreclosure. The attorney complies with all legal requirements and notices and handles the entire process. Copies of all documents are sent to the Bank. Bi-weekly meetings are held with management, employees of the collection department and the attorney. All accounts are reviewed and the file updated, if appropriate.

Loans are generally placed on non-accrual status when payment of principal or interest is 90 days or more past due. Loans are also placed on non-accrual status if management has serious doubt about further collectability of principal or interest on the loan, even though the loan is currently performing. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed against revenue. Loans are returned to accrual status when all of the principal and interest amounts contractually due and brought current and future payments are reasonably assured. At December 31, 2013, we had 31 impaired loans.

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The table below sets forth the amounts and categories of our nonperforming assets, which consist of nonaccrual loans, accruing loans 90 days or more delinquent and foreclosed real estate at December 31, 2013 and 2012:

	At or for the Year Ended December 31,
	2013	2012
Nonaccrual loans:
Loans secured by real estate:
Loans secured by 1-4 family residential property:
Owner occupied	$1,506,598	$3,069,099
Investor	1,514,887	3,737,012
Home equity lines of credit	-	-
Investor lines of credit	-	-
Construction	176,884	172,084
Multifamily	-	-
Commercial real estate	1,051,519	1,629,344
Land and land development	626,308	1,531,461
Deposit secured	-	-
Total nonaccrual	4,876,196	10,139,000
Accruing loans past due 90 days or more:
Loans secured by real estate:
Loans secured by 1-4 family residential property:
Owner occupied	264,077	-
Investor	-	-
Home equity lines of credit	-	-
Investor lines of credit	-	-
Construction	-	-
Multifamily	-	-
Commercial real estate	-	-
Land and land development	-	-
Deposit secured	-	34,636
Total accruing loans 90 days or more past due	264,077	34,636
Total nonaccrual and accruing loans 90 days or more past due	5,140,273	10,173,636
Foreclosed real estate	3,295,677	4,386,259
Other nonperforming assets	-	-
Total nonperforming assets	8,435,950	14,559,895
Troubled debt restructurings (performing)	883,004	411,860
Nonperforming assets and troubled debt restructurings (performing)	$9,318,954	$14,971,755

Total nonperforming loans to total loans	4.70%	9.23%
Total nonperforming loans to total assets	2.90%	5.47%
Total nonperforming assets to total assets	4.76%	7.83%
Total nonperforming assets and troubled debt restructurings (performing) to total assets	5.26%	8.05%

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We had two loans totaling $264,077 that were 90 days or more past due and still accruing interest at December 31, 2013, and three deposit secured loans in the amount of $34,636 that were 90 days or more past due still accruing interest at December 31, 2012. These loans 90 days past due and accruing at December 31, 2013 are one- to four-family owner occupied loans on which the borrowers were both making payments in accordance with revised payment plans and in the process of catching up on their arrearage.

Under accounting principles generally accepted in the United States of America, we are required to account for certain loan modifications or restructurings as “troubled debt restructurings.” In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if Midstate Community Bank, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession, such as a reduction in the effective interest rate to the borrower that we would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings.

Troubled debt restructurings that are classified as nonaccrual loans remain in nonaccrual status until the borrower has made at least six monthly payments based on the contractual terms of their modified loan. At that time, the loan may revert to accrual status based on management’s evaluation and determination.

Nonperforming assets amounted to $8.4 million or 4.76% of total assets, at December 31, 2013 compared to $14.6 million or 7.83% of total assets, at December 31, 2012. Total nonperforming assets decreased by $6.1 million or 42.1% during the year ended December 31, 2013 due primarily to the sale of several foreclosed or delinquent properties and some borrowers became current on their previous delinquent loans during 2013.

During the year ended December 31, 2013, we would have recorded gross interest revenue of $329,000 on our nonaccrual loans had these loans paid in accordance with their contractual terms. We recognized $36,848 gross interest revenue on these loans during the year ended December 31, 2013.

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Delinquent Loans. The following table sets forth certain information with respect to our loan portfolio delinquencies at December 31, 2013 and 2012.

	December 31, 2013
	30-59 Days		60 to 89 Days
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
Loans secured by real estate:
Loans secured by 1-4 family residential property:
Owner occupied	3	$547,462	4	$821,181
Investor	1	223,125	-	-
Home equity lines of credit	-	-	1	89,357
Investor lines of credit	-	-	-	-
Construction	-	-	-	-
Multifamily	-	-	-	-
Commercial real estate	1	51,960	-	-
Land and land development	-	-	-	-
Deposit secured	1	981	1	8,535
Total	6	$823,528	6	$919,073

	December 31, 2012
	30-59 Days		60 to 89 Days
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
Loans secured by real estate:
Loans secured by 1-4 family residential property:
Owner occupied	5	$639,464	3	$252,753
Investor	-	-	2	646,978
Home equity lines of credit	4	92,347	-	-
Investor lines of credit	-	-	-	-
Construction	-	-	-	-
Multifamily	-	-	-	-
Commercial real estate	2	184,641	-	-
Land and land development	-	-	-	-
Deposit secured	2	1,980	2	4,636
Total	13	$918,432	7	$904,367

Foreclosed Real Estate. Real estate we acquire as a result of foreclosure is classified as foreclosed real estate on our balance sheet. When property is acquired it is recorded at the lower of cost or estimated fair value at the date of foreclosure less estimated disposal costs. If there is a subsequent decline in the value of foreclosed real estate owned, we provide an additional allowance to reduce real estate acquired through foreclosure to its fair value less estimated disposal costs. Costs relating to holding such real estate are charged against income in the current period while costs relating to improving such real estate are capitalized until a saleable condition is reached up to the property’s net realizable value, then such costs would be charged against income in the current period. We had foreclosed real estate of $3.3 million at December 31, 2013 compared to foreclosed real estate of $4.4 million at December 31, 2012. Foreclosed real estate at December 31, 2013 consisted of 17 properties, all in Maryland, including: 13 one- to four- family residential properties located primarily in Baltimore County and Baltimore City; two commercial properties, one in Baltimore City and one in Harford County; and two development lots, one in Baltimore County and one in Dorchester County. Foreclosed real estate at December 31, 2012 consisted of 20 properties, all in Maryland, including: 18 one- to four-family residential properties located primarily in Baltimore County and Baltimore City; one commercial property in Harford County; and one development lot in Baltimore County.

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Classification of Loans. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as special mention, substandard, doubtful, or loss assets. We have no classified assets other than loans.

A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Bank’s credit position at some future date. Special mention loans are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification. Borrowers may exhibit poor liquidity and leverage positions resulting from generally negative cash flow or negative trends in earnings. Access to alternative financing may be limited to finance companies for business borrowers and may be unavailable for commercial real estate borrowers.

A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans have a well-defined weakness, or weaknesses, that jeopardize the collection or liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Borrowers may exhibit recent or unexpected unprofitable operations, an inadequate debt service coverage ratio, or marginal liquidity and capitalization. These loans require more intense supervision by Bank management.

A doubtful loan classification is used when there is significant uncertainty as to the value of the security property and/or the borrower’s financial ability. The loan is not considered to be a total loss because there is believed to be some collateral value, but an accurate determination of value cannot yet be made due to impending events.

The following table sets forth our amounts of criticized loans (classified loans and loans designated as special mention) at December 31, 2013 and 2012.

	At December 31,
	2013	2012
Classified loans:
Substandard	$5,719,253	$10,529,702
Doubtful	-	-
Loss	-	-
Total classified loans	5,719,253	10,529,702

Special mention	1,132,454	1,131,717
Total criticized loans	$6,851,707	$11,661,419

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Allowance for Loan Losses

We maintain an allowance for loan losses at an amount estimated to equal all credit losses incurred in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. Our determination as to the classification of our assets is subject to review by the Maryland Office of the Commissioner of Financial Regulation and the FDIC. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or for the Year Ended December 31,
	2013	2012
Allowance for loan losses at the beginning of the period	$988,516	$1,809,276
Charge-offs:
Loans secured by real estate:
Loans secured by 1-4 family residential property:
Owner occupied	200,988	526,115
Investor	220,163	324,142
Home equity lines of credit	-	45,416
Investor lines of credit	-	-
Construction	-	-
Multifamily	-	-
Commercial real estate	156,819	159,997
Land and land development	35,628	165,567
Deposit secured	-	-
Total charge-offs	613,598	1,221,237

Recoveries:
Loans secured by real estate:
Loans secured by 1-4 family residential property:
Owner occupied	150,000	-
Investor	-	-
Home equity lines of credit	-	-
Investor lines of credit	-	-
Construction	-	-
Multifamily	-	-
Commercial real estate	-	-
Land and land development	-	-
Deposit secured	-	-
Total recoveries	150,000	-
Net charge-offs	463,598	1,221,237
Provision for loan losses	290,000	400,477

Allowance for loan losses at end of period	$814,918	$988,516

Allowance for loan losses to non-performing loans	15.85%	9.72%
Allowance for loan losses to total loans outstanding at the end of the period	0.75%	0.90%
Net charge-offs to average loans outstanding during the period	0.42%	1.07%

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Our allowance for loan losses is low compared to our peers because the majority of our loan portfolio (59.17% at December 31, 2013) consists of one- to four-family owner-occupied real estate loans, which are generally considered low risk. For additional information with respect to the portions of the allowance for loan losses attributable to our loan classifications, see “—Allocation of Allowance for Loan Losses.” For additional information with respect to nonperforming loans and delinquent loans, see “—Nonperforming and Problem Assets” and “—Nonperforming and Problem Assets—Delinquent Loans.”

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2013		2012
	Amount	Percent of Loans in Category to Total Loans	Amount	Percent of Loans in Category to Total Loans
Loans secured by real estate:
Loans secured by 1-4 family residential property:
Owner occupied	$303,153	59.17%	$407,543	53.96%
Investor	287,250	22.14	352,059	24.28
Home equity lines of credit	14,436	4.62	5,758	4.27
Investor lines of credit	9,908	0.69	13,591	1.14
Construction	9,093	1.76	3,725	2.75
Multifamily	4,758	1.65	1,400	1.67
Commercial real estate	109,778	6.03	72,703	7.87
Land and land development	76,317	3.63	131,730	3.80
Deposit secured	225	0.31	7	0.26
Total	814,918	100.00%	988,516	100.00%
Unallocated	-		-
Total allowance for loan losses	$814,918		$988,516

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Executive management and the Board of Directors is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

Historically, we operated as a traditional savings association. Therefore, the majority of our assets consist of longer-term, fixed rate residential mortgage loans, which we funded primarily with deposits. In an effort to improve our earnings and to decrease our exposure to interest rate risk, we have shifted our focus to originating more balloon and adjustable rate mortgage loans, home equity lines of credit and real estate loans with shorter maturities. We also intend to limit commercial real estate loans, should we start originating these loans going forward, to short-term balloon or adjustable rate loans. In addition to the above strategies with respect to our lending activities, we intend to use the following strategies to reduce our interest rate risk:

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• concentrating on deposit solicitation in local neighborhoods to attract savings and interest-bearing demand (“core”) deposits as well as noninterest-bearing demand deposits; and

• pricing deposits to maintain longer-term certificates of deposit.

We have not conducted hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage-backed securities. In addition, changes in interest rates can affect the fair values of our financial instruments.

Net Portfolio Value. An institution’s net portfolio value or “NPV” is the difference between the present value of its assets and liabilities, and would change in the event of a range of assumed changes in market interest rates. The simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the model estimated the economic value of each type of asset, liability and off-balance sheet contract using the current interest rate yield curve with instantaneous increases of 100 to 400 basis points and decreases of 100 basis points in 100 basis point increments. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3.0% to 4.0% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. Given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared.

Quantitative Analysis. The table below sets forth, as of December 31, 2013, the estimated changes in our NPV that would result from the designated instantaneous changes in the interest rate yield curve.

		Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis points(1)	Estimated NPV (2)	Amount	Percent	NPV Ratio (4)	Increase (Decrease) (basis points)

+400	$10,015	$(18,317)	-64.65%	6.63%	(891)
+300	14,522	(13,810)	-48.74%	9.16%	(637)
+200	19,141	(9,191)	-32.44%	11.52%	(402)
+100	23,788	(4,544)	-16.04%	13.65%	(188)
0	28,332			15.54%
-100	32,423	4,091	14.44%	17.11%	157

(1) Assume interest rate changes (up and down) in increments of 100 basis points.

(2) NPV is the discounted present value of expected cash flows from assets and liabilities.

(3) Present value of assets represents the discounted present value of incoming cash flows on interest-bearing assets.

(4) NPV Ratio represents NPV divided by the present value of assets.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs, or loan repayments and deposit decay, respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

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Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, scheduled amortization and prepayment of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by operations. In addition, we have the ability to borrow from the Federal Home Loan Bank of Atlanta. At December 31, 2013, we had the ability to borrow approximately $26.6 million from the Federal Home Loan Bank of Atlanta. We also had the ability to borrow an addition $3.0 million from a correspondent bank under an unsecured line of credit on such date. No such borrowings were outstanding on December 31, 2013.

Loan repayments and maturing securities are a relatively predictable source of funds. Deposit flows, calls of securities and prepayments of loans and mortgage-backed securities, however, are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of these sources of funds.

Our primary investing activities are the origination of one- to four-family real estate loans and the purchase of securities. For the year ended December 31, 2013, loan originations totaled $20.4 million, compared to $6.3 million for the year ended December 31, 2012. Purchases of investment securities totaled $10.7 million for the year ended December 31, 2013 and $23.8 million for the year ended December 31, 2012.

Total deposits decreased $9.9 million during the year ended December 31, 2013, while total deposits increased $4.6 million during the year ended December 31, 2012. Deposit flows are affected by the level of interest rates, the interest rates and products offered by competitors and other factors. At December 31, 2013, certificates of deposit scheduled to mature within one year totaled $41.6 million. Our ability to retain these deposits will be determined in part by the interest rates we are willing to pay on such deposits.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a portion of maturing time deposits will be retained.

At December 31, 2013 and 2012, we exceeded all of the applicable regulatory capital requirements and were considered “well capitalized” under regulatory guidelines. Our core (Tier 1) capital was $22.3 million and $21.3 million, or 12.3% and 11.3% of total assets, at December 31, 2013 and 2012, respectively. In order to be classified as “well-capitalized” under federal banking regulations, we were required to have core capital of at least $9.1 million, or 5.0% of assets, as of December 31, 2013. To be classified as a well-capitalized savings bank, we must also have a ratio of total risk-based capital to risk-weighted assets of at least 10.0%, and a Tier 1 risk-based capital to risk-weighted assets of at least 6.0%. At December 31, 2013 and 2012, we had total risk-based capital ratios of 28.1% and 25.4%, respectively, and Tier 1 risk-based capital ratios of 27.1% and 24.3%, respectively. Our regulatory capital ratios increased during 2013 due to a decline in risk-weighted assets and net income realized during the period.

Commitments, Contingent Liabilities and Off-Balance Sheet Arrangements

We are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of our customers. These financial instruments are limited to commitments to originate mortgage and, construction loans, home equity and other lines of credit and letters of credit and involve, to varying degrees, elements of credit, interest rate, and liquidity risk. These do not represent unusual risks and management does not anticipate any losses from these contingencies that would have a material effect on us.

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Outstanding loan commitments, lines of credit and standby letters of credit at December 31, 2013 and 2012 are as follows:

	December 31,
	2013	2012
Commitments
Commitments to extend credit:
1-4 Family owner occupied	$753,000	$1,680,000
Construction	1,223,468	1,460,377
	1,976,468	3,140,377
Commitments for unused lines of credit:
Home equity	1,792,709	1,451,099
Investor	154,352	87,917
Commercial real estate	350,000	350,000
Land development	368,710	-
	2,665,771	1,889,016
Total commitments	$4,642,239	$5,029,393

Standby Letters of Credit	$332,611	$439,350

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. We generally require collateral to support financial instruments with credit risk on the same basis as we do for balance sheet instruments. Commitments generally have interest rates fixed at current market rates, expiration dates or other termination clauses and may require payment of a fee. Available credit lines represent the unused portion of lines of credit previously extended and available to the customer so long as there is no violation of any contractual condition. These lines generally have variable interest rates. Since we expect many of the commitments to expire without being drawn upon, and since it is unlikely that customers will draw upon their lines of credit in full at any time, the total commitment amount or line of credit amount does not necessarily represent future cash requirements. We evaluate each customer’s credit-worthiness on a case-by-case basis. Because we conservatively underwrite these facilities at inception, we have not had to withdraw any commitments. We are not aware of any loss that we would incur by funding our commitments or lines of credit.

The credit risk involved in these financial instruments is essentially the same as that involved in extending loans to customers. For the years ended December 31, 2013 and 2012 we had a $5,000 liability for credit losses related to these commitments.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). This guidance is the culmination of the FASB’s deliberation on reporting reclassification adjustments from accumulated other comprehensive income (“AOCI”). The amendments in ASU 2013-02 do not change the current requirements for reporting net income or other comprehensive income. However, the amendments require disclosure of amounts reclassified out of AOCI in its entirety, by component, on the face of the statement of operations or in the notes thereto. Amounts that are not required to be reclassified in their entirety to net income must be cross-referenced to other disclosures that provide additional detail. This standard is effective prospectively for annual and interim reporting periods beginning after December 15, 2012. The adoption of ASU 2013-02 did not have an impact on our financial condition, results of operations or cash flows, but did result in additional disclosures in the financial statements.

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ASU 2012-02 Intangibles—Goodwill and Other (Topic 350) Testing Indefinite-Lived Intangible Assets for Impairment gives entities the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that an indefinite lived intangible asset is impaired. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that an indefinite lived intangible asset is impaired, then the entity must perform the quantitative impairment test. If, under the quantitative impairment test, the carrying amount of the intangible asset exceeds its fair value, an entity should recognize an impairment loss in the amount of that excess. Permitting an entity to assess qualitative factors when testing indefinite lived intangible assets for impairment results in guidance that is similar to the goodwill impairment testing guidance in ASU 2011-08. ASU 2012-02 was effective January 1, 2013 (early adoption permitted) and it did not have an impact on our financial statements or results of operations.

Effect of Inflation and Changing Prices

Our financial statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Midstate Community Bank’s assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Midstate Community Bank’s performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, because such prices are affected by inflation to a larger extent than interest rates.

BUSINESS OF MIDSTATE BANCORP, INC.

Midstate Bancorp, Inc. is a Maryland corporation, incorporated on April 29, 2014, to serve as the holding company for Midstate Community Bank after the conversion. Upon completion of the conversion, Midstate Bancorp will own all of the issued and outstanding stock of Midstate Community Bank and become the holding company of the Bank. Other than matters of an organizational nature, Midstate Bancorp has not engaged in any business to date. Midstate Bancorp will retain 50% of the net proceeds from the offering and initially invest the remaining net proceeds in Midstate Community Bank as additional capital. Midstate Bancorp will use a portion of the net proceeds it retains to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Midstate Bancorp, as the holding company of Midstate Community Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for bank holding companies. We currently have no understandings or agreements to acquire other financial institutions. We may also borrow funds for reinvestment in Midstate Community Bank.

Following the offering, our cash flow will primarily depend on earnings from the investment of the net proceeds from the offering that we retain and any dividends we receive from Midstate Community Bank. Initially, Midstate Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of Midstate Community Bank. At the present time, we intend to employ only persons who are officers of Midstate Community Bank to serve as officers of Midstate Bancorp. We will, however, use the support staff of Midstate Community Bank from time to time. We will pay a fee to Midstate Community Bank for the time devoted to Midstate Bancorp by employees of Midstate Community Bank. However, these persons will not be separately compensated by Midstate Bancorp. Midstate Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

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BUSINESS OF MIDSTATE COMMUNITY BANK

Midstate Community Bank

Midstate Community Bank which is located in Baltimore, Maryland, became a Maryland state-chartered mutual savings bank in June 2012. Midstate Building Association was formed in September 1940 from the merger of two banking associations - Druid Hill Perpetual Building Association, which was founded in 1884, and Govanstown Land, Loan and Building Association, which was founded in 1890. After the last savings and loan crisis in Maryland in the mid-1980s, Midstate converted to a federally-chartered and insured savings and loan named Midstate Federal Savings and Loan Association. Midstate Community Bank and/or its predecessor associations have continuously operated in the greater Towson area since their inception. Our primary mission has always been to serve the savings and loan needs of Baltimore City and Baltimore County. Being one of the oldest and most firmly established institutions in the area, the Bank has built a reputation of conservative soundness that has served it well. Through the years, our institution has enjoyed a high quality of leadership and personnel and this has helped Midstate Community Bank generally maintain a steady growth pattern. Midstate Community Bank is a mutually held savings bank with one location at this time.

The Bank moved to its present site of 6810 York Road in Baltimore, Maryland, in November 1979 from its former office at 5300 York Road. This is its fourth location on the York Road corridor during our existence.

Our business activity consists of attracting and accepting deposits from the general public and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans (including both owner-occupied and investor loans) and, to a more limited extent, home equity lines of credit, construction loans, and land loans. In the past we had originated commercial real estate loans, multifamily mortgage loans and land development loans and continue to hold these loans in our portfolio although we do not currently originate these types of loans. At December 31, 2013, 59.2% of our total loan portfolio was comprised of owner occupied one- to four-family residential mortgage loans, and 22.1% of our loan portfolio was comprised of loans to investors for the purchase of one- to four-family residential properties that are not owner-occupied.

We also invest in securities, which at December 31, 2013 consisted of U.S government agency obligations, mortgage-backed securities guaranteed by U.S. government-sponsored enterprises, and one municipal security.

We offer a variety of deposit products, including noninterest-bearing and interest-bearing demand accounts, savings accounts, certificates of deposit, and individual retirement accounts. While the majority of our deposits are in certificates of deposit, we have been focusing on increasing the number and amount of our demand deposit accounts and noninterest-bearing demand deposit accounts. For example, we have started to target college students as demand deposit account customers by advertising at nearby Towson University.

Our full service branch provides a drive-through facility for customers’ convenience. We have not used borrowings to fund our operations.

Our website address is www.midstatecb.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Our Market Area

Our primary market area for deposit customers is Baltimore City and Baltimore County, Maryland. While we have a few business demand deposit accounts, our current demographic is primarily individuals in our target market. We intend to develop a suite of products to target small businesses and sole proprietorships in our local market, including business demand deposit accounts, remote deposit capture and credit cards, and will evaluate other fee income services such as merchant services, wire transfers, ACH and other products aimed at this demographic, during the next few years. We are also evaluating product offerings to target younger customers. Our marketing campaign at Towson University is part of this plan.

Our primary market area for loan customers includes Baltimore City, Baltimore County and western Harford County, Maryland. We also have some loans outside of our primary market area, mostly in, Anne Arundel and Carroll Counties, Maryland, although we do not actively solicit business outside of our primary market. However, we occasionally make loans secured by properties located outside of these areas, especially to borrowers with whom we have an existing relationship and who have a presence within our market.

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Our primary lending market contains a diverse cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities and finance-related employment. Like most previously industrial cities in the United States, Greater Baltimore’s employment base has experienced a gradual shift away from manufacturing and heavy industry and toward services and retail trade. Historically, however, the Baltimore metropolitan area has been economically more stable than most metropolitan markets because of its largest employers: medical and universities and colleges, and local, state and federal governments.

In recent years Baltimore and Harford Counties’ population growth has been moderate, while Baltimore City has experienced very little growth. According to data from the U.S. Census Bureau, from April 1, 2010 to July 1, 2012, Baltimore County, Harford County and Baltimore City experienced population growth of 1.5%, 1.5% and 0.1%, respectively, all of which are below the comparable Maryland and U.S. growth rates of 1.9% and 1.7%, respectively, during this period. This trend is expected to continue. According to SNL Financial, projected growth rates for the 2013-2018 period in Baltimore County, Harford County and Baltimore City are 2.09%, 3.20% and 0.45%, respectively, all of which are below the projected growth rates of 3.43% for Maryland overall and 3.62% for the U.S.

According to the U.S. Census Bureau, median household income in Baltimore County and Baltimore City during the 2008 to 2012 period were $66,068 and $40,803, respectively, below the comparable figure of $72,999 for Maryland as a whole. Median income in Baltimore County during this period, however, exceeded the median income for the U.S. overall, which was $53,046, and median household income in Harford County during this period was $80,441, which exceeded the figures for both the U.S. and Maryland as a whole. SNL Financial projects that household income for Baltimore County, Harford County and Baltimore City will increase approximately 21.2%, 15.24% and 9.0%, respectively, during the 2013-2018 period, compared to a projected growth rate of 19.04% for Maryland as a whole and 16.11% for the U.S.

Baltimore County, Harford County and Baltimore City reported unemployment rates of 6.1%, 5.9% and 8.3%, respectively, for March 2014, according to the Maryland Department of Labor, Licensing and Regulation. This compared to statewide and national averages of 5.6% and 6.7%. Unemployment rates in our primary market area decreased from January 2013 to March 2014, paralleling the decreases in the state and national unemployment rates.

Competition

We face significant competition within our market in both originating loans and attracting deposits. We compete with other commercial banks, savings associations, credit unions, money market mutual funds and other financial entities operating in our primary market area and elsewhere. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. Among our competitors are much larger and more diversified financial institutions including banks with a national or regional presence, which have greater resources, name recognition and market presence than we do. From a competitive standpoint, we believe that we benefit from our status as a locally based financial institution with longstanding customer relationships, and continued efforts to offer competitive products and services. However, competitive pressures will likely continue to build as the financial services industry continues to consolidate and as other non-bank investment options for consumers become available. Our primary focus remains building and developing profitable customer relationships across our business lines while maintaining our status as a community bank.

Lending Activities

General. Our principal lending activities include one- to four-family residential real estate loans primarily owner-occupied and, to a lesser extent, investor loans). We also originate home equity lines of credit, construction loans and land loans. In the past we had originated commercial real estate loans, multifamily loans and land development loans and continue to hold these loans in our portfolio, although we do not currently originate these types of loans.

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One- to Four-Family Owner-Occupied Residential Mortgage Loans. A majority of our primary lending activity currently consists of the origination of first lien mortgage loans secured by one-to four-family owner-occupied residential properties located in Baltimore City and Baltimore County and, to a lesser extent, the Maryland Counties of Harford, Anne Arundel and Carroll. At December 31, 2013, $64.7 million, or 59.2%, of our total loan portfolio consisted of one- to four-family owner-occupied residential mortgage loans, of which $63.5 million, or 98.1% (or 58.0% of the total loan portfolio), were first lien loans. Our origination of one- to four-family mortgage loans enables borrowers to purchase or refinance existing homes located primarily in our market area.

We offer fixed and adjustable rate residential mortgages of 30 years. While we have not recently originated loans for sale into the secondary market, the Bank acts as a broker of mortgage originations with the loans funded by third parties. For its brokering activities, the Bank collects a fee for providing the loan application to the broker, provided the loan settles, which helps to increase noninterest revenue.

Our typical adjustable rate mortgage loan for owner-occupied one-to four-family properties has a competitive initial rate that is fixed for either the first five or seven years of the loan and then typically resets to a rate based on an index from constant maturity of the appropriate term on the Federal Reserve H.15 report plus a margin of 2.75% on an annual basis, with a maximum rate adjustment of 2% per adjustment and a lifetime maximum adjustment of 6% above the initial rate. We also offer adjustable rate loans that adjust every one year or every three years at the outset. Our adjustable rate mortgage loans may have up to 30-year terms. At December 31, 2013, $9.8 million, or 15.2%, of our owner-occupied one-to four-family mortgage loans had adjustable rates. We are trying to increase our focus on adjustable rate loans in order to decrease our interest rate risk, but most borrowers prefer fixed rate loans in the current low interest rate environment. We anticipate that when interest rates begin to rise we will be able to originate a greater portion of variable rate mortgage loans. Sometimes, the initial rate on these loans may be below the fully indexed rate.

Although adjustable rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically reprice, as interest rates increase the required payments due from the borrower also increase (subject to rate caps), which may increase the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents. As a result, the effectiveness of adjustable rate mortgage loans in compensating for changes in general interest rates may be limited during periods of rapidly rising interest rates.

While one- to four-family real estate loans are normally originated with 15- or 30-year terms, such loans may remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan duration is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans on a regular basis.

We generally limit the maximum loan to value ratio to 80% of the lower of the appraised value or the purchase price of the property securing the loan without mortgage insurance, or 95% with mortgage insurance.

One- to Four-Family Investor Residential Mortgage Loans. We also offer residential mortgage loans on non-owner occupied (i.e., investment) residential properties in our market area. At December 31, 2013, $24.2 million, or 22.1%, of our loan portfolio consisted of this type of mortgage loan.

Our underwriting policies provide that such loans may be made in amounts of up to 60% of the lesser of the purchase price or appraised value of the property. Our one- to four-family investment property loans are either fixed for a period of up to 15 years or balloon loans of 15 years that amortize over a 30-year term.

We generally limit one- to four-family investment property loan relationships to a maximum of $250,000. At December 31, 2013, our average one- to four-family investment property loan had a balance of $94,000.

In reaching a decision on whether to make one- to four-family investment loans, we consider the net operating income of the property, the borrower’s expertise and credit history, the global cash flow of the borrowers and the value of the underlying property. In certain circumstances we require that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.15.

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Generally, we monitor a borrower’s financial information on an ongoing basis by requiring periodic financial updates, payment history reviews and other documentation as necessary. We require borrowers receiving one- to four-family investment property loans to provide annually updated financial statements and federal tax returns, as we do of individual principals on our commercial real estate loans. We also require borrowers with rental investment property to provide an annual report of income and expenses for the property, including a rent roll and copies of leases, as applicable.

Loans secured by one- to four-family investment properties generally involve a greater degree of risk than one- to four-family owner occupied mortgage loans. Because payments on loans secured by one- to four-family investment properties are often dependent on successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy.

Home Equity Lines of Credit. We also offer home equity lines of credit that are primarily secured by a second mortgage on owner occupied one- to four-family residences. At December 31, 2013, home equity lines of credit constituted $5.0 million, or 4.6%, of our total loan portfolio. At that date we also had $1.8 million of undisbursed funds related to home equity lines of credit.

We generally underwrite home equity lines of credit using the same criteria that we use to underwrite one- to four-family residential mortgage loans, including a loan-to-value ratio of 80% if we hold the first mortgage on the property and 75% if we do not, when combined with the principal balance of the existing mortgage loan. Our home equity lines allow for the borrower to draw against the line for ten years, followed by a ten-year repayment period. Our home equity lines of credit are originated with adjustable rates based on the prime rate and require monthly interest payments. The majority of our adjustable rate lines of credit have floors of 4% and 20% ceilings.

Home equity lines of credit secured by second mortgages may have greater risk than one- to four-family residential mortgage loans secured by first mortgages. We face the risk that collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance and we may not be able to recover the remaining balance from the borrower. In particular, because home equity loans are secured by second mortgages, any decreases in real estate values would adversely affect the value of the property serving as collateral for these loans. Thus, the recovery of such property could be insufficient to compensate us for the value of these loans.

We also maintain in our portfolio investor lines of credit secured by non-owner occupied residential properties, although we no longer offer these loans. These loans constituted less than 1.0% of our loan portfolio at December 31, 2013.

Construction Loans. To a much lesser extent, we originate construction loans to individuals for the construction of their owner-occupied single family residential properties. At December 31, 2013, the balance of construction loans was $1.9 million, or 1.8% of our total loan portfolio, and the unadvanced portion of such loans was $833,000, although we are trying to grow this portion of our loan portfolio. Our construction loans generally bear a fixed rate of interest and provide for the payment of interest only during the construction phase, which is typically up to 12 months. At the end of the construction phase, these loans generally convert into a longer-term permanent mortgage loan, but we do offer construction loans that do not convert into a permanent loan. We make these loans with a maximum loan to value ratio of 80% based on the purchase price or lot value and the cost of improvements. We require inspections on each property by an outside appraiser before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion method.

Construction financing is generally considered to involve a higher degree of credit risk than longer-term financing on improved, owner-occupied real estate, and as a result the interest rate for these loans is higher than on owner-occupied one- to four-family residential real estate loans. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the construction costs and the value of the land. Construction loans also expose us to the risks that improvements will not be completed on time in accordance with specifications and projected costs.

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Multifamily Residential Lending. Prior to 2012, we originated multifamily residential real estate loans, which constituted $1.8 million, or 1.7% of our loan portfolio, at December 31, 2013. These loans are made to owners of residential buildings with five or more units for the purchase of such properties and are secured by a first lien on the property. As with our other residential loans, the majority of the properties securing these loans are located in Baltimore City and Baltimore County, Maryland.

We currently do not make these types of loans.

Commercial Real Estate Loans. We have originated mortgage loans for commercial properties in the past and currently maintain these loans in our portfolio. At December 31, 2013, $6.6 million, or 6.0%, of our total loan portfolio, consisted of commercial real estate loans. Of these, $3.7 million, or 55.9% (and 3.4% of our total loan portfolio), were loans for owner occupied properties and $2.9 million, or 44.1% (and 2.7% of our total loan portfolio), were loans for non-owner occupied properties. We are not currently originating commercial real estate loans. We are, however, evaluating making small, owner-occupied commercial real estate loans in the foreseeable future.

Our commercial real estate loan portfolio generally consists of fixed rate loans with original terms of 15 years, with a longer amortization term, a weighted-average interest rate of 6.84% at December 31, 2013, and with remaining average principal balances of $235,000. Loans are generally secured by first mortgages, and amounts upon origination, in accordance with our loan policy, did not exceed 80% of the lesser of the property’s appraised value or purchase price.

Properties securing our commercial real estate loans primarily include business owner-occupied and non-owner occupied properties, restaurants, small office buildings and office suites. Substantially all of our commercial real estate loans are secured by properties located in our market area.

Commercial real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate loans, however, entail greater credit risks compared to the one- to four-family residential mortgage loans we originate, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties.

Land and Land Development Loans. On a limited basis, we originate loans to individuals to purchase vacant land on which the borrower will build an owner-occupied residence at some future date, which are also known as “lot loans.” In addition, although we do not currently offer land development loans, which are made to developers for the purpose of developing vacant land, typically for residential subdivisions, we still have two of these loans in our portfolio for a total of $1.3 million or 1.2% of total loans at December 31, 2013. Our lot loans are generally fixed rate loans with a ten-year term, but can have amortization periods of up to 25 years. We will lend up to 75% of the lesser of the appraised value or purchase price of the property, and require a borrower down payment of at least 25%.

At December 31, 2013, the balance of residential land and land development loans was $4.0 million, or 3.6% of our loan portfolio. At December 31, 2013, our largest lot loan had an outstanding balance of $721,000. This loan was performing in accordance with its original terms at December 31, 2013. The average balance at December 31, 2013 of all other lot loans was $153,000.

Deposit Secured Loans. We make loans secured by any savings or certificate of deposit account, except IRAs, of up to 90% of the depositor’s account balance. The rate on these loans is 2.0% above the deposit rate on the relevant account. We make these loans as a convenience to our customer base, and they are not a focus of our lending. Such loans constituted $341,000, or less than 1.0% of our loan portfolio, at December 31, 2013.

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Loan Originations, Sales and Servicing. Our loan originations are generated by our loan personnel operating at our banking office and referrals through local brokers when they are unable to process a particular loan. Referrals from current customers, real estate agents, builders, accounting and law firms and advertising are also important sources of loan originations. All loans we originate are underwritten pursuant to our policies and procedures. While we originate both fixed rate and adjustable rate loans, adjustable rate loans constituted only 15.0% of our outstanding loans at December 31, 2013. Our ability to generate each type of loan depends upon relative borrower demand and the pricing levels as set in the local marketplace by competing banks, thrifts, credit unions and mortgage banking companies. Our volume of real estate loan originations is influenced significantly by market interest rates, and, accordingly, the volume of our real estate loan originations can vary from period to period.

We require a written appraisal of any property securing a mortgage loan. In accordance with our appraisal policy, such appraisal must be conducted by an independent, state-licensed or certified appraiser that has been approved by the appraisal committee of our Board of Directors or the full board. Our loan production staff has the ability to accept an appraisal from an appraiser who was directly engaged by a broker or other financial institution, but the appraisal must be reviewed by an appraiser who has been approved by the appraisal committee of the Board of Directors or the full board. Appraisals are subsequently reviewed by the loan committee of the board. We also require title insurance on all mortgage loans, and borrowers must obtain hazard insurance except for loans for unimproved land. Flood insurance is required for all properties located in flood hazard areas if the community in which the property is located participates in the National Flood Insurance Program. When underwriting loans, except passbook loans, we review and verify each loan applicant’s employment, employment history, income and credit history including W-2s or similar tax information and, if applicable, our experience with the borrower. Our policy is to obtain credit reports and verification of employment/income on all borrowers and guarantors. We obtain personal guarantees of repayment of borrowers for any loans where the borrower is an entity.

While we do not currently sell loans into the secondary market, we are a broker for market investors who performs all underwriting and closes the loan in their name. We expect this activity to generate fee income for the Bank beginning in 2014. We intend to hire an employee to conduct these operations full time during the second quarter of 2014.

As of December 31, 2013, our legal lending limit for loans-to-one borrower was approximately $3.2 million. At December 31, 2013, the largest outstanding loan relationship had a balance of $2.7 million. All the loans in this relationship were performing in accordance with its original terms at December 31, 2013.

At this time, we service all loans that we originate and hold in our portfolio.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our Board of Directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and the value of the collateral that will secure the loan. To assess the borrower’s ability to repay, our policies provide for the review of the borrower’s employment and credit history, including the Bank’s prior experience with the borrower, and information on the historical and projected income and expenses of the borrower, including applicant’s monthly housing expense-to-income ratio and monthly debt-to-income ratio. We will also evaluate a guarantor when a guarantee is provided as part of the loan.

Our loan policy provides that once a loan application is assembled, it must be submitted to the loan committee of our Board of Directors for approval. The loan committee may table a loan if it believes that additional information is needed to make a decision, and the committee may also refer the loan to the full Board of Directors if it believes that the circumstances of the loan application warrant review by the full board. In addition, all loans to directors, officers or affiliated persons of the Bank and loans for the acquisition and/or development of tracts must be presented to and approved by the full board.

Collection Procedures. Delinquent accounts are monitored on a regular basis by senior management, and our Board of Directors reviews collection reports at its monthly meetings. When a borrower fails to make required payments on a loan, we take a number of steps to induce the borrower to cure the delinquency and restore the loan to current status, and we work with our borrowers to the maximum extent possible to bring delinquent loans current. Generally, notices are automatically generated and sent by computer 15 days after the first missed payment due date, followed by a second notice, which lists late charges, at 20 days after the first missed payment. Our collection personnel also attempt contact by letter or telephone, which can occur anytime from the date of the first notice, in order to attempt to work out payment arrangements. If workout attempts fail, we may bring legal action in order to attempt to collect the debt anytime after the loan is delinquent more than 30 days.

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Other Banking Products

For the convenience of our customers, we also offer Internet banking and bill pay, automatic (preauthorized) bill pay, mobile and telephone banking, ATM/debit cards, cashier’s checks, wire transfers and automated clearing house (ACH) payment and identity theft protection services. In addition, while we do not offer an ATM at our banking office, we are a member of the MoneyPass ATM network, which offers tens of thousands of surcharge-fee ATMs through the U.S. A free MoneyPass App allows customers to find surcharge-free MoneyPass ATMs using either an iPhone or Android device.

Investments

Our investment policy is established by the Board of Directors. The objectives of the policy are to maintain liquidity, stabilize earnings, manage interest rate risk and provide alternative investment vehicles when loan demand is low. In order to achieve these objectives, our policy provides that the Bank will maintain an investment portfolio consisting of (i) a short-term liquidity portfolio that consists of investments that will accommodate the Bank’s cash requirements, and (ii) a long-term investment income portfolio in which the remaining available funds are invested.

Our President, Vice-President and Treasurer and Chief Financial Officer have responsibility for managing the investment portfolio and authorizing and approving an investment strategy in compliance with our investment policy and for monitoring our investment performance. Such officers have the authority to purchase any security that qualifies as eligible under applicable FDIC and Maryland State regulations in amounts up to $2.5 million. All investment activity is reported to the Board of Directors on a monthly basis. Transactions in excess of this amount must be pre-approved by the Board.

Our policy provides that our short-term portfolio be free from pledging and that the Bank will not currently engage in hedging or options activities. If future conditions warrant the use of hedging or options, we will develop a hedging strategy to be approved by our board prior to engaging in any such activities.

Any exception to our investment policy must be approved by the Board of Directors.

We account for investment and mortgage-backed securities in accordance with Accounting Standards Codification Topic 320, “Investments—Debt and Equity Securities.” Accounting Standards Codification 320 requires that investments be categorized as held to maturity, trading, or available for sale. Our decision to classify certain of our securities as available for sale is based on our need to meet daily liquidity needs and to take advantage of profits that may occur from time to time.

Our investment policy provides that we may purchase the following securities for our short-term liquidity portfolio:

•	U.S. Treasury Obligations with maturities of 12 months or less;

•	Securities issued by Fannie Mae, Freddie Mac, Ginnie Mae and the Federal Home Loan Bank (FHLB) with maturities of 12 months or less;

•	Obligations of state or country governments where our office is located with maturities of up to 12 months if rated AAA, AA or A (such obligations may not consist of more than 2.0% of our total assets);

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•	Certificates of deposit in other FDIC institutions with maturities of 12 months or less and amounts of $250,000 or less; and

•	Federal funds (Overnight Funds) with maturities of 12 months or less from institutions insured by the FDIC, up to a maximum of 10% of assets, or from the FHLB.

Securities acceptable for the long term portfolio include:

•	U.S. Treasury Obligations with maturities of ten years or less;

•	U.S. Federal agency or Federally sponsored agency obligations with maturities of 30 years or less; and

•	Term Federal funds with maturities of 12 months or more from federally-insured institutions.

For additional information about our investment portfolio, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Balance Sheet Analysis and Comparison of Financial Condition at December 31, 2013 to December 31, 2012.”

Sources of Funds

General. Deposits, scheduled amortization and prepayments of loan principal, maturities and calls of securities, and funds provided by operations are our primary sources of funds for use in lending, investing and for other general purposes.

Deposits. We offer deposit products having a range of interest rates and terms. We currently offer passbook savings accounts, interest-bearing and noninterest-bearing demand accounts, and certificates of deposit including IRA certificates of deposit. Our business plan includes developing commercial business relationships in order to increase noninterest bearing deposits, as well as an increased focus on growing non-certificate of deposit relationships.

Deposit flows are significantly influenced by general and local economic conditions, changes in prevailing interest rates, internal pricing decisions and competition. Our deposits are primarily obtained from areas surrounding our office. In order to attract and retain deposits we rely on paying attractive interest rates and providing quality service.

Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions. At December 31, 2013, $117.3 million, or 76.3% of our total deposit accounts were certificates of deposit and IRA certificates of deposit, of which $41.6 million had maturities of one year or less.

For additional information about our deposits, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Balance Sheet Analysis and Comparison of Financial Condition at December 31, 2013 to December 31, 2012—Deposits.”

Employees

As of May 6, 2014, we had 15 full-time employees and two part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

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Subsidiary Activities

Upon completion of the conversion, Midstate Community Bank will become the wholly owned subsidiary of Midstate Bancorp. Midstate Community Bank has two subsidiaries, SAAM, LLC and SFB, LLC, both of which were formed to hold foreclosed real estate acquired through foreclosure or deed-in-lieu of foreclosure.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts that are believed by management to be immaterial to our financial condition or results of operations.

Expense and Tax Allocation

Midstate Community Bank will enter into an agreement with Midstate Bancorp, Inc. to provide it with certain administrative support services, whereby Midstate Community Bank will be compensated at not less than the fair market value of the services provided. In addition, Midstate Community Bank and Midstate Bancorp, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Properties

We own two buildings, one at 6800 York Road and one at 6810 York Road in Baltimore, Maryland. The property at 6800 York Road consists of a 5,473 square foot two-story office building plus basement. We use approximately 25% of this building to house our lending function and also use the basement. We lease out the rest of this building, which is currently 100% leased.

We use the building at 6810 York Road for our executive offices and branch location, and this building houses all staff except lending. This building consists of a 4,200 square foot one-story building and includes a drive-through facility.

SUPERVISION AND REGULATION

General

Midstate Bancorp, Inc. is a Maryland corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, Midstate Bancorp, Inc. is required to file certain reports with, is subject to examination by, and otherwise must comply with the rules and regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and is subject to certain regulations of the Maryland Office of the Commissioner of Financial Regulation. Midstate Bancorp, Inc. is also subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

As a state chartered bank, Midstate Community Bank is supervised and examined by the Maryland Office of the Commissioner of Financial Regulation, and by the Federal Deposit Insurance Corporation (the “FDIC”) as the insurer of its deposits and its primary federal regulator. Midstate Community Bank is also regulated to a lesser extent by the Federal Reserve Board, governing reserves to be maintained against deposits and other matters. Midstate Community Bank’s relationship with its depositors and borrowers also is regulated by state and federal law, including in matters concerning the ownership of deposit accounts and the form and content of Midstate Community Bank’s loan documents. This system of state and federal regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of stockholders. Midstate Community Bank is periodically examined by the Maryland Office of the Commissioner of Financial Regulation and the FDIC to ensure that it satisfies applicable standards with respect to its capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following examinations, the Maryland Office of the Commissioner of Financial Regulation and the FDIC prepare reports for the consideration of Midstate Community Bank’s Board of Directors on any operating deficiencies.

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Any change in these laws or regulations, whether by the FDIC, the Maryland Office of the Commissioner of Financial Regulation, the Federal Reserve Board or Congress, could have a material adverse impact on Midstate Bancorp, Inc., Midstate Community Bank and our operations.

Set forth below is a brief description of the material regulatory requirements that are applicable to Midstate Bancorp, Inc. and Midstate Community Bank. The description below is limited to the material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Midstate Bancorp, Inc. and Midstate Community Bank.

Banking Regulation

Financial Institutions Article of the Maryland Annotated Code. The Financial Institutions Article of the Maryland Annotated Code (the “Banking Code”), contains detailed provisions governing the organization, operations, corporate powers, commercial and investment authority, branching rights and responsibilities of directors, officers and employees of Maryland banking institutions. The Banking Code delegates extensive rulemaking power and administrative discretion to the Maryland Office of the Commissioner of Financial Regulation in its supervision and regulation of state-chartered banking institutions. The Maryland Office of the Commissioner of Financial Regulation may order any banking institution to discontinue any violation of law or unsafe or unsound business practice.

Capital Adequacy Guidelines. Under the FDIC’s regulations, federally insured state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as Midstate Community Bank, are required to comply with minimum leverage capital requirements. The minimum leverage capital requirement for a bank is the ratio of Tier 1 (core) capital to total assets of not less than 3% if the FDIC determines that the institution is not anticipating or experiencing significant growth and has well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and in general is considered a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System (the CAMELS rating system) established by the Federal Financial Institutions Examination Council. For all other institutions, the minimum leverage capital ratio is not less than 4%. Tier 1 capital is the sum of common stockholders’ equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

In addition, FDIC regulations require state non-member banks to maintain certain ratios of regulatory capital to regulatory risk-weighted assets, or “risk-based capital ratios.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items to risk-weighted categories ranging from 0% to 200%. State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount up to 1.25% of risk-weighted assets, cumulative preferred stock and certain other capital instruments, and a portion of the net unrealized gain on available for sale equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital.

New Capital Rules. In July 2013, the FDIC and the other federal bank regulatory agencies issued a final rule that will revise the leverage and risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets) and increases the minimum Tier 1 capital to risk-based assets requirement (from 4% to 6% of risk-weighted assets). The new capital requirements also include changes in the risk-weights of assets to better reflect credit risk and other risk exposures. These include: a 150% risk weight (up from 100%) for certain high volatility commercial real estate acquisition, development and construction loans and non-residential mortgage loans that are 90 days past due or otherwise on non-accrual status; a 20% (up from 0%) credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable; a 250% risk weight (up from 100%) for mortgage servicing and deferred tax assets that are not deductible from capital; and increased risk-weights (from 0% to up to 600%) for certain equity exposures.

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The final rule also includes changes in what constitutes regulatory capital, some of which are subject to a two-year transition period. These changes include the phasing-out of certain instruments as qualifying capital. Mortgage servicing rights, certain deferred tax assets and investments in unconsolidated subsidiaries over designated percentages of common stock will be required to be deducted from capital, subject to a two-year transition period. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule becomes effective for the Bank on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016 and ending January 1, 2019, when the full capital conservation buffer requirement will be effective.

Prompt Corrective Action Regulations. Under federal prompt corrective action regulations, the FDIC is authorized and, under certain circumstances, required to take various “prompt corrective actions” to resolve the problems of any state non-member bank that is not adequately capitalized. Under these regulations, a bank is considered to be (i) “well capitalized” if it has total risk-based capital of 10% or more, Tier 1 risk-based capital of 6.0% or more, Tier I leverage capital of 5% or more, and is not subject to any written capital order or directive; (ii) “adequately capitalized” if it has total risk-based capital of 8% or more, Tier I risk-based capital of 4.0% or more and Tier I leverage capital of 4% or more (3% under certain circumstances), and does not meet the definition of “well capitalized”; (iii) “undercapitalized” if it has total risk-based capital of less than 8%, Tier I risk-based capital of less than 4% or Tier I leverage capital of less than 4% (3% under certain circumstances); (iv) “significantly undercapitalized” if it has total risk-based capital of less than 6%, Tier I risk-based capital less than 3%, or Tier I leverage capital of less than 3%; and (v) “critically undercapitalized” if its ratio of tangible equity to total assets is equal to or less than 2%. Under certain circumstances, the FDIC may reclassify a well capitalized institution as adequately capitalized, and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized). As of December 31, 2013, Midstate Community Bank was “well capitalized” for this purpose and its capital exceeded all applicable requirements.

As an additional means to identify problems in the financial management of depository institutions, the Federal Deposit Insurance Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

Deposit Insurance. The Deposit Insurance Fund (“DIF”) of the FDIC insures deposits at FDIC insured financial institutions such as Midstate Community Bank. Deposit accounts in Midstate Community Bank are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor. FDIC-insured depository institutions are required to pay deposit insurance assessments to the FDIC to fund the DIF, which is currently under-funded.

Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. Rates are based on each institution’s risk category and certain specified risk adjustments. Stronger institutions pay lower rates while riskier institutions pay higher rates. In February 2011, the FDIC published a final rule under the Dodd-Frank Act to reform the deposit insurance assessment system. The rule redefined the assessment base used for calculating deposit insurance assessments effective April 1, 2011. Under the new rule, assessments are based on an institution’s average consolidated total assets minus average tangible equity instead of total deposits. The rule revised the assessment rate schedule to establish assessments ranging from 2.5 to 45 basis points.

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In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs, and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Midstate Community Bank. Management cannot predict what assessment rates will be in the future. Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Maryland Regulatory Assessment. The Maryland Office of the Commissioner of Financial Regulation annually assesses state banking institutions to cover the expense of regulating banking institutions. The Bank’s asset size determines the amount of the assessment.

Liquidity. Midstate Community Bank is subject to the reserve requirements imposed by the State of Maryland. A Maryland banking institution is required to have at all times a reserve equal to at least 15% of its demand deposits. Midstate Community Bank is also subject to the uniform reserve requirements of Federal Reserve Board Regulation D, which applies to all depository institutions with transaction accounts or non-personal time deposits. Specifically, for 2014, amounts in transaction accounts above $13.3 million and up to $89.0 million must have reserves held against them in the ratio of three percent of the amount. Amounts above $89.0 million require reserves of $2,271,000 plus 10 percent of the amount in excess of $89.0 million. Midstate Community Bank is in compliance with its reserve requirements.

Loans-to-One-Borrower Limitation. With certain limited exceptions, a Maryland banking institution may lend to a single or related group of borrowers an amount equal to 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if such loan is secured by readily marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. Midstate Community Bank is in compliance with its loans-to-one borrower limitations.

Community Reinvestment Act and Fair Lending Laws. Under the Community Reinvestment Act of 1977 (“CRA”), the FDIC is required to assess the record of all financial institutions regulated by it to determine if such institutions are meeting the credit needs of the community (including low and moderate income neighborhoods) that they serve. CRA performance evaluations are based on a four-tiered rating system: Outstanding, Satisfactory, Needs to Improve and Substantial Noncompliance. CRA performance evaluations are considered in evaluating applications for such things as mergers, acquisitions and applications to open branches. Midstate Community Bank has a CRA rating of “Satisfactory.” In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the FDIC, the Department of Housing and Urban Development, and the Department of Justice, and in private civil actions by borrowers.

Transactions with Related Parties. Transactions between banks and their related parties or affiliates are limited by Sections 23A and 23B of the Federal Reserve Act and federal regulations. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank holding company and any companies that are controlled by such parent holding company are affiliates of the bank.

Generally, Section 23A of the Federal Reserve Act and the Federal Reserve Board’s Regulation W limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such institution’s capital stock and surplus. The term “covered transaction” includes the making of loans, purchase of assets, issuance of guarantees and other similar transactions. In addition, loans or other extensions of credit by the bank to an affiliate are required to be collateralized in accordance with regulatory requirements, and the bank’s transactions with affiliates must be consistent with safe and sound banking practices and may not involve the purchase by the bank of any low-quality asset. Section 23B applies to covered transactions as well as certain other transactions and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to non-affiliates.

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Section 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board govern extensions of credit made by a bank to its directors, executive officers, and principal stockholders (“insiders”). Among other things, these provisions require that extensions of credit to insiders be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features. Further, such extensions may not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the bank’s capital. Extensions of credit in excess of certain limits must be also be approved by the Board of Directors.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Federal Home Loan Bank System. Midstate Community Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Atlanta, Midstate Community Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of December 31, 2013, Midstate Community Bank was in compliance with this requirement.

Dodd-Frank Act. The Dodd-Frank Act made significant changes to bank regulatory structure and affected the lending, investment, trading, and operating activities of financial institutions and their holding companies. The Dodd-Frank Act eliminated the Company’s former primary federal regulator, the Office of Thrift Supervision (“OTS”) and required federal savings associations to be regulated by the Office of the Comptroller of the Currency (“OCC”), the primary federal regulator for national banks, as of July 21, 2011. The Dodd-Frank Act also authorized the Federal Reserve Board to supervise and regulate all savings and loan holding companies in addition to the bank holding companies that it previously regulated. The Dodd-Frank Act also required the Federal Reserve Board to set minimum capital levels for depository institution holding companies that are as stringent as those required for their insured depository subsidiaries and limits the components of holding company Tier 1 capital to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions. Bank holding companies with assets of less than $500 million are exempt from these capital requirements. The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect when the statute was enacted, and directed the federal banking regulators to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act also created the Consumer Financial Protection Bureau (“CFPB”) with broad powers to supervise and enforce consumer protection laws. The CFPB has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit unfair, deceptive or abusive acts and practices. The CFPB has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets will continue to be examined for compliance by their applicable bank regulators. The legislation also weakened the federal preemption available for national banks and federal savings associations, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

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The Dodd-Frank Act also broadened the base for FDIC insurance assessments and permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009. Assessments are now based on an institution’s average consolidated total assets less tangible equity capital. The Dodd-Frank Act increased stockholder influence over boards of directors by requiring companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments and authorizing the SEC to promulgate rules that would allow stockholders to nominate and solicit votes for their own candidates using a company’s proxy materials. The legislation directed the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded or not. The Dodd-Frank Act provided for originators of certain securitized loans to retain a percentage of the risk for transferred loans, directed the Federal Reserve Board to regulate pricing of certain debit card interchange fees and contained a number of reforms related to mortgage origination.

Other Regulations. Interest and other charges collected or contracted for by the Bank are subject to state usury laws and federal laws concerning interest rates. The Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Real Estate Settlement Procedures Act, requiring that borrowers for mortgage loans for residential real estate receive various disclosures, including good faith estimates of settlement costs, lender servicing and escrow account practices, and prohibiting certain practices that increase the cost of settlement services;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed, or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of the Bank also are subject to the:

•	Right to Financial Privacy Act which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated there under, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (“Check 21”), which gives substitute checks, such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	The USA PATRIOT Act, which requires savings banks to, among other things, establish broadened anti-money laundering compliance programs and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

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•	The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to opt out of the sharing of certain personal financial information with unaffiliated third parties.

Effect of Governmental Monetary Policies

Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board affect the levels of bank loans, investments and deposits through its control over the issuance of United States government securities, its regulation of the discount rate applicable to member banks and its influence over reserve requirements to which member banks are subject. We cannot predict the nature or impact of future changes in monetary and fiscal policies.

Bank Holding Company Regulation

General. As a bank holding company, Midstate Bancorp, Inc. is subject to regulation and examination by the Maryland Office of the Commissioner of Financial Regulation and the Federal Reserve Board. Midstate Bancorp, Inc. is required to file with the Federal Reserve Board an annual report and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Among other things, the BHC Act requires regulatory filings by a stockholder or other party that seeks to acquire direct or indirect “control” of an FDIC-insured depository institution. The determination whether an investor “controls” a depository institution is based on all of the facts and circumstances surrounding the investment. As a general matter, a party is deemed to control a depository institution or other company if the party owns or controls 25% or more of any class of voting stock. Subject to rebuttal, a party may be presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting stock. Ownership by affiliated parties, or parties acting in concert, is typically aggregated for these purposes. If a party’s ownership of Midstate Bancorp were to exceed certain thresholds, the investor could be deemed to “control” Midstate Bancorp for regulatory purposes. This could subject the investor to regulatory filings or other regulatory consequences.

Permissible Activities. Pursuant to provisions of the BHC Act and regulations promulgated by the Federal Reserve Board thereunder, Midstate Bancorp, Inc. may only engage in or own companies that engage in activities deemed by the Federal Reserve Board to be so closely related to the business of banking or managing or controlling banks as to be a proper incident thereto, and the holding company must obtain permission from the Federal Reserve Board prior to engaging in most new business activities. In addition, bank holding companies like Midstate Bancorp, Inc. must be well capitalized and well managed in order to engage in the expanded financial activities permissible only for a financial holding company.

Capital. Federal banking regulators have adopted risk-based capital guidelines for bank holding companies. Currently, the required minimum ratio of total capital to risk-weighted assets (including off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be Tier 1 capital, consisting principally of common stockholders’ equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock and a limited amount of the general loan loss allowance.

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In addition to the risk-based capital guidelines, the federal banking regulators established minimum leverage ratio (Tier 1 capital to total assets) guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for those bank holding companies which have the highest regulatory examination ratings and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a leverage ratio of at least 4%.

The above risk-based and leverage ratio guidelines apply on a consolidated basis to any bank holding company with consolidated assets of $500 million or more. These guidelines also apply on a consolidated basis to any bank holding company with consolidated assets of less than $500 million if such holding company (i) is engaged in significant nonbanking activities either directly or through a nonbank subsidiary; (ii) conducts significant off-balance sheet activities or (iii) has a material amount of debt or equity securities outstanding (other than trust preferred securities) that are registered with the SEC. As of December 31, 2013, Midstate Bancorp, Inc. had consolidated assets of less than $500 million and did not satisfy the nonbanking, off-balance sheet, or debt requirements that would make it subject to the risk-based or leverage ratio requirements discussed above. However, under the Federal Reserve Board Policy for Small Holding Companies it must continue to serve as a source of strength for its subsidiary bank.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital requirements, asset quality and overall financial condition. The Federal Reserve Board’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. Under the prompt corrective action laws, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect the ability of Midstate Bancorp, Inc. to pay dividends or otherwise engage in capital distributions.

Federal Securities Laws

After the conversion, Midstate Bancorp, Inc.'s common stock will be registered with the SEC under the Securities Exchange Act of 1934. Midstate Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and, other requirements under the Securities Exchange Act of 1934.

Midstate Bancorp, Inc. common stock held by persons who are affiliates (generally officers, directors and principal shareholders) of Midstate Bancorp, Inc. may not be resold without registration or unless sold in accordance with certain resale restrictions. If Midstate Bancorp, Inc. meets specified current public information requirements, each affiliate of Midstate Bancorp, Inc. will be able to sell in the public market, without registration, a limited number of shares in any three-month period.

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Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, Midstate Bancorp, Inc.’s Chief Executive Officer and Chief Financial Officer will be required to certify that Midstate Bancorp, Inc.'s quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the SEC under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of Midstate Bancorp, Inc.'s internal control over financial reporting; they have made certain disclosures to Midstate Bancorp, Inc.'s auditors and the audit committee of the Board of Directors about Midstate Bancorp, Inc.'s internal control over financial reporting; and they have included information in Midstate Bancorp, Inc.'s quarterly and annual reports about their evaluation and whether there have been changes in Midstate Bancorp, Inc.'s internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. Midstate Bancorp, Inc. has prepared policies, procedures and systems designed to ensure compliance with these regulations.

Emerging Growth Company Status

The Jumpstart Our Business Startups (“JOBS”) Act, which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Midstate Bancorp qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of its internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Midstate Bancorp will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates).

Finally, an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Midstate Bancorp has chosen to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision not to take advantage of the extended transition period for complying with new or revised accounting standards is irrevocable.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

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TAXATION

Federal Taxation

General. Midstate Bancorp and Midstate Community Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Midstate Bancorp and Midstate Community Bank.

Method of Accounting. For federal income tax purposes, Midstate Community Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31st for filing its federal income tax returns. For federal income tax purposes, Midstate Community Bank will file a consolidated tax return with Midstate Bancorp, Inc.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At December 31, 2013, Midstate Community Bank had no alternative minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. However, as a result of recent legislation, subject to certain limitations, the carryback period for net operating losses incurred in 2008 or 2009 (but not both years) has been expanded to five years. At December 31, 2013, Midstate Community Bank had no net operating loss carryforwards.

Corporate Dividends. Midstate Bancorp will generally exclude from its income 100% of dividends received from Midstate Community Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Midstate Community Bank’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

The State of Maryland imposes a corporation business income tax of approximately 8.25% on income measured substantially the same as federally taxable income, except that U.S. Government interest is not fully taxable. Midstate Community Bank’s state income tax returns have not been audited in the most recent five-year period.

MANAGEMENT OF MIDSTATE BANCORP, INC.

Shared Management Structure

The directors of Midstate Bancorp are the same persons who are the directors of Midstate Community Bank and the executive officers of Midstate Community Bank are the executive officers of Midstate Bancorp. We expect that Midstate Bancorp and Midstate Community Bank will continue to have common directors and executive officers until there is a business reason to establish separate management structures.

Executive Officers of Midstate Bancorp, Inc. and Midstate Community Bank

The following table sets forth information as of May 6, 2014, regarding the individuals who serve as the executive officers of Midstate Community Bank and Midstate Bancorp.

Name	Age	Position
N. Alan Anthony	68	President, Chief Executive Officer and Chairman of the Board
Nancy L. Gerling	56	Vice President, Secretary, Director
Paul A. Lovelace	59	Treasurer and Chief Financial Officer

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The executive officers of Midstate Bancorp and Midstate Community Bank are elected annually. The business experience for the past five years of each of our executive officers is set forth below.

N. Alan Anthony has served as President and Chief Executive Officer of Midstate Community Bank since 1990 and as Chairman of the Board since January 1, 2013. He was elected to the Bank’s Board of Directors in 1976. The Bank was previously run by Mr. Anthony’s mother, whom he replaced as Chairman when she retired after 61years at the Bank. He has worked at the Bank since 1971, beginning as a teller and holding various positions at the Bank during his career. Mr. Anthony’s over 40 years of banking experience, including almost 25 years as President and Chief Executive Officer of Midstate Community Bank, has provided him with strong leadership and managerial skills, as well as a deep understanding of our Bank and the financial services industry generally. His knowledge of all aspects of the Bank and our industry, as well as his extensive local business contacts, which we believe will be helpful as we begin to reach out to the business community as part of our business plan, more than qualify him to serve as Chairman of the Board, as well as our President and Chief Executive Officer. We also believe it is beneficial to have executive officers, who are familiar with the day-to-day operations of Midstate Community Bank, serving on the Board of Directors, which provides the Board with a management perspective that helps it successfully oversee Midstate Community Bank.

Nancy L. Gerling joined Midstate Community Bank in May 1982 and has worked in all lending and deposit departments during her tenure at the Bank. She was appointed Vice President and Secretary of the Bank in January 1990 and elected to the Board of Directors in June 2012. Ms. Gerling currently supervises our lending and compliance departments, is responsible for our human resource functions, and also acts as the Bank’s Bank Secrecy Act/Office of Foreign Asset Control and Community Reinvestment Act Officer. Ms. Gerling is a graduate of Washington College in Chestertown, Maryland, and of the University of Baltimore Law School. She has been a member of the Maryland Bar since 1987.

The Board of Directors believes that Ms. Gerling’s knowledge of the industry and our bank gained as a result of her long tenure with us and her work in various departments of the Bank, as well as her business and social contacts in our market area, qualifies her to serve as a director. As noted above with respect to Mr. Anthony, the board also believes it is beneficial to have executive officers, who are familiar with the day-to-day operations of Midstate Community Bank, serving on the Board of Directors.

Paul A. Lovelace joined Midstate Community Bank as Chief Financial Officer in March 2012 and was elected Treasurer in January 2014. Prior to that he served as Senior Vice President and Chief Financial Officer of Madison Square Federal Savings Bank in Baltimore, Maryland from January 2011 through February 2012, where he managed all aspects of accounting and prepared the company’s SEC filings. From October 2010 through December 2010, Mr. Lovelace served as a Staff Accountant at the Pension Benefit Guaranty Corporation in Washington, D.C., where he was responsible for drafting accounting policy and procedures, and from September 2010 through October 2010 he was a Staff Accountant at the Veterans Administration in Washington, D.C. Mr. Lovelace was not employed from February through August 2010. Prior to that he was Vice President, Assistant Controller at S&T Bancorp in Indiana, Pennsylvania from October 2007 through January 2010 and Vice President, Bank Controller at Susquehanna Bancshares in Lititz, Pennsylvania from November 1999 through September 2007. Mr. Lovelace is a graduate of Towson University in Towson, Maryland.

Directors of Midstate Bancorp, Inc. and Midstate Community Bank

Midstate Bancorp has eight directors, each of whom is a director of Midstate Community Bank and each of whom has served on Midstate Bancorp’s Board of Directors since its incorporation on April 29, 2014. Midstate Bancorp’s articles of incorporation provide that directors will serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. After the conversion, directors of Midstate Community Bank will be elected by Midstate Bancorp as its sole stockholder. The following table states our directors’ names, current ages, and when their current terms expire:

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Name	Position Held with Midstate Bancorp, Inc.	Age	Term Expires
N. Alan Anthony	President, Chief Executive Officer and Chairman of the Board	68	2015
M. Thomas Davis	Director	66	2017
Raymond C. Daue, Jr.	Director	65	2017
Nancy L. Gerling	Vice President, Secretary, Director	56	2016
William O. Heffernan	Director	61	2016
Donald Huber	Director	66	2017
Edward T. Leland	Director	67	2016
Douglas R. Sinclair	Director	66	2015

Director Independence

The Board of Directors has determined that each of our directors, with the exception of N. Alan Anthony and Nancy L. Gerling, who are executive officers of Midstate Community Bank, is “independent” as defined in the listing rules of the NASDAQ Stock Market LLC, assuming the rules and listing standards of the NASDAQ Stock Market were applicable to us. There are no relationships, transactions or arrangements between the directors and Midstate Community Bank or Midstate Bancorp that are not disclosed under “—Transactions with Certain Related Persons” below.

The Business Background of Our Directors

The business experience for at least the past five years of each of our non-executive directors is set forth below. Unless otherwise indicated, such directors have held their positions for at least the past five years.

M. Thomas Davis joined Midstate Community Bank’s Board of Directors in 2004. Mr. Davis has been a local sportscaster for 44 years and has been a sportscaster for the MASN network since 2008. He has served as host of MASN’s Mid-Atlantic Sports Report since 2010 and is also a co-host of “O’s Xtra,” MASN’s pre- and post-game shows. Mr. Davis previously spent 17 seasons as a host on Baltimore Orioles’ telecasts on Home Team Sports (HTS) from 1984-2000. A five-time winner of the Maryland Sportscaster of the Year Award, Mr. Davis began his career as a weekend sportscaster on WBAL-TV in Baltimore in the early 1970s, and has worked in local radio and national sports broadcasting as well. Mr. Davis graduated with a Bachelor of Science degree in Marketing from the University of Baltimore. The Board of Directors believes that Mr. Davis’ contacts and name recognition in our primary target market make him a valuable asset to our board and our bank.

Raymond C. Daue, Jr. has been a director of Midstate Community Bank since 1998. Mr. Daue has been a Senior Vice President of Willis of Maryland, Inc., an insurance broker, since 1983. Mr. Daue presently serves on the Board of Directors of Guest Services. Mr. Daue also serves on several non-profit boards of directors, including University of Maryland St. Joseph’s Medical Center and 1st Tee of Maryland. He also serves on the Board of Governors of the Baltimore County Club and is a former trustee of Calvert Hall College and the Maryland Special Olympics. Mr. Daue is a graduate of Calvert Hall College and the University of Baltimore. Mr. Daue has lived and worked in our market area for many years and has developed extensive community contacts that help Midstate Community Bank in its marketing efforts, and the Board of Directors believes this, along with his management and operational knowledge gained through his experience as a senior officer of Willis, Inc., qualifies him to serve as a director of Midstate Community Bank and Midstate Bancorp.

William O. Heffernan has served as a director of Midstate Community Bank since January 2012. He has been Vice President Business Development with First Home Mortgage Corporation in Baltimore, Maryland since 1997. Mr. Heffernan has almost 35 years experience in the residential mortgage industry and has spent his entire career in the Baltimore Metropolitan Area. He has been a member of the Maryland Mortgage Bankers Association since 1980 and has previously served as President and a Board Member. Mr. Heffernan’s experience in the mortgage lending industry, coupled with his ongoing involvement in the industry as a director of Midstate Community Bank, brings invaluable insight regarding our business as well as the financial, operational, strategic and other risks facing Midstate Community Bank, and qualifies Mr. Heffernan to serve as a director of Midstate Community Bank and Midstate Bancorp.

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Donald Huber has been a director of Midstate Community Bank since January 2012. He has been the Owner and President of The Donald S. Huber Company, Inc., a general contractor homebuilding company located in Cockeysville, Maryland, since 1972. Mr. Huber has lived and worked in our market area for many years and has developed extensive community contacts that help Midstate Community Bank in its marketing efforts. Mr. Huber’s background and current employment provides the Board and the Bank with valuable insight into our local real estate markets, including risks faced by Midstate Community Bank in connection with its mortgage originations. In addition, Mr. Huber provides the board significant management, strategic and operational knowledge acquired through his experience in operating a small local business. Therefore, the Board of Directors believes he is qualified to serve as a director of Midstate Community Bank and Midstate Bancorp.

Edward T. Leland has been a director of Midstate Community Bank since 1997. He also served as the Bank’s Treasurer from 2011 through 2014. Mr. Leland has been retired for almost ten years, but prior to his retirement owned and operated a number of restaurants. Mr. Leland’s long-term involvement with Midstate Community Bank as a director for more than 15 years, during which he has had the opportunity to develop extensive knowledge of our business, history and operations, qualifies him to serve on the Board of Directors of both Midstate Community Bank and Midstate Bancorp.

Douglas R. Sinclair joined Midstate Community Bank’s Board of Directors in January 2013. Mr. Sinclair spent his entire career as a federal banking regulator, beginning in 1973 working for the Federal Home Loan Bank Board as a savings and loan examiner. The agency became part of the Federal Home Loan Bank of Atlanta, and in 1989 the Office of Thrift Supervision was established as a separate governmental agency to regulate the thrift industry. The OTS merged with the OCC in July 2011 and Mr. Sinclair retired from the OCC as a Regional Examiner in July 2012. During his 40 years of government service, Mr. Sinclair held the positions of banking examiner, Field Manager and Regional Examiner. Mr. Sinclair is considered an expert in the fields of real estate loan analysis and financial analysis of financial institutions based on his prior regulatory experience, which has also given him a thorough understanding of our business, as well as the risks, challenges and opportunities, regulatory and otherwise, facing our industry. Mr. Sinclair brings this valuable insight to our board, which makes him an appropriate choice to serve on the Board of Directors of both Midstate Community Bank and Midstate Bancorp, Inc. Mr. Sinclair serves as Chair of our Audit Committee and is our audit committee financial expert as defined in the rules of the Securities and Exchange Commission, based on his years of experience as a federal bank regulator, a significant aspect of which was the review and analysis of bank financial statements, and his attendance at related training courses and seminars.

Family Relationships Among our Executive Officers and Directors

N. Alan Anthony and Nancy L. Gerling are brother and sister. There are no other family relationships among our executive officers and directors.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our Board of Directors and its committees. During the year ended December 31, 2013, the Board of Directors of Midstate Community Bank met 14 times. Midstate Bancorp was incorporated in April 2014 and so its Board of Directors did not hold its first meeting until May 1, 2014. Midstate Community Bank’s Board of Directors has established standing committees, including an Audit Committee, a Compensation Committee, a Loan Committee and an Appraisal Committee. In connection with the formation of Midstate Bancorp, the Board of Directors established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The members of the Audit and Compensation Committees of Midstate Community Bank and Midstate Bancorp are the same, and we expect that these committees will typically hold joint meetings.

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Transactions with Certain Related Persons

The Sarbanes-Oxley Act generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Midstate Community Bank to our executive officers and directors in compliance with federal banking regulations.

Midstate Community Bank has had in the past, and expects to have in the future, banking transactions with directors and executive officers and the business and professional organizations in which they are associated in the ordinary course of business. We maintain a loan program available to all of our officers, directors and employees pursuant to which they are eligible to receive a loan from us at a discounted interest rate of 25 basis points off the rate otherwise available to the general public. Any loans and loan commitments are made in accordance with all applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to unrelated persons. In the opinion of management, these transactions do not and will not involve more than the normal risk of collectability or present other unfavorable features. Directors or officers with any personal interest in any loan application are excluded from considering any such loan application. The aggregate amount of loans outstanding to Midstate Community Bank’s directors, executive officers and their affiliates at December 31, 2013 was approximately $150,000.

William O. Heffernan, one of our directors, is Vice President Business Development with First Home Mortgage Corporation in Baltimore, Maryland, and refers loans to Midstate Community Bank. Such referrals resulted in loan originations of $4.8 million during 2013 and $2.8 million through April 21, 2014, and we paid First Home Mortgage Corporation $45,438 in 2013 and $28,086 through April 21, 2014. We expect these referrals to continue for the foreseeable future.

In addition, we have an ongoing arrangement pursuant to which we use a company owned by M. Thomas Davis, one of our directors, for advertising services. We paid this company $43,800 for such services during 2013.

Executive Officer Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our executive officers during the year ended December 31, 2013, which we also refer to as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)		Total ($)

N. Alan Anthony, President, CEO and Chairman	2013	185,750	35,000	17,488	(1)	238,238
Nancy L. Gerling, Vice-President, Secretary and Director	2013	159,750	30,000	5,693	(2)	195,443
Paul A. Lovelace, Treasurer and Chief Financial Officer	2013	103,000	12,000	1,980	(2)	116,980

(1)	Consists of country club dues in the amount of $10,866 and contributions to the Bank’s 401(k) plan in the executive’s name of $6,622 during 2013.
(2)	Consists of contributions to the Bank’s 401(k) plan on behalf of the executive during 2013.

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Proposed Employment Agreements

Midstate Community Bank is not currently a party to an employment agreement with any of its employees. However, upon completion of the conversion, Midstate Bancorp and Midstate Community Bank intend to enter into employment agreements with N. Alan Anthony to serve as our President and Chief Executive Officer, Nancy L. Gerling to serve as our Vice President, and Paul A. Lovelace to serve as our Chief Financial Officer.

The agreement we intend to enter into with Mr. Anthony will provide for a minimum annual base salary, subject to annual review by and increase at the discretion of our Board of Directors. Mr. Anthony’s current annual base salary is $189,500. The agreement also provides that we may, in our sole discretion, pay Mr. Anthony a cash bonus. Mr. Anthony will also be entitled to participate in such other bonus, incentive and other executive compensation programs as are made available to Midstate Community Bank’s or Midstate Bancorp’s senior management. Under the terms of the anticipated agreement, Mr. Anthony will not be entitled to any fees or compensation for his services as a director of Midstate Community Bank or Midstate Bancorp.

Mr. Anthony’s employment agreement will have an initial three-year term. The agreement will provide that commencing on the first anniversary of the effective date and continuing on each anniversary date thereafter, the agreement will automatically renew for an additional year unless either we or Mr. Anthony give prior written notice of non-renewal, and that the Board of Directors will conduct a performance review of Mr. Anthony to determine whether such notice of non-renewal will be provided.

In addition, Mr. Anthony’s employment agreement will provide that it can be terminated at any time upon our mutual agreement. In addition, under the terms of his anticipated employment agreement, we may terminate Mr. Anthony’s employment (i) at any time for Cause, as defined in the agreement, upon written notice to Mr. Anthony, (ii) at any time without Cause upon written notice to Mr. Anthony, or (iii) upon Mr. Anthony’s death or Permanent Disability, as defined in the agreement. Mr. Anthony may terminate his employment (i) upon his Permanent Disability, (ii) for Good Reason, as defined in the Agreement, or (iii) without Good Reason upon 30 days’ prior written notice. Either we or Mr. Anthony may terminate Mr. Anthony’s employment upon a Change in Control, as defined in the agreement, or within six months thereafter. In addition, the obligations of Midstate Community Bank, Midstate Bancorp and Mr. Anthony under the agreement automatically terminate if Mr. Anthony is removed and/or permanently prohibited from participating in the conduct of our affairs pursuant to regulatory order.

Under the terms of the anticipated employment agreement, if Mr. Anthony’s employment is terminated without Cause, or Mr. Anthony terminates his employment for Good Reason, and a Change in Control has not occurred, then Mr. Anthony will be entitled to continue to receive his then-current monthly base salary, plus any amount he would need to pay to retain health, life and other benefits then provided to him, for a period equal to the remaining term of the agreement. If Mr. Anthony’s employment is terminated by either us or Mr. Anthony upon or within six months of a Change in Control and, if terminated by Mr. Anthony, he has provided at least 30 days’ prior written notice of his intent to terminate his agreement, then Mr. Anthony will be entitled to a lump sum payment equal to 2.99 times his average annual compensation during the most recent five years. If Mr. Anthony had been terminated under this provision on December 31, 2013, had the agreement been in place, he would have been entitled to receive approximately $580,359.

The agreement also will contain non-compete, non-solicitation, confidentiality and indemnification provisions.

The agreements we intend to enter into with Ms. Gerling and Mr. Lovelace will be substantially the same as the agreement with Mr. Anthony, except that Ms. Gerling’s agreement will not provide for termination or change in control payments. If Mr. Lovelace had been terminated under the change in control provisions of his agreement on December 31, 2013, had the agreement been in place, he would have been entitled to receive approximately $358,800.

Tax-Qualified Benefit Plans

401(k) Plan. Midstate Community Bank maintains the Midstate Community Bank 401(k) Profit-Sharing Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). Midstate Community Bank’s named executive officers are eligible to participate in the 401(k) Plan just like any other employee. Employees are eligible to participate in the 401(k) Plan after attaining age 20 and completing one year of service.

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Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, the maximum amount as permitted by the Internal Revenue Code. For 2014, the salary deferral contribution limit is $17,500, provided, however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) Plan for a total of $23,000. In addition to salary deferral contributions, Midstate Community Bank contributes 3.0% of each employee’s annual compensation to the plan. A participant is always 100% vested in his or her salary deferral contributions and employer contributions. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed as a result of a participant’s termination of employment with Midstate Community Bank.

During the year ended December 31, 2013, Midstate Community Bank recognized $2,000 as a 401(k) Plan expense and $27,060 as discretionary matching contributions.

Defined Benefit Plan. Midstate Community Bank has a noncontributory defined benefit pension plan covering substantially all of the employees, including the named executive officers. The Bank makes annual contributions to the plan in amounts sufficient to satisfy minimum funding standards. Assets of the plan are held in trust and invested in interest-bearing deposits with the Bank and marketable equity securities. Employees who are at least 20 years old and have at least one year of service are eligible to participate in the plan.

The defined benefit plan provides for payments to employees after retirement. Payments are based on the average of the employee’s highest three years of compensation in the ten years prior to retirement, with 100% of such average compensation paid to employees with at least 40 years of participation in the plan and pro rata reductions for employees with less than 40 years participation. Employees vest 20% of their benefits in the plan after two years of service, with 20% vesting in each year thereafter. The benefit is a life annuity with at least ten years of payment guaranteed. The plan provides an expected retirement age of 69 for Mr. Anthony and 65 for all other employees. We expect to contribute approximately $500,000 to the defined benefit plan during 2014.

Employee Stock Ownership Plan. In connection with the conversion, Midstate Community Bank adopted an employee stock ownership plan for eligible employees. Midstate Community Bank’s named executive officers are eligible to participate in the employee stock ownership plan just like any other employee. Eligible employees who have attained age 21 and were employed by us as of January 1, 2014 will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8.0% of the total number of shares of Midstate Bancorp common stock issued in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Midstate Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Midstate Community Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants will vest in their accounts 20% after each year of service and become 100% vested upon the completion of five years of service. Participants who were employed by Midstate Community Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

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The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Midstate Community Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Midstate Bancorp’s earnings.

Director Compensation

The following table sets forth the compensation of each of our non-employee directors for the year ended December 31, 2013. Mr. Anthony and Ms. Gerling receive no compensation for their service on the Board of Directors.

Name	Fees earned or paid in cash ($)	All Other Compensation ($)	Total ($)
M. Thomas Davis	22,500	—	22,500
Raymond C. Daue, Jr.	22,500	—	22,500
William O. Heffernan	22,500	—	22,500
Donald Huber	22,500	—	22,500
Edward T. Leland	22,500	—	22,500
Douglas R. Sinclair	22,500	—	22,500

Director Fees

Midstate Community Bank’s non-employee directors are paid a monthly retainer fee for their services, and are not paid additional board or committee meeting fees. These fees are set by the board every six months for the previous six-month period. During 2013 we paid our non-employee directors a monthly fee of $1,750 during January through June and a monthly fee of $2,000 during July through December. Fees for the first and second halves of 2014 will be set in June and December 2014, respectively. Directors receive no other fees or benefits for their service as directors of Midstate Community Bank.

Each person who serves as a director of Midstate Bancorp also serves as a director of Midstate Community Bank. We do not intend that Midstate Bancorp will pay cash remuneration, direct or otherwise, to its directors.

Benefits to be Considered Following Completion of the Offering

Following the offering, we intend to adopt a new stock-based benefit plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares issued in the offering. These limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based benefit plan will not be established sooner than six months after the offering and, if adopted within one year after the offering, would require the approval by stockholders owning a majority of the outstanding shares of common stock of Midstate Bancorp. If the stock-based benefit plan is established more than one year after the offering, it would require the approval of our stockholders by a majority of votes cast.

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The following additional restrictions would apply to our stock-based benefit plan only if the plan is adopted within one year after the offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Midstate Community Bank or Midstate Bancorp.

No decision has yet been made as to anticipated grants to individuals under this plan.

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SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of Midstate Community Bank and their associates, and by all directors and executive officers as a group. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of 130,000 shares of common stock (for a total subscription amount of $1.3 million), which is equal to 5.88% of the shares of common stock to be sold in the offering at the minimum of the offering range. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

Name	Number of Shares	Aggregate Purchase Price	Percent at Minimum of Offering Range
N. Alan Anthony	10,000	$100,000	0.45%
M. Thomas Davis	20,000	200,000	0.90
Raymond C. Daue, Jr.	20,000	200,000	0.90
Nancy L. Gerling	5,000	50,000	0.23
William O. Heffernan	15,000	150,000	0.68
Donald Huber	7,500	75,000	0.34
Edward T. Leland	50,000	500,000	2.26
Douglas R. Sinclair	1,000	10,000	0.05
Paul A. Lovelace	1,500	15,000	0.07
All directors and executive officers as a group (9 persons)	130,000	$1,300,000	5.88%

THE CONVERSION AND OFFERING

The Board of Directors of Midstate Community Bank has approved the plan of conversion. The plan of conversion must also be approved by the depositors (the “members”) of Midstate Community Bank. A special meeting of members of Midstate Community Bank has been called for this purpose. The Maryland Office of the Commissioner of Financial Regulation must also approve the plan of conversion and we must receive a letter of non-objection on the plan of conversion from the FDIC.

The Board of Directors of Midstate Bancorp has also approved the plan of conversion.

General

Pursuant to the plan of conversion, Midstate Community Bank will convert from the mutual form (“mutual” meaning no stockholders) of organization to the stock form of organization. In connection with the conversion, Midstate Community Bank organized a new Maryland stock holding company named Midstate Bancorp, Inc., which will sell shares of common stock to the public in an initial public offering. When the conversion and related offering are completed, all of the outstanding common stock of Midstate Community Bank will be owned by Midstate Bancorp, and all of the outstanding common stock of Midstate Bancorp will be owned by public stockholders.

Midstate Bancorp, Inc. intends to contribute between $10.6 million and $14.5 million of the net proceeds, or $16.7 million if the offering range is increased by 15%, to Midstate Community Bank and to retain between $8.8 million and $12.1 million of the net proceeds, or $13.9 million if the offering range is increased by 15%. The conversion will be consummated only upon the issuance of at least 2,210,000 shares of our common stock pursuant to the plan of conversion. For information on the proposed use of the proceeds from the offering, see the section of this prospectus entitled “How We Intend to Use the Proceeds from the Offering.”

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The plan of conversion provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

(1)	First, to depositors with accounts at Midstate Community Bank with aggregate balances of at least $50.00 as of the close of business on December 31, 2012.

(2)	Second, to our employee stock ownership plan, which will receive nontransferable subscription rights to purchase up to 10.0% of the shares of common stock sold in the offering.

(3)	Third, to depositors with accounts at Midstate Community Bank with aggregate balances of at least $50.00 as of the close of business on [supplemental eligibility date].

(4)	Fourth, to “other members,” Midstate Community Bank’s depositors as of the close of business on [voting record date] who are not in categories 1 or 3 above.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons and trusts of natural persons residing in Baltimore County and Baltimore City, Maryland. See “—Community Offering.”

The shares of common stock not purchased in the subscription offering or community offering may be offered to the general public on a best efforts basis in a “syndicated community offering” to be managed by Sandler O’Neill & Partners, L.P. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of other broker-dealers. See “—Syndicated Community Offering.”

We have the right to accept or reject orders received in a community offering or syndicated community offering at our sole discretion. The community offering and/or syndicated community offering may begin at any time following the commencement of the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us, with regulatory approval.

We determined the number of shares of common stock to be offered for sale based upon an independent valuation of the estimated pro forma market value of Midstate Bancorp assuming the conversion and offering are completed. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—How We Determined the Share Price and the Number of Shares to Be Issued in the Offering” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at Midstate Community Bank’s office. The plan of conversion is part of the applications filed by Midstate Bancorp with the Federal Reserve Board and the Maryland Office of the Commissioner of Financial Regulation and by Midstate Community Bank with the FDIC and the Maryland Office of the Commissioner of Financial Regulation, and is included as an exhibit to Midstate Bancorp, Inc.’s Registration Statement on Form S-1, which is accessible on the Securities and Exchange Commission website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion and Offering

Our Board of Directors decided at this time to convert to a fully public stock form of ownership and conduct the offering in order to increase our capital position. Completing the offering is necessary for us to continue to grow and execute our business strategy.

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Consistent with our business strategy, our primary reasons for converting and raising capital through the offering are:

•	to increase our capital to support future growth and profitability;

•	to enhance our ability to expand our product offerings, including developing products and programs to target small businesses and younger individuals;

•	to have greater flexibility to structure and finance the expansion of our operations;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to enhance our community ties by providing customers and members of our community with the opportunity to acquire an ownership interest in Midstate Community Bank.

We have traditionally operated as a community-oriented financial institution. The significant changes in the financial services industry that have occurred in recent years as a result of the severe downturn in the financial markets beginning in 2007, the severe nationwide economic recession that followed, and the increased regulatory burden of the Dodd-Frank Act and implementing regulations and policies, have severely strained the financial and managerial resources of community banks and will continue to do so in the future. Management believes that Midstate Community Bank will be better equipped to address these challenges as a larger, more highly capitalized stock institution. Specifically, mutual institutions cannot raise capital or issue stock for organic growth or to acquire branches or other financial institutions (although Midstate Community Bank has no current plans or agreements for any acquisition). Moreover, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. While Midstate Community Bank has not required these capital tools and stock incentives in the past, they will be essential to implementing our business strategy, and management believes that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

As of December 31, 2013, Midstate Community Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Maryland Office of the Commissioner of Financial Regulation or the FDIC to raise capital. As a result of the conversion, the proceeds from the offering will further improve our capital position during a period of economic, regulatory and political uncertainty.

Approvals Required

The affirmative vote of at least a majority of votes eligible to be cast by Midstate Community Bank’s members as of [voting record date] is required to approve the plan of conversion. A special meeting of members to consider and vote upon the plan of conversion has been scheduled for [member meeting date].

The plan of conversion also must be approved by the Maryland Office of the Commissioner of Financial Regulation and we must receive a letter of non-objection from the FDIC; such approval and non-objection, if granted, however, will not constitute recommendations or endorsements of the plan of conversion by such agencies. Further, in order to complete the plan of conversion the Federal Reserve Board and the Maryland Office of the Commissioner of Financial Regulation must approve Midstate Bancorp, Inc.’s application to form a bank holding company.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. Midstate Community Bank will continue to be a Maryland-chartered bank and will continue to be regulated by the Maryland Office of the Commissioner of Financial Regulation and the FDIC. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving Midstate Community Bank at the time of the conversion will be the directors of Midstate Community Bank (as well as the directors of Midstate Bancorp) after the conversion.

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Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Midstate Community Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Midstate Community Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all of our depositors are members of, and have certain voting rights in, Midstate Community Bank as to all matters requiring membership action. Upon completion of the conversion, Midstate Community Bank will cease to have members and former members will no longer have voting rights. Upon completion of the conversion, all voting rights in Midstate Community Bank will be vested in Midstate Bancorp as the sole stockholder of Midstate Community Bank. The stockholders of Midstate Bancorp will possess exclusive voting rights with respect to Midstate Bancorp common stock.

Tax Effects. We have received an opinion of counsel with regard to the federal income tax consequences, and an opinion from our auditors with respect to the state income tax consequences, of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Midstate Community Bank or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Midstate Community Bank has both a deposit account in Midstate Community Bank and a pro rata ownership interest in the net worth of Midstate Community Bank based on the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Midstate Community Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Midstate Community Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Midstate Community Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the bank is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Midstate Community Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event Midstate Community Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the liquidation account to depositors as of December 31, 2012 and [supplemental eligibility record date] who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Midstate Bancorp as the holder of Midstate Community Bank’s capital stock. A post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

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How We Determined the Share Price and the Number of Shares to Be Issued in the Offering

The plan of conversion, regulations of the FDIC and provisions of the Financial Institutions Article of the Maryland Code require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We have retained Feldman Financial Advisors, a financial services industry consulting firm with over 25 years of experience in valuing financial institutions for mutual to stock conversions, to prepare an independent valuation appraisal. For its services in preparing its appraisal, Feldman Financial Advisors will receive a fee of $35,000 and will be reimbursed for its expenses up to $1,500. In the event Feldman Financial Advisors is required to update its appraisal, it will receive an additional fee of $7,000 for each such update to the valuation appraisal.

We are not affiliated with Feldman Financial Advisors, and neither we nor Feldman Financial Advisors has an economic interest in, or is held in common with, the other. Feldman Financial Advisors represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway Feldman Financial Advisors from serving in the role of our independent appraiser.

We have agreed to indemnify Feldman Financial Advisors and its affiliates and employees against all claims, liabilities and related expenses arising out of its services as independent appraiser, except where such liability results primarily from its bad faith or willful misconduct

The independent valuation appraisal considered the pro forma effect of the offering. Consistent with applicable federal appraisal guidelines, the appraisal considered three primary methodologies: (i) the pro forma price-to-book value approach applied to both the reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the methodologies were based upon the current market valuations of the peer group companies. Feldman Financial Advisors placed the greatest emphasis on the price-to-book approach in estimating pro forma market value. Feldman Financial Advisors considered the pro forma price-to-assets to be least meaningful in preparing the appraisal.

The independent valuation was prepared by Feldman Financial Advisors in reliance upon the information contained in this prospectus, including the financial statements of Midstate Community Bank. Feldman Financial Advisors prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Feldman Financial Advisors undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Feldman Financial Advisors reviewed our conversion application and our registration statement as filed with the Securities and Exchange Commission. Furthermore, Feldman Financial Advisors visited our offices and had discussions with our management. Feldman Financial Advisors did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Feldman Financial Advisors in connection with its appraisal.

In connection with its appraisal, Feldman Financial Advisors reviewed the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions of our primary market area;

•	pertinent historical financial and other information relating to Midstate Community Bank;

•	a comparative evaluation of our operating and financial statistics with those of other thrift institutions;

•	the proposed price per share;

•	the aggregate size of the offering of common stock;

•	the impact of the conversion on our capital position and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

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The peer group selected by Feldman Financial Advisors included publicly traded companies listed on a major exchange (not organized in a mutual holding company structure or subject to an announced or rumored transaction) and:

•	headquartered in Maryland with assets less than $500.0 million; or

•	headquartered in Mid-Atlantic, Midwestern or Northeastern States with:

o	total assets less than $500.0 million;
o	tangible equity greater than 10.0% of total assets; and
o	Return on average assets less than 0.75% of average assets for the last twelve month period.

Based upon the aforementioned screening criteria, the peer group consisted of the following companies:

	City	State	Ticker	Exchange	No. of Offices	Total Assets ($Mil)

Comparative Group
Alliance Bancorp, Inc. of Pennsylvania	Broomall	PA	ALLB	NASDAQ	8	425.5
First Federal of Northern Michigan, Inc.	Alpena	MI	FFNM	NASDAQ	8	209.7
Georgetown Bancorp, Inc.	Georgetown	MA	GTWN	NASDAQ	3	263.0
Hamilton Bancorp, Inc.	Towson	MD	HBK	NASDAQ	5	300.5
LSB Financial Corp.	Lafayette	IN	LSBI	NASDAQ	5	367.6
Poage Bankshares, Inc.	Ashland	KY	PBSK	NASDAQ	10	289.2
Polonia Bancorp, Inc.	Huntington Valley	PA	PBCP	NASDAQ	6	305.6
Wellesley Bancorp, Inc.	Wellesley	MA	WEBK	NASDAQ	4	458.5
Wolverine Bancorp, Inc.	Midland	MI	WBKC	NASDAQ	4	297.8
WVS Financial Corp.	Pittsburgh	PA	WVFC	NASDAQ	6	314.0

On the basis of the analysis in its report, Feldman Financial Advisors has advised us that, in its opinion, as of April 21, 2014, our estimated pro forma market value, was within the valuation range of $22.1 million and $29.9 million with a midpoint of $26.0 million.

The following table presents a summary of selected pricing ratios for Midstate Bancorp, for the peer group companies and for all publicly traded thrifts. Compared to the average pricing ratios of the peer group, Midstate Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated a discount of 26.6% on a price-to-book value basis.

	Price to Earnings Multiple (1)		Price to Book Value Ratio (2)	Price to Tangible Book Value Ratio (2)
Midstate Bancorp (pro forma):
Minimum	28.6	x	55.3%	55.3%
Midpoint	37.0	x	60.0%	60.0%
Maximum	45.5	x	64.0%	64.0%
Maximum, as adjusted	55.6	x	67.9%	67.9%
Peer Group:
Average	31.3	x	87.1%	87.5%
Median	30.5	x	84.4%	85.0%
All publicly-traded thrift:
Average	23.1	x	105.9%	114.3%
Median	18.7		97.9%	103.7%

(1)	Ratios are based on earnings for the twelve months ended December 31, 2013, and share prices as of April 21, 2014.
(2)	Ratios are based on book value as of December 31, 2013, and share prices as of April 21, 2014.

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The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Feldman Financial Advisors did not independently verify our financial statements and other information that we provided to them, nor did Feldman Financial Advisors independently value our assets or liabilities. The independent valuation considers Midstate Community Bank as a going concern and should not be considered as an indication of the liquidation value of Midstate Community Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $34.4 million and a corresponding increase in the offering range to more than 3,438,500 shares, or a decrease in the minimum of the valuation range to less than $22.1 million and a corresponding decrease in the offering range to fewer than 2,210,000 shares, then we will promptly return, with interest at a rate of [interest rate] per annum, all funds received in the offering and cancel deposit account withdrawal authorizations. After consulting with the Maryland Office of the Commissioner of Financial Regulation and the FDIC, we may terminate the plan of conversion. Alternatively, we may establish a new offering range and commence a resolicitation of subscribers or take other actions as permitted by the Maryland Office of the Commissioner of Financial Regulation and the FDIC, in order to complete the offering. In the event that we conduct a resolicitation, we will notify subscribers of their rights to place a new stock order for a specified period of time.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of Feldman Financial Advisors and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases.”

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Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on December 31, 2012 (an “Eligible Account Holder”) will receive, with respect to each eligible account and without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $250,000 of common stock, 0.10% of the total number of shares of common stock offered in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit, if possible, each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess will be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on December 31, 2012. In the event of oversubscription, failure to list an account or providing incomplete or incorrect information could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers and their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the 12 months preceding December 31, 2012.

Priority 2: Tax-Qualified Plans. Our employee stock ownership plan will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 8.0% of the shares of common stock sold in the offering. Alternatively, subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following completion of the offering in order to fill all or a portion of the employee stock ownership’s plan intended subscription.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plan, each depositor with a Qualifying Deposit on [supplemental eligibility date] who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, with respect to each eligible account and without payment therefor, nontransferable subscription rights to purchase up to the greater of $250,000 of common stock, 0.10% of the total number of shares of common stock offered in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit, if possible, each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at [supplemental eligibility date]. In the event of oversubscription, failure to list an account or providing incomplete or incorrect information could result in fewer shares being allocated than if all accounts had been disclosed.

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Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, each member as of [voting record date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of $250,000 of common stock or 0.10% of the total number of shares of common stock offered in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit, if possible, each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit or loan accounts in which he or she had an ownership interest at [voting record date]. In the event of an oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 4:00 p.m., Eastern Time, on [expiration date], unless extended by us for up to 45 days or for additional periods of up to 90 days with regulatory approval, if necessary. Subscription rights will expire whether or not each person eligible to subscribe in the subscription offering can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void, and subscription rights will expire whether or not each eligible depositor or borrower can be located.

We will not execute orders in the offering until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 2,210,000 shares within 45 days after the [extension date] expiration date, and the Maryland Office of the Commissioner of Financial Regulation and the FDIC have not consented to an extension, the offering will be terminated and all funds delivered to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at a rate of [interest rate]% per annum, and all deposit account withdrawal authorizations will be cancelled. If an extension beyond [final expiration date] is granted by Maryland Office of the Commissioner of Financial Regulation and the FDIC, we will resolicit subscribers as described under “—Procedure for Purchasing Shares in the Subscription Offering and the Community Offering—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares would be offered with a preference to natural persons and trusts of natural persons residing in Baltimore County and Baltimore City, Maryland (collectively, the “Community”).

Subscribers in the community offering may purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. Any determination to accept or reject purchase orders in the community offering will be based on the facts and circumstances known to us at the time.

If we do not have sufficient shares of common stock available to fill the orders of natural persons and trusts of natural persons residing in the Community, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among such persons whose orders remain unsatisfied on an equal number of shares basis per order. If, instead, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in the manner described above for persons residing in the Community. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

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The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Community, has a present intent to remain within the Community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community, together with an indication that this presence within the Community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. We will not execute orders in the offering until we have received orders to purchase at least the minimum number of shares of common stock. The community offering is expected to conclude at 4:00 p.m., Eastern Time on [expiration date], but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval

Syndicated Community Offering

Our Board of Directors may decide to offer for sale shares of common stock not subscribed for in the subscription and community offerings in a syndicated community offering in a manner that will achieve a widespread distribution of our shares of common stock to the general public. If a syndicated community offering is held, Sandler O’Neill & Partners, L.P. will serve as sole book running manager and will assist us in selling our common stock on a best efforts basis. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of other broker-dealers who are Financial Industry Regulatory Authority member firms. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering.

In the syndicated community offering, any person may purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in the syndicated community offering. Unless the Maryland Office of the Commissioner of Financial Regulation permits otherwise, accepted orders for our common stock in the syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the offering. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated. Unless the syndicated community offering begins during the subscription offering or the community offering, the syndicated community offering will begin as soon as possible after the expiration of the subscription and community offerings. The syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering.

The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts “min/max” offerings. Orders in the syndicated community offering will be submitted in substantially the same manner as utilized in the subscription and community offerings. Payments in the syndicated offering, however, must be made in immediately available funds (bank checks, money orders, Midstate Community Bank deposit account withdrawal authorizations or wire transfers). Personal checks will not be accepted. If the closing of the offering does not occur, either as a result of not confirming receipt of at least $22.1 million in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the offering, the funds will be promptly returned with interest at a rate of [interest rate] per annum.

The closing of the syndicated community offering, which will be simultaneous with the closing of the subscription and community offerings, is subject to conditions set forth in an agency agreement among Midstate Community Bank and Midstate Bancorp on one hand, and Sandler O’Neill & Partners, L.P. on the other hand.

Expiration Date. The syndicated community offering may begin concurrently with, during or after the subscription offering, and may terminate at the same time as the subscription offering, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval.

If for any reason we cannot conduct a syndicated community offering of shares of common stock, or in the event that we are unable to find purchasers from the general public to reach the minimum of the offering range, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Maryland Office of the Commissioner of Financial Regulation, the FDIC and the Financial Industry Regulatory Authority must approve any such arrangements.

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Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	The maximum number of shares of common stock that may be purchased in the subscription offering by any person through a single deposit account is 25,000 shares ($250,000);

•	No person or entity, together with any associate or group of persons acting in concert, may purchase more than 50,000 shares ($500,000) of common stock in all categories of the offering combined, except that our tax-qualified employee benefit plans may purchase in the aggregate up to 10% of the shares of common stock sold in the offering (including shares issued in the event of an increase in the offering range of up to 15%). We expect our employee stock ownership plan to purchase 8% of the shares sold in the offering;

•	The maximum number of shares of common stock that may be purchased in all categories of the offering combined by our executive officers and directors and their associates, in the aggregate, may not exceed 32% of the shares sold in the offering; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares.

Depending upon market or financial conditions, with the receipt of any required approvals of the Maryland Office of the Commissioner of Financial Regulation and the FDIC, we may increase the individual or aggregate purchase limitations to an amount not to exceed 5.0% of the common stock sold in the offering. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of common stock and, in our sole discretion some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation will be to increase the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In the event that a purchase limitation is increased to 5.0% of the stock sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the offering do not exceed in the aggregate 10.0% of the total shares of the common stock sold in the offering. Any such requests to purchase additional shares of common stock in the event that a purchase limitation is so increased will be determined by our Board of Directors in its sole discretion.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion:

1)	to fill our employee stock ownership plan’s subscriptions for up to 10.0% of the total number of shares of common stock sold in the offering;

2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons and trusts of natural persons residing in Baltimore County and Baltimore City, Maryland.

The term “associate” of a person means:

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1)	any corporation or organization, other than Midstate Community Bank, Midstate Bancorp or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% or greater beneficial stockholder;

2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any tax-qualified employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

3)	any blood or marriage relative of the person, who either resides with the person or who is a director or officer of Midstate Community Bank or Midstate Bancorp.

The term “acting in concert” means:

1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. Persons having the same address or exercising subscription rights through qualifying deposit accounts registered to the same address generally will be assumed to be associates of, and acting in concert with, each other. We have the right to determine, in our sole discretion, whether purchasers are associates or acting in concert.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our senior officers and directors and except as described below. Any purchases made by any associate of Midstate Community Bank or Midstate Bancorp for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Restrictions on Transfer of Subscription Rights and Shares,” “—Other Restrictions” and “Restrictions on Acquisition of Midstate Bancorp, Inc.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

We have engaged Sandler O’Neill & Partners, L.P., a broker-dealer registered with the Financial Industry Regulatory Authority, to serve as marketing agent on a best efforts basis with respect to the offering of our common stock. Sandler O’Neill & Partners, L.P. will:

•	consult as to the financial and securities marketing implications of the plan of conversion;

•	review with the Board the financial impact of the offering on Midstate Bancorp, based upon the independent appraiser’s appraisal of the common stock;

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•	review all offering documents, including this prospectus, stock order forms and related offering materials (although we are responsible for the preparation and filing of such documents);

•	assist us in preparing for and scheduling meetings with potential investors in connection with the offering;

•	provide such other general advice and assistance as may be requested to promote the successful completion of the offering;

•	provide administrative services and manage the Stock Information Center; and

•	solicit orders for common stock.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of (a) 1.1% of the aggregate purchase price of shares of common stock sold in the subscription offering, (b) 2.0% of the aggregate purchase price of shares of common stock sold in the community offering to certain investors identified by Midstate Community Bank,(c) 3.0% of the aggregate purchase price of all other shares of common stock sold in the community offering, and (d) 5.5% of the aggregate purchase price of all shares of common stock sold in the syndicated community offering, in each case except for shares purchased by or on behalf of (i) any employee benefit plan or trust of Midstate Community Bank or Midstate Bancorp established for the benefit of their directors, officers and employees and (ii) any director, officer or employee of Midstate Community Bank or Midstate Bancorp or members of their immediate families. Midstate Community Bank has made an advance payment to Sandler O’Neill & Partners, L.P. of $25,000, which will be credited against the fees payable to Sandler O’Neill & Partners, L.P. upon the consummation of the offering. We will also reimburse Sandler O’Neill & Partners, L.P. for its reasonable out-of-pocket expenses, not to exceed $90,000. We will indemnify Sandler O’Neill & Partners, L.P. against all losses, claims, damages and liabilities to which they may become subject as a result of their engagement.

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering, which is to be managed by Sandler O’Neill & Partners, L.P. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of other broker-dealers to assist in the sale of the common stock on a best efforts basis. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Sandler O’Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, as noted above Sandler O’Neill & Partners, L.P. will receive a fee equal to 5.5% of the aggregate purchase price of all shares of common stock sold in the syndicated community offering. Of this amount, Sandler O’Neill & Partners, L.P. will pass on to selected broker-dealers, if any, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

In addition, we have engaged Sandler O’Neill & Partners, L.P. to act as our records management agent in connection with the conversion and offering. In its role as records management agent, Sandler O’Neill & Partners, L.P. will coordinate with our data processing contacts and interface with the Stock Information Center to provide the records processing and the proxy and stock order services, including but not limited to (1) consolidation of deposit and loan accounts and vote calculation; (2) design and preparation of order forms; (3) organization and supervision of the stock conversion center; and (4) subscription services, including stock order form processing, interfacing with the transfer agent for stock certificate issuances and proration calculations and share allocation in the event of an oversubscription. For these services, Sandler O’Neill & Partners, L.P. will receive a fee of $10,000. Additional fees may be negotiated if significant additional work is required due to unexpected circumstances. We will also reimburse Sandler O’Neill & Partners, L.P. for its reasonable out-of-pocket expenses associated with its acting as records management agent in an amount not to exceed $30,000. We will also indemnify Sandler O’Neill & Partners, L.P. and its affiliates, partners, directors, officers, agents and controlling persons against all loses, claims, damages and liabilities to which they become subject as a result of their provision of services as records management agent.

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Sandler O’Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the offering. Sandler O’Neill & Partners, L.P. expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Midstate Community Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Prospectus Delivery

To ensure that each purchaser in the subscription and community offerings receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days prior to the offering expiration date or hand deliver any later than two days prior to that date. We are not obligated to deliver a prospectus or order form by means other than U.S. mail. Execution of a stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

Procedure for Purchasing Shares in the Subscription Offering and the Community Offering

Expiration Date. The offering will expire at 4:00 p.m., Eastern Time, on [expiration date], unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without approval of members or notice to subscribers in the offering. Any extension of the subscription offering and/or community offering beyond [extension date] would require regulatory approval. If the offering is extended past [extension date], we will resolicit subscribers. You will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at [interest rate]% per annum from the date your stock order was processed. No single extension will exceed 90 days. Aggregate extensions may not go beyond ______ __, 2016, which is two years after the special meeting of members to vote on the conversion. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at [interest rate]% per annum from the date of processing as described above.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering or community offering, you must complete an original stock order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms or orders submitted on photocopied or facsimiled order forms. All forms must be received, not postmarked, prior to 4:00 p.m., Eastern Time, on [expiration date]. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so. You may submit your order form and payment by mail using the stock order reply envelope provided, by overnight delivery to the Stock Information Center at the address indicated on the stock order form or by hand-delivery to Midstate Community Bank’s office, located at 6810 York Road, Baltimore, Maryland. Please do not mail stock order forms to Midstate Community Bank. Once tendered, an order form cannot be modified or revoked without our consent or unless the offering is terminated or extended beyond [extension date], or the number of shares of common stock to be sold is increased to more than 3,438,500 shares or is decreased to less than 2,210,000 shares. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering.

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If you are ordering shares in the subscription offering, you must represent on the stock order form that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to the authority of the Maryland Office of the Commissioner of Financial Regulation and the FDIC.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Midstate Community Bank, the FDIC or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to “Midstate Bancorp, Inc.”; or

(2)	authorization of withdrawal from the types of Midstate Community Bank deposit accounts identified on the stock order form.

Appropriate means for designating withdrawals from deposit accounts at Midstate Community Bank are provided in the order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the then current statement savings rate subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders will be immediately cashed and placed in a segregated account at Midstate Community Bank and will earn interest at a rate of [interest rate]% per annum from the date payment is processed until the offering is completed, at which time, a subscriber will be issued a check for interest earned.

Regulations prohibit Midstate Community Bank from knowingly lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not pay by wire transfer. You may not submit cash or use a check drawn on a Midstate Community Bank line of credit. We will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to Midstate Bancorp. You may not designate on your stock order form a direct withdrawal from a Midstate Community Bank retirement account, including an IRA certificate of deposit. See “—Using Retirement Account Funds” for information on using such funds. Additionally, you may not designate on your stock order form a direct withdrawal from Midstate Community Bank deposit accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s).

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We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or Midstate Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Retirement Account Funds to Purchase Shares. If you are interested in using your individual retirement account (“IRA”) funds or other retirement account funds to purchase shares of common stock, you must do so through a self-directed retirement account, such as offered by an independent trustee or custodian, such as a brokerage firm. By regulation, Midstate Community Bank’s IRA or other retirement accounts, including IRA certificates of deposit are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a Midstate Community Bank IRA or other retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a self-directed retirement account before you place a stock order. If you do not have such an account, you must establish one. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. An annual administrative fee may be payable to the independent trustee or custodian. If you are interested in using funds in a retirement account at Midstate Community Bank or elsewhere to purchase shares of common stock, please contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the [expiration date] end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock Purchased in the Offering. All shares of Midstate Bancorp, Inc. common stock sold will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order form as soon as practicable following consummation of the conversion. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Restrictions on Transfer of Subscription Rights and Shares

Federal and state regulations prohibit any person with subscription rights, specifically the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering. On the stock order form, you may not add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. You may add only those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

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Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any stock order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country or in a state of the United States with respect to which any of the following apply: (a) a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state; (b) the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; or (c) registration or qualification would be impracticable for reasons of cost or otherwise.

How You Can Obtain Additional Information — Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The telephone number is (410) ___-_______. The Stock Information Center is open Monday through Friday, between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

Liquidation Rights

Liquidation Prior to the Conversion. In the unlikely event of a complete liquidation of Midstate Community Bank prior to the conversion, all claims of creditors of Midstate Community Bank, including those of depositors of Midstate Community Bank (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Midstate Community Bank remaining, members of Midstate Community Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in Midstate Community Bank immediately prior to liquidation.

Liquidation Following the Conversion. In the unlikely event that Midstate Community Bank were to liquidate after the conversion, all claims of creditors, including depositors of Midstate Community Bank to the extent of their deposit balances, would be paid first. However, except with respect to the liquidation accounts to be established in Midstate Community Bank as further described below, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors would not have an interest in the value of the assets of Midstate Community Bank or Midstate Bancorp above that amount.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Midstate Community Bank as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Midstate Community Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Midstate Community Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Midstate Community Bank would be entitled, on a complete liquidation of Midstate Community Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of Midstate Community Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, money market deposit accounts and certificates of deposit, with a balance of $50.00 or more held in Midstate Community Bank on December 31, 2012 and [supplemental eligibility record date], respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on December 31, 2012 and [supplemental eligibility record date], respectively, bears to the balance of all deposit accounts in Midstate Community Bank on such dates.

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If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2012 and [supplemental eligibility record date], as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Midstate Bancorp as the sole stockholder of Midstate Community Bank.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income tax consequences of the conversion to Midstate Community Bank, Midstate Bancorp and account holders receiving subscription rights in the conversion. Unlike private letter rulings, the opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Midstate Bancorp or Midstate Community Bank would prevail in a judicial proceeding.

We have received an opinion of counsel, Ober, Kaler, Grimes & Shriver, a Professional Corporation, as to the material federal tax consequences of the conversion, which are the following:

1.	The conversion of Midstate Community Bank from the mutual to the stock form of organization will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	Midstate Community Bank will not recognize any gain or loss upon receipt of money from Midstate Bancorp in exchange for shares of common stock of Midstate Community Bank.

3.	The basis and holding period of the assets received by Midstate Community Bank, in stock form, from Midstate Community Bank, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion.

4.	No gain or loss will be recognized by account holders of Midstate Community Bank, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in Midstate Community Bank, in stock form, in the same dollar amount and under the same terms as held at Midstate Community Bank, in mutual form. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in Midstate Community Bank in exchange for their ownership interests in Midstate Community Bank.

5.	The basis of the account holders’ deposit accounts in Midstate Community Bank, in its stock form, will be the same as the basis of their deposit accounts in Midstate Community Bank, in its mutual form. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the liquidation account will be zero, the cost of such interest to such persons.

6.	It is more likely than not that the subscription rights have no value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the purchase of shares of common stock in the offering by purchasers who do not receive subscription rights. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of subscription rights to purchase shares of Midstate Bancorp common stock, provided that the amount to be paid for Midstate Bancorp common stock is equal to the fair market value of Midstate Bancorp common stock.

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7.	The basis of the shares of Midstate Bancorp common stock purchased in the offering will be the purchase price. The holding period of the Midstate Bancorp common stock purchased pursuant to the exercise of subscription rights will commence on the date on which the subscription right was exercised.

8.	No gain or loss will be recognized by Midstate Bancorp on the receipt of money in exchange for shares of Midstate Bancorp common stock sold in the offering.

In the view of Feldman Financial Advisors (which is acting as independent appraiser of the value of the shares of Midstate Bancorp, Inc. common stock in connection with the conversion), the subscription rights do not have any value for the reasons set forth above. Feldman Financial Advisors’ view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and Midstate Bancorp could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Midstate Community Bank, the members of Midstate Community Bank, Midstate Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Midstate Bancorp or Midstate Community Bank would prevail in a judicial or administrative proceeding.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Midstate Bancorp’s registration statement. An opinion regarding the Maryland state income tax consequences consistent with the federal tax opinion has been issued to Midstate Community Bank and Midstate Bancorp by Rowles & Company, LLP, tax advisors to Midstate Community Bank and Midstate Bancorp.

Certain Restrictions on Purchase or Transfer of Our Shares After Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an executive officer of Midstate Community Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Midstate Bancorp also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors or officers or their associates during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with prior written approval of the Maryland Office of the Commissioner of Financial Regulation and the FDIC. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one of our stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

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The rules of the FDIC prohibit Midstate Bancorp from repurchasing its shares of common stock during the first year following conversion to stock form, except that stock repurchases of no greater than 5% of the outstanding capital stock may be repurchased during this one-year period where compelling and valid business reasons are established, to the satisfaction of the FDIC. Any stock repurchases would require the prior consent of the FDIC. In addition, the repurchase of shares of common stock is subject to Federal Reserve Board policy related to repurchases of shares by bank holding companies.

RESTRICTIONS ON ACQUISITION OF MIDSTATE BANCORP, INC.

Although the Board of Directors of Midstate Bancorp is not aware of any effort that might be made to obtain control of Midstate Bancorp after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of Midstate Bancorp’s articles of incorporation to protect the interests of Midstate Bancorp and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of Midstate Community Bank, Midstate Bancorp or Midstate Bancorp’s stockholders.

The following discussion is a general summary of the material provisions of the articles of incorporation and bylaws of Midstate Bancorp and Midstate Community Bank and of Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the articles of corporation and bylaws of Midstate Bancorp and Midstate Community Bank, reference should be made in each case to the document in question, each of which is part of the applications Midstate Community Bank will file with the Maryland Office of the Commissioner of Financial Regulation and the FDIC and, except for Midstate Community Bank’s articles of incorporation and bylaws, Midstate Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Midstate Bancorp, Inc.’s Articles of Incorporation and Bylaws

Midstate Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Midstate Bancorp more difficult.

Directors. Our Board of Directors is divided into three classes. After the expiration of their initial terms pursuant to our articles of incorporation, the members of each class will be elected for a term of three years, and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including a residency requirement with respect to two-thirds of the board, an age restriction, restrictions on affiliations with competitors of Midstate Community Bank and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

In addition, as set forth in our articles of incorporation and bylaws, once our common stock is registered under the Securities Exchange Act of 1934, which we expect will happen concurrently with the effectiveness of the registration statement of which this prospectus is a part, and assuming we satisfy the other requirements set forth in Section 3-802(b) of the Maryland General Corporation Law (the “MGCL”), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until the successor is elected and qualifies, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock.

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Evaluation of Offers. The articles of incorporation of Midstate Bancorp provide that its Board of Directors, when evaluating certain transactions including a merger, consolidation, exchange offer for our securities or a transaction that would or may involve a change in control of Midstate Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Midstate Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon our stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Midstate Bancorp and its subsidiaries and on the communities in which Midstate Bancorp and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on our historical, current or projected future operating results or financial condition;

•	whether a more favorable price could be obtained for our stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Midstate Bancorp and its subsidiaries;

•	the future value of our stock or any other securities or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	our ability to fulfill our objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Call of Special Meetings. Our bylaws provide that special meetings of stockholders can be called only by the President, by a majority of the entire Board of Directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. Our articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. Our articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

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Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion, Midstate Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 20 million shares of common stock and five million shares of preferred stock. Midstate Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. The board may also classify and reclassify any unissued shares of common stock and issue such common stock without stockholder approval. In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Midstate Bancorp has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Midstate Bancorp that the Board of Directors does not approve, it would be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction or common stock that would render more difficult or discourage an attempt to gain control of Midstate Bancorp. An effect of the possible issuance of common stock or preferred stock therefore may be to deter a future attempt to gain control of Midstate Bancorp. The Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the Board of Directors to increase or decrease the number of shares of our stock authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by two-thirds of our Board of Directors and holders of two-thirds of the outstanding shares of our voting stock.

The articles of incorporation also provide that the bylaws may be amended only by a majority of our Board of Directors.

Extraordinary Transactions. Our articles of incorporation provide that (i) any merger or consolidation of Midstate Bancorp or any subsidiary, which includes Midstate Community Bank, in which Midstate Bancorp or the subsidiary is not the successor or surviving entity, (ii) the sale, exchange, transfer, or other disposition of all or substantially all of our assets or any subsidiary’s assets, or (iii) our dissolution or liquidation, requires approval of holders of 80% of the shares of our capital stock entitled to vote on such transaction, provided that the affirmative vote of holders of a majority of the shares of our capital stock will be sufficient if at least two-thirds of the members of the Board of Directors have approved the transaction.

Midstate Community Bank’s Articles of Incorporation

In connection with the conversion and offering, the articles of incorporation of Midstate Community Bank will be amended to provide that for a period of five years from the closing of the conversion and offering, no person other than Midstate Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Midstate Community Bank without approval of the Maryland Office of the Commissioner of Financial Regulation. Shares beneficially owned in violation of this provision will not be entitled to vote and may not be voted by any person or counted as voting stock in connection with any matter submitted to a stockholder vote. This provision does not apply to any tax-qualified employee benefit plan of Midstate Community Bank or Midstate Bancorp, or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Midstate Bancorp or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Midstate Community Bank.

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Conversion Regulations

Applicable regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without prior regulatory approval, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. Federal regulations define “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a savings bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Anti-Takeover Provisions of the Maryland General Corporation Law

In addition to the provisions contained in our articles of incorporation and bylaws, the MGCL includes certain provisions applicable to Maryland corporations that may have an anti-takeover effect, including, but not limited to, the provisions discussed below.

Business Combinations. Under the MGCL, certain “business combinations” between a Maryland corporation and an “Interested Stockholder” (as described in the MGCL) are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder, unless an exemption is available. Thereafter a business combination must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation; and (ii) two thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation’s stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Maryland’s business combination statute does not apply to business combinations that are approved or exempted by the Board of Directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. In addition, Maryland’s business combination statute does not apply to (i) a corporation that has fewer than 100 beneficial owners of its stock, unless the corporation specifically “opts in” to the business combination statute through a charter provision, or (ii) to a corporation that “opts out” of the business combination statute through a charter provision. Midstate Bancorp has not elected to “opt in” to or “opt out” of Maryland’s business combination statute through a charter provision.

Control Share Acquisitions. The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such control shares except to the extent approved by a vote of two thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one tenth or more but less than one third; (ii) one third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the holder’s voting rights with respect to the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

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Unless the corporation’s charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within ten days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provide otherwise, if voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

Maryland’s control share acquisition statute does not apply to individuals or transactions that are approved or exempted (whether generally or specifically) in a charter or bylaw provision before the control share acquisition occurs. In addition, Maryland’s control share acquisition statute does not apply to a corporation that has fewer than 100 beneficial owners of its stock. Midstate Bancorp has not approved or exempted any individuals or transactions through a charter or bylaw provision.

DESCRIPTION OF CAPITAL STOCK

General

Under its articles of incorporation, Midstate Bancorp is authorized to issue 20 million shares of common stock, par value of $0.01 per share, and five million shares of preferred stock, par value $0.01 per share. We currently expect to issue in the offering up to 2,990,000 shares of common stock. We will not issue shares of preferred stock in the offering. Each share of Midstate Bancorp common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of Midstate Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. Under applicable law, Midstate Bancorp can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Midstate Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution. Midstate Community Bank is also prohibited from paying dividends that would reduce its capital below the then adjusted balance of its liquidation account. The holders of common stock of Midstate Bancorp, Inc. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If Midstate Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of Midstate Bancorp will have exclusive voting rights in Midstate Bancorp. They will elect Midstate Bancorp’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Midstate Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Midstate Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the affirmative vote of at least two-thirds of the shares of our capital stock entitled to vote on the matter.

115

As a Maryland commercial bank, corporate powers and control of Midstate Community Bank are vested in its Board of Directors, who elect the officers of Midstate Community Bank and who fill any vacancies on the Board of Directors. Voting rights of Midstate Community Bank are vested exclusively in the owner of the shares of capital stock of Midstate Community Bank, which will be Midstate Bancorp. Shares of Midstate Community Bank stock held by Midstate Bancorp will be voted at the direction of Midstate Bancorp’s Board of Directors. Consequently, the holders of the common stock of Midstate Bancorp will not have direct control of Midstate Community Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Midstate Community Bank, Midstate Bancorp, as the holder of 100% of Midstate Community Bank’s capital stock, would be entitled to receive all assets of Midstate Community Bank available for distribution, after payment or provision for payment of all debts and liabilities of Midstate Community Bank, including all deposit accounts and accrued interest thereon, and after any required distribution from Midstate Community Bank’s liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Midstate Bancorp, the holders of Midstate Bancorp’s common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including distributions or provisions for distributions in settlement of the liquidation account established by Midstate Bancorp under the plan of conversion), all of the assets of Midstate Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Midstate Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors. The common stock is not subject to redemption.

Rights of Objecting Holders. The articles of incorporation provide that holders of our common stock will not be able to exercise their rights to demand “fair value” in any merger, share exchange or certain other transactions, as provided under the MGCL, unless the Board of Directors expressly grants such rights.

Other. Holders of our common stock have no conversion rights, exercise rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock.

Preferred Stock

None of the shares of Midstate Bancorp’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Midstate Bancorp, Inc.’s common stock is [ • ].

EXPERTS

The financial statements of Midstate Community Bank as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 included in this prospectus and in the registration statement have been so included in reliance upon the report of Rowles & Company, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

Feldman Financial Advisors has consented to the publication herein of the summary of its report to Midstate Bancorp, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

116

LEGAL MATTERS

Ober, Kaler, Grimes & Shriver, a Professional Corporation, Baltimore, Maryland, counsel to Midstate Bancorp and Midstate Community Bank, has issued to Midstate Bancorp its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Ober, Kaler, Grimes & Shriver has consented to the references in this prospectus to its opinions. Rowles & Company, LLP has provided an opinion to us regarding the Maryland income tax consequences of the conversion. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Midstate Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Midstate Bancorp, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Midstate Community Bank has filed with the Maryland Office of the Commissioner of Financial Regulation and the FDIC applications with respect to the conversion. This prospectus omits certain information contained in the applications. The applications may be examined at the offices of the Maryland Office of the Commissioner of Financial Regulation and the FDIC, respectively. Our plan of conversion is available, upon request, at our office location.

In connection with the offering, Midstate Bancorp will register its common stock under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, Midstate Bancorp, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Midstate Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the offering.

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MIDSTATE COMMUNITY BANK

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Financial Statements

Statements of Financial Condition	F-3

Statements of Operations	F-4

Statements of Changes in Equity	F-5

Statements of Cash Flows	F-6

Notes to Financial Statements	F-7

F-1

The Board of Directors

Midstate Community Bank

Baltimore, Maryland

Report of Independent Registered Public Accounting Firm

We have audited the accompanying statements of financial condition of Midstate Community Bank as of December 31, 2013 and 2012, and the related statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2013. Midstate Community Bank's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Midstate Community Bank as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years in the two-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

Baltimore, Maryland

May 2, 2014

8100 Sandpiper Circle, Suite 308, Baltimore, Maryland 21236

443-725-5395 FAX 443-725-5074

Website: www.Rowles.com

F-2

Midstate Community Bank

Statements of Financial Condition

December 31, 2013 and 2012

	2013	2012
Assets
Cash and noninterest-bearing due from banks	$805,018	$455,235
Interest-bearing due from other financial institutions	5,324,900	5,618,279
Federal funds sold	5,360,971	14,387,629
Cash and cash equivalents	11,490,889	20,461,143
Investment certificates of deposit	8,538,135	7,778,135
Investment securities available for sale	5,390,450	6,344,610
Investment securities held to maturity	35,668,791	33,624,744
Federal Home Loan Bank stock, at cost	223,400	271,400
Loans, less allowance for loan losses of $814,918 for 2013 and $988,516 for 2012	108,508,306	109,200,218
Ground rents owned at cost	263,824	276,194
Premises and equipment	1,084,453	1,159,236
Foreclosed real estate	3,295,677	4,386,259
Accrued interest receivable	759,470	734,029
Income tax refund due	581,278	462,801
Deferred income taxes	994,266	986,144
Other assets	324,039	357,521
Total Assets	$177,122,978	$186,042,434

Liabilities and Equity
Liabilities:
Deposits:
Noninterest-bearing	$391,496	$411,666
Interest-bearing	153,449,155	163,279,336
Total deposits	153,840,651	163,691,002
Advances from borrowers for insurance and taxes	407,034	398,748
Due to banks	1,304,607	494,586
Other liabilities	146,233	446,487
Total Liabilities	155,698,525	165,030,823
Equity:
Retained earnings	22,312,534	21,342,786
Accumulated other comprehensive loss:
Unrealized loss on investment securities available for sale, net of tax	(659,692)	(81,422)
Unrecognized net actuarial loss, net of tax	(228,389)	(249,753)
Total Equity	21,424,453	21,011,611
Total Liabilities and Equity	$177,122,978	$186,042,434

The accompanying notes are an integral part of these financial statements

F-3

Midstate Community Bank

Statements of Income

For the Years Ended December 31, 2013 and 2012

	2013	2012
Interest and dividend revenue:
Loans, including fees	$6,032,882	$6,410,278
U.S. Government agency securities	573,181	406,110
Mortgage-backed securities	520,456	702,171
Municipal security	69,742	70,020
Investment certificates of deposit	98,547	73,535
Federal funds sold	10,139	17,738
Other interest and dividend revenue	18,776	19,490
Total interest and dividend revenue	7,323,723	7,699,342
Interest expense on deposits	2,477,705	3,192,050
Net interest income	4,846,018	4,507,292
Provision for loan losses	290,000	400,477
Net interest income after provision for loan losses	4,556,018	4,106,815
Noninterest revenue:
Rental revenue	163,050	181,490
Gain on sale of loans held for sale	-	3,404
Service charges on deposit accounts	14,631	12,916
Net loss on sale of foreclosed real estate	(59,378)	(17,696)
Other noninterest revenue	53,723	47,963
Total noninterest revenue	172,026	228,077
Noninterest expense:
Salaries and employee benefits	1,318,410	1,145,475
Directors fees	135,000	178,000
Premises and equipment	231,680	217,456
Write-down and expense of foreclosed real estate	589,670	744,065
Advertising and marketing	135,737	128,511
Professional services	152,834	173,380
Data processing	170,589	170,744
FDIC insurance	156,529	191,340
Other noninterest expense	232,866	215,517
Total noninterest expense	3,123,315	3,164,488
Income before income taxes	1,604,729	1,170,404
Income tax expense	634,981	463,948
Net Income	$969,748	$706,456

The accompanying notes are an integral part of these financial statements

F-4

Midstate Community Bank

Statements of Comprehensive Income

For the Years Ended December 31, 2013 and 2012

	2013	2012

Net Income	$969,748	$706,456
Other comprehensive income:
Change in unrecognized net actuarial loss	35,281	99,488
Income tax effect	(13,917)	(39,243)
	21,364	60,245

Unrealized loss on investment securities available for sale	(954,950)	(134,459)
Income tax effect	376,680	53,038
	(578,270)	(81,421)
Total other comprehensive income (loss)	(556,906)	(21,176)

Total comprehensive income	$412,842	$685,280

The accompanying notes are an integral part of these financial statements

Midstate Community Bank

Statements of Changes in Equity

For the Years Ended December 31, 2013 and 2012

	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total Equity
Balance at December 31, 2011	$20,636,330	$(309,999)	$20,326,331

Net income	706,456	-	706,456
Change in unrecognized net actuarial loss, net of taxes of $39,243	-	60,245	60,245
Unrealized loss on investment securities available for sale, net of taxes ($53,038)	-	(81,421)	(81,421)

Balance at December 31, 2012	21,342,786	(331,175)	21,011,611

Net income	969,748	-	969,748
Change in unrecognized net actuarial loss, net of taxes of $13,917	-	21,364	21,364
Unrealized loss on investment securities available for sale, net of taxes ($376,680)	-	(578,270)	(578,270)

Balance at December 31, 2013	$22,312,534	$(888,081)	$21,424,453

The accompanying notes are an integral part of these financial statements

F-5

Midstate Community Bank

Statements of Cash Flows

For the Years Ended December 31, 2013 and 2012

	2013	2012
Cash flows from operating activities:
Net income	$969,748	$706,456
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred loan fees and costs	114,128	97,492
Amortization of premiums and accretion of discounts, net	98,997	109,386
Depreciation of premises and equipment	99,945	95,374
Provision for loan losses	290,000	400,477
Loss on sale of foreclosed real estate	59,378	17,696
Write-down of foreclosed real estate	339,127	569,180
Write-off of ground rents	1,570	4,326
Gain on sale of loans held for sale	-	(3,404)
Proceeds from the sale of loans held for sale	-	143,404
Origination of loans held for sale	-	(140,000)
Deferred income taxes	354,640	237,835
Increase in accrued interest receivable	(25,441)	(43,922)
Increase in income tax refund due	(118,477)	(462,801)
Decrease in other assets	68,764	4,186
Decrease in taxes payable	-	(176,237)
Decrease in other liabilities	(300,254)	(231,342)
Cash provided by operating activities	1,952,125	1,328,106
Cash flows from investing activities:
Increase in investment certificates of deposit, net	(760,000)	(3,740,000)
Proceeds from the maturity and call of investments held to maturity	8,590,629	18,333,283
Purchase of investment securities available for sale	-	(6,478,750)
Purchase of investment securities held to maturity	(10,734,463)	(17,327,250)
Redemption (purchase) of Federal Home Loan Bank stock	48,000	(12,000)
Loans originated, net of principal collected	(799,599)	4,260,056
Purchase of premises and equipment	(25,162)	(212,186)
Proceeds from sale of foreclosed real estate	1,779,460	498,275
Proceeds from sale of ground rents	10,800	-
Cash used by investing activities	(1,890,335)	(4,678,572)
Cash flows from financing activities:
Decrease in certificates of deposit	(13,856,418)	(2,951,200)
Increase in other deposits	4,006,067	7,568,223
Increase in due to banks	810,021	50,205
Increase (decrease) in advances from borrowers for insurance and taxes	8,286	(119,481)
Cash provided (used) by financing activities	(9,032,044)	4,547,747
Net change in cash and cash equivalents	(8,970,254)	1,197,281
Cash and cash equivalents at beginning of year	20,461,143	19,263,862
Cash and cash equivalents at end of year	$11,490,889	$20,461,143
Supplemental disclosures:
Interest paid on deposits	$2,477,735	$3,191,505
Income tax payments	398,818	865,151
Real estate acquired in settlement of loans	1,087,383	1,422,212

The accompanying notes are an integral part of these financial statements

F-6

1. Summary of Significant Accounting Policies

The accounting and reporting policies reflected in the accompanying financial statements conform to accounting principles generally accepted in the United States of America, and to general practices within the banking industry.

Nature of operations

Midstate Community Bank (the Bank), is a community-oriented mutual savings bank. The Bank has one branch which is located in Baltimore County, Maryland. Product offerings consist primarily of residential mortgage loans and retail deposit accounts. The Bank’s business is conducted primarily within Baltimore City, Baltimore County and surrounding counties. The Bank is subject to competition from other financial institutions. The Bank is subject to regulation by certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Material estimates that are particularly susceptible to significant change in the near term primarily relate to the allowance for loan losses.

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, brokerage money market accounts, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment certificates of deposit

Certificates of deposit in other banks mature within one year and are carried at cost.

Investment securities

As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities that may be sold before maturity are classified as available for sale and carried at fair value with unrealized gains and losses included in equity on an after tax basis.

Purchase premiums and discounts are recognized in interest revenue using the interest method. Gains and losses on disposal are determined using the specific-identification method.

In estimating other-than-temporary impairment losses, management considers the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Federal Home Loan Bank stock

Federal Home Loan Bank stock is carried at cost, which approximates fair value. As a member of the Federal Home Loan Bank, the Bank is required to purchase stock based on its total assets. Additional stock is purchased and redeemed based on outstanding Federal Home Loan Bank advances to the Bank.

F-7

1. Summary of Significant Accounting Policies (Continued)

Loans held for sale

Loans held for sale are carried at the lower of aggregate cost of fair value. Fair value is determined based on investor commitments or, in the absence of such commitments, based on current investor yield requirements. Gains and losses on sales are determined using the specific-identification method.

Loans and allowance for loan losses

The Bank makes mortgage and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the Baltimore metropolitan area. The ability of the Bank’s debtors to repay their loans is dependent upon the real estate and general economic conditions in this area.

Loans are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses, and any deferred fees or costs on originated loans. Interest revenue is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method for amortizing loans and the straight-line method for construction loans and lines of credit.

Loans are generally placed on nonaccrual status when they are 90 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual status is reversed against interest revenue. Interest payments received on nonaccrual loans are applied as reductions of the principal balance, until the loan qualifies for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans are considered impaired when, based on current information, management considers it unlikely that collection of principal and interest payments will be made according to contractual terms.

The allowance for loan losses represents an amount which, in management’s judgment, will be adequate to absorb probable losses on existing loans. The allowance consists of specific and general components. For loans that are classified as impaired, an allowance is established when the collateral value, if the loan is collateral dependent, or the discounted cash flows of the impaired loan is lower than the carrying value of that loan. The general component covers pools of nonclassified loans and is based on historical loss experience and other qualitative factors. These qualitative factors consider changes to lending policies, procedures, and underwriting practices, changes in portfolio stratification, the volume and severity of nonperforming loans, changes to values of underlying collateral, as well as national and economic conditions, competitive pressures, and changes in the regulatory environment. There may be an unallocated component of the allowance, which reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. Actual loan performance may differ from those estimates. A loss is recognized as a charge to the allowance when management believes that collection of the loan is unlikely. Collections of loans previously charged off are added to the allowance at the time of recovery.

Premises and equipment

Premises and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance, repairs and minor replacements are charged to noninterest expense as incurred.

Foreclosed real estate

Foreclosed real estate is recorded at the lower of cost or fair value less estimated cost to sell on the date acquired. In general, cost equals the Bank’s investment in the property at the time of foreclosure. Losses incurred at the time of acquisition of the property are charged to the allowance for loan losses. Subsequent reductions in the estimated value of the property are included in noninterest expense.

F-8

1. Summary of Significant Accounting Policies (Continued)

Income taxes

The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred income taxes are provided for the temporary differences between financial and taxable income. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

Reclassifications

Certain amounts for 2012 have been reclassified to conform to the 2013 presentation. The reclassifications had no effect on net income.

Subsequent events

The Bank has evaluated events and transactions subsequent to December 31, 2013 through the date these financial statements were available to be issued. Based on the definitions and requirements of generally accepted accounting principles for subsequent events, we have identified the following event that has occurred subsequent to December 31, 2013 that requires disclosure in the financial statements.

On May 1, 2014, the Bank’s Board of Directors approved a plan (the Plan) to convert from a state-chartered mutual commercial state-chartered stock commercial bank form of organization, subject to approval by its members. The Plan, which includes formation of a holding company to own all of the outstanding capital stock of the Bank, is subject to approval by the Federal Deposit Insurance Corporation (FDIC) and the State of Maryland Commissioner of Financial Regulation and includes the filing of a registration statement with the Securities and Exchange Commission.

The cost of conversion and issuing and selling the capital stock will be deferred and deducted from the proceeds of the offering. In the event the conversion and offering are not completed, any deferred costs will be charged to operations. The Bank had not incurred any conversion costs through December 31, 2013. As costs are incurred, they will be recorded in other assets on the statement of financial condition.

The Plan calls for the common stock of the holding company to be offered to various parties in a subscription offering at a price based on an independent appraisal of the Bank. It is anticipated that any shares not purchased in the subscription offering will be offered in a community offering. The Bank may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account discussed below or the regulatory capital requirements imposed by the FDIC.

At the time of conversion, the Bank will establish a liquidation account in an amount equal to its retained earnings as reflected in the latest balance sheet used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders and, if applicable, supplemental eligible account holders who continue to maintain their deposit accounts in the Bank after conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. In the event of a complete liquidation of the Bank, eligible depositors who continue to maintain accounts in accordance with regulations shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

No other significant subsequent events were identified that would affect the presentation of the financial statements.

2. Deposits in Other Banks

The Bank normally carries balances with other banks that exceed the federally insured limit. The average balance carried in excess of the limit, including unsecured federal funds sold to the same banks and investment certificates of deposit, was $19,885,151 and $24,468,763 for the years ended December 31, 2013 and 2012, respectively.

F-9

2. Deposits in Other Banks (Continued)

Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Bank’s normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

3. Lines of Credit

The Bank may borrow up to 15 percent of its assets under a line of credit agreement with the Federal Home Loan Bank of Atlanta (the FHLB). Advances under the line of credit are secured by investment securities and certain loans owned by the Bank. As of December 31, 2013 and 2012, the Bank had $26,568,450 and $27,906,300, respectively, of available credit from the FHLB. Advances would be limited by the balance of investment securities and loans available for pledge.

The Bank may also borrow up to $3,000,000 from a correspondent bank under an unsecured line of credit.

There were no borrowings outstanding under the lines of credit as of December 31, 2013 or 2012.

4. Investment Securities

The amortized cost and estimated fair value of investment securities are summarized as follows:

	December 31, 2013
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Available For Sale:
U.S. Government agency	$6,479,859	$-	$1,089,409	$5,390,450

Held To Maturity:
U.S. Government agency	$18,132,064	$4,440	$2,696,305	$15,440,199
Mortgage-backed securities	16,528,627	297,866	353,674	16,472,819
Municipal security	1,008,100	110,290	-	1,118,390
Total	$35,668,791	$412,596	$3,049,979	$33,031,408

	December 31, 2012
	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
Available For Sale:
U.S. Government agency	$6,479,069	$-	$134,459	$6,344,610

Held To Maturity:
U.S. Government agency	$14,373,280	$18,290	$158,690	$14,232,880
Mortgage-backed securities	18,242,813	1,216,359	-	19,459,172
Municipal security	1,008,651	172,919	-	1,181,570
Total	$33,624,744	$1,407,568	$158,690	$34,873,622

There were no sales of investment securities in 2013 or 2012.

At December 31, 2013 the Bank purchased a $100,000 U.S Government agency security held to maturity that will not settle until January 2014.

As of December 31, 2013 and 2012, all mortgage-backed securities are backed by U.S. Government sponsored enterprises.

F-10

4. Investment Securities (Continued)

As of December 31, 2013 and 2012, the Bank had no pledged securities.

The amortized cost and estimated fair value of debt securities by contractual maturity at December 31, 2013 and 2012 follow. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations. The Bank classifies mortgage-backed securities based on maturity date however; the Bank receives payments on a monthly basis.

	2013		2012
Available for Sale :	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Within 1 year	$-	$-	$-	$-
After 1 year but within 5 years	-	-	-	-
After 5 year but within 10 years	-	-	-	-
After 10 years	6,479,859	5,390,450	6,479,069	6,344,610
Total	$6,479,859	$5,390,450	$6,479,069	$6,344,610

	2013		2012
Held to Maturity:	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Within 1 year	$-	$-	$-	$-
After 1 year but within 5 years	102,319	106,758	101,405	107,085
After 5 year but within 10 years	1,000,790	938,130	2,493	2,493
After 10 years	34,565,682	31,986,520	33,520,846	34,764,044
Total	$35,668,791	$33,031,408	$33,624,744	$34,873,622

The following table summarizes the Bank’s gross unrealized losses on a continuous basis for investment securities by category and length of time at December 31, 2013 and 2012.

	December 31, 2013
	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Available for Sale:
U.S. Government agency	$4,128,050	$855,348	$1,262,400	$234,061	$5,390,450	$1,089,409

Held To Maturity:
U.S. Government agency	$8,336,885	$1,413,606	$7,000,315	$1,282,699	$15,337,200	$2,696,305
Mortgage-backed securities	6,780,017	353,674	-	-	6,780,017	353,674
Total	$15,116,902	$1,767,280	$7,000,315	$1,282,699	$22,117,217	$3,049,979

	December 31, 2012
	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
Available for Sale:
U.S. Government agency	$6,344,610	$134,459	$-	$-	$6,344,610	$134,459

Held To Maturity:
U.S. Government agency	$8,123,883	$158,690	$-	$-	$8,123,883	$158,690

F-11

4. Investment Securities (Continued)

The unrealized losses are considered temporary because the impairment in value is primarily caused by fluctuation in the interest rate markets. Management has the intent and ability to hold the securities until they recover in value or until they are redeemed at par value at maturity.

5. Loans and Allowance for Loan Losses

The loan portfolio of the Bank as of December 31, 2013 and 2012 is summarized as follows:

	At December 31,
	2013	2012
Loans secured by real estate:
Loans secured by 1-4 family residential property:
Owner occupied	$64,685,868	$59,459,298
Investor	24,200,509	26,758,833
Home equity lines of credit	5,047,399	4,699,979
Investor lines of credit	751,638	1,255,528
Construction	1,929,231	3,024,218
Multifamily	1,804,100	1,845,374
Commercial real estate	6,591,378	8,671,238
Land and land development	3,972,076	4,191,587
Deposit secured	341,025	282,679
	109,323,224	110,188,734
Allowance for loan losses	814,918	988,516
Loans receivable, net	$108,508,306	$109,200,218

Loan categories are net of deferred fees and costs. Net deferred fees and costs at December 31, 2013 and 2012 were $392,463 and $474,183, respectively.

Construction loans are net of the undisbursed portion of the construction commitment.

Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent on economic and market conditions in the Bank’s lending area. Construction loan repayments are generally dependent on the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

A majority of the Bank’s loan portfolio is mortgage loans secured by residential and commercial real estate properties located in the Baltimore metropolitan area. Loans are extended only after evaluation of a customer’s creditworthiness and other relevant factors on a case-by-case basis. The Bank generally does not lend more than 80% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Bank generally obtains personal guarantees of repayment from borrowers and/or others for construction loans and disburses the proceeds of those and similar loans only as work progresses on the related projects.

The maturity and rate repricing distribution of the loan portfolio at December 31, 2013, follows:

2013
Variable rate	$16,374,909
Fixed rate
Maturing within one year	4,595,621
Maturing over one year to five years	1,050,190
Maturing over five years	87,302,504
$109,323,224

F-12

5. Loans and Allowance for Loan Losses (Continued)

A Summary of transactions in the allowance for loan losses by loan classification, during the years ended December 31, 2013 and 2012 follows:

						Allowance for Loan Losses		Outstanding Loan
		Provision				Ending Balance Evaluated		Balances Evaluated
	Beginning	For Loan	Charge-		Ending	for Impairment		for Impairment
December 31, 2013	Balance	Losses	offs	Recoveries	Balance	Individually	Collectively	Individually	Collectively
Loans secured by real estate:

Loans secured by 1-4 family residential property:
Owner occupied	$407,543	$(53,402)	$200,988	$150,000	$303,153	$126,814	$176,339	$2,319,663	$62,366,205
Investor	352,059	155,354	220,163	-	287,250	-	287,250	1,514,887	22,685,622
Home equity lines of credit	5,758	8,678	-	-	14,436	-	14,436	-	5,047,399
Investor lines of credit	13,591	(3,683)	-	-	9,908	-	9,908	-	751,638
Construction	3,725	5,368	-	-	9,093	-	9,093	176,884	1,752,347
Multifamily	1,400	3,358	-	-	4,758	-	4,758	-	1,804,100
Commercial real estate	72,703	193,894	156,819	-	109,778	-	109,778	1,121,458	5,469,920
Land and land development	131,730	(19,785)	35,628	-	76,317	-	76,317	626,308	3,345,768
Deposit secured	7	218	-	-	225	-	225	-	341,025
Total	$988,516	$290,000	$613,598	$150,000	$814,918	$126,814	$688,104	$5,759,200	$103,564,024

						Allowance for Loan Losses		Outstanding Loan
		Provision				Ending Balance Evaluated		Balances Evaluated
	Beginning	For Loan	Charge-		Ending	for Impairment		for Impairment
December 31, 2012	Balance	Losses	offs	Recoveries	Balance	Individually	Collectively	Individually	Collectively
Loans secured by real estate:

Loans secured by 1-4 family residential property:
Owner occupied	$704,233	$229,425	$526,115	$-	$407,543	$48,057	$359,486	$3,364,044	$56,095,254
Investor	638,427	37,774	324,142	-	352,059	-	352,059	3,737,012	23,021,821
Home equity lines of credit	43,679	7,495	45,416	-	5,758	-	5,758	-	4,699,979
Investor lines of credit	28,837	(15,246)	-	-	13,591	-	13,591	-	1,255,528
Construction	10,936	(7,211)			3,725		3,725	172,084	2,852,134
Multifamily	2,846	(1,446)	-	-	1,400	-	1,400	-	1,845,374
Commercial real estate	93,993	138,707	159,997	-	72,703	-	72,703	1,746,259	6,924,979
Land and land development	286,314	10,983	165,567	-	131,730	-	131,730	1,531,461	2,660,126
Deposit secured	11	(4)	-	-	7	-	7	-	282,679
Total	$1,809,276	$400,477	$1,221,237	$-	$988,516	$48,057	$940,459	$10,550,860	$99,637,874

F-13

5. Loans and Allowance for Loan Losses (Continued)

Past due loans, segregated by age and class of loans, as of December 31, 2013 and 2012 are as follows:

December 31, 2013	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due	Nonaccrual Loans	Nonaccrual Interest not Accrued
Loans secured by real estate:
Loans secured by 1-4 family:
residential property:
Owner occupied	$547,462	$821,181	$1,770,675	$3,139,318	$61,546,550	$64,685,868	$264,077	$1,506,598	$322,770
Investor	223,125	-	1,514,887	1,738,012	22,462,497	24,200,509	-	1,514,887	135,941
Home equity lines of credit	-	89,357	-	89,357	4,958,042	5,047,399	-	-	-
Investor lines of credit	-	-	-	-	751,638	751,638	-	-	-
Construction	-	-	176,884	176,884	1,752,347	1,929,231	-	176,884	-
Multifamily	-	-	-	-	1,804,100	1,804,100	-	-	-
Commercial real estate	51,960	-	1,051,519	1,103,479	5,487,899	6,591,378	-	1,051,519	134,220
Land and land development	-	-	626,308	626,308	3,345,768	3,972,076	-	626,308	214,831
Deposit secured	981	8,535	-	9,516	331,509	341,025	-	-	-
Total	$823,528	$919,073	$5,140,273	$6,882,874	$102,440,350	$109,323,224	$264,077	$4,876,196	$807,762

December 31, 2012	Loans 30-59 Days Past Due	Loans 60-89 Days Past Due	Loans 90 or More Days Past Due	Total past Due Loans	Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due	Nonaccrual Loans	Nonaccrual Interest not Accrued
Loans secured by real estate:
Loans secured by 1-4 family residential property:
Owner occupied	$639,464	$252,753	$3,069,099	$3,961,316	$55,497,982	$59,459,298	$-	$3,069,099	$309,486
Investor	-	646,978	3,737,012	4,383,990	22,374,843	26,758,833	-	3,737,012	153,513
Home equity lines of credit	92,347	-	-	92,347	4,607,632	4,699,979	-	-	-
Investor lines of credit	-	-	-	-	1,255,528	1,255,528	-	-	-
Construction	-	-	172,084	172,084	2,852,134	3,024,218	-	172,084	-
Multifamily	-	-	-	-	1,845,374	1,845,374	-	-	-
Commercial real estate	184,641	-	1,629,344	1,813,985	6,857,253	8,671,238	-	1,629,344	91,911
Land and land development	-	-	1,531,461	1,531,461	2,660,126	4,191,587	-	1,531,461	101,478
Deposit secured	1,980	4,636	34,636	41,252	241,427	282,679	34,636	-	-
Total	$918,432	$904,367	$10,173,636	$11,996,435	$98,192,299	$110,188,734	$34,636	$10,139,000	$656,388

F-14

5. Loans and Allowance for Loan Losses (Continued)

Impaired loans are loans that have been assessed for impairment, although management may determine that the loan does not require a specific allowance. Impaired loans as of December 31, 2013 and 2012 were as follows:

December 31, 2013	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Recognized
Loans secured by real estate:
Loans secured by 1-4 family residential property:
Owner occupied	$3,009,882	$1,506,598	$813,065	$2,319,663	$126,814	$3,225,056	$723
Investor	1,732,674	1,514,887	-	1,514,887	-	2,397,199	27,638
Home equity lines of credit	-	-	-	-	-	22,077	-
Investor lines of credit	-	-	-	-	-	-	-
Construction	176,884	176,884	-	176,884	-	174,964	5,092
Multifamily	-	-	-	-	-	-	-
Commercial real estate	1,378,376	1,121,458	-	1,121,458	-	1,558,059	3,395
Land and land development	791,308	626,308	-	626,308	-	836,258	-
Deposit secured	-	-	-	-	-	-	-
Total	$7,089,124	$4,946,135	$813,065	$5,759,200	$126,814	$8,213,613	$36,848

December 31, 2012	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Recognized
Loans secured by real estate:
Loans secured by 1-4 family residential property:
Owner occupied	$3,886,526	$2,834,751	$529,293	$3,364,044	$48,057	$3,341,080	$35,118
Investor	3,885,818	3,737,012	-	3,737,012	-	3,226,291	105,468
Home equity lines of credit	-	-	-	-	-	39,059	-
Investor lines of credit	-	-	-	-	-	63,236	-
Construction	172,084	172,084	-	172,084	-	168,754	4,234
Multifamily	-	-	-	-	-	-	-
Commercial real estate	1,885,753	1,746,259	-	1,746,259	-	2,349,764	58,283
Land and land development	1,682,657	1,531,461	-	1,531,461	-	1,577,593	-
Deposit secured	-	-	-	-	-	-	-
Total	$11,512,838	$10,021,567	$529,293	$10,550,860	$48,057	$10,765,777	$203,103

As of December 31, 2013, the Bank was committed to advance an additional $19,116 on one residential construction loan that was considered impaired.

Credit quality indicators

As part of the ongoing monitoring of the credit quality of the Bank’s portfolio, management tracks certain credit quality indicators including trends related to the risk grade of loans, the level of classified loans, net charge-offs, nonperforming loans, and the general economic conditions in the Bank’s market.

The Bank utilizes a risk grading matrix to assign a risk grade to each of its loans. A description of the general characteristics of loans characterized as watch list or classified is as follows:

F-15

5. Loans and Allowance for Loan Losses (Continued)

Special Mention

A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or in the Bank’s credit position at some future date. Special mention loans are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification.

Borrowers may exhibit poor liquidity and leverage positions resulting from generally negative cash flow or negative trends in earnings. Access to alternative financing may be limited to finance companies for business borrowers and may be unavailable for commercial real estate borrowers.

Substandard

A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard loans have a well-defined weakness, or weaknesses, that jeopardize the collection or liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.

Borrowers may exhibit recent or unexpected unprofitable operations, an inadequate debt service coverage ratio, or marginal liquidity and capitalization. These loans require more intense supervision by Bank management.

Doubtful

A doubtful loan classification is used when there is significant uncertainty as to the value of the security property and/or the borrower’s financial ability. The loan is not considered to be a total loss because there is believed to be some collateral value, but an accurate determination of value cannot yet be made due to impending events.

The following table presents the December 31, 2013 and 2012 balances of pass loans and criticized loans (classified loans and loans designated as Special Mention) based on the risk grade. Classified loans include Substandard and Doubtful loans.

December 31, 2013	Pass	Special Mention	Substandard	Doubtful	Total
Loans secured by real estate:
Loans secured by 1-4 family residential property:
Owner occupied	$61,887,679	$518,473	$2,279,716	$-	$64,685,868
Investor	22,143,784	541,838	1,514,887	-	24,200,509
Home equity lines of credit	5,047,399	-	-	-	5,047,399
Investor lines of credit	679,495	72,143	-	-	751,638
Construction	1,752,347	-	176,884	-	1,929,231
Multifamily	1,804,100	-	-	-	1,804,100
Commercial real estate	5,469,920	-	1,121,458	-	6,591,378
Land and land development	3,345,768	-	626,308	-	3,972,076
Deposit secured	341,025	-	-	-	341,025
Total	$102,471,517	$1,132,454	$5,719,253	$-	$109,323,224

F-16

5. Loans and Allowance for Loan Losses (Continued)

December 31, 2012	Pass	Special Mention	Substandard	Doubtful	Total
Loans secured by real estate:
Loans secured by 1-4 family residential property:
Owner occupied	$55,033,271	$1,042,312	$3,383,715	$-	$59,459,298
Investor	23,592,094	-	3,166,739	-	26,758,833
Home equity lines of credit	4,610,574	89,405	-	-	4,699,979
Investor lines of credit	1,255,528	-	-	-	1,255,528
Construction	2,852,134	-	172,084	-	3,024,218
Multifamily	1,845,374	-	-	-	1,845,374
Commercial real estate	6,395,535	-	2,275,703	-	8,671,238
Land and land development	2,660,126	-	1,531,461	-	4,191,587
Deposit secured	282,679	-	-	-	282,679
Total	$98,527,315	$1,131,717	$10,529,702	$-	$110,188,734

Classified loans also include certain loans that have been modified in troubled debt restructurings (TDRs) where economic concessions have been granted to borrowers who have experienced or are expected to experience financial difficulties. These concessions typically result from the Bank’s loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructure and may only be returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period, generally six months.

The status of TDRs as of December 31, 2013 and 2012 follows:

		Pre-
		modification
	Number of	Recorded	Recorded Investment
December 31, 2013	Contracts	Investment	Performing	Nonperforming	Total
Loans secured by real estate:
Secured by 1-4 family residential property:
Owner occupied	5	$1,273,583	$813,065	$388,585	$1,201,650
Investor	4	565,242	-	414,906	414,906
Home equity lines of credit	-	-	-	-	-
Investor lines of credit	-	-	-	-	-
Construction	-	-	-	-	-
Multifamily	-	-	-	-	-
Commercial real estate	3	1,127,226	69,939	880,679	950,618
Land and land development	-	-	-	-	-
Deposit secured	-	-	-	-	-
Total	12	$2,966,051	$883,004	$1,684,170	$2,567,174

F-17

5. Loans and Allowance for Loan Losses (Continued)

		Pre-
		modification
	Number of	Recorded	Recorded Investment
December 31, 2012	Contracts	Investment	Performing	Nonperforming	Total
Loans secured by real estate:
Secured by 1-4 family residential property:
Owner occupied	4	$953,583	$294,945	$638,596	$933,541
Investor	4	565,242	-	484,892	484,892
Home equity lines of credit	-	-	-	-	-
Investor lines of credit	-	-	-	-	-
Construction	-	-	-	-	-
Multifamily	-	-	-	-	-
Commercial real estate	3	1,127,226	116,915	1,028,158	1,145,073
Land and land development	-	-	-	-	-
Deposit secured	-	-	-	-	-
Total	11	$2,646,051	$411,860	$2,151,646	$2,563,506

The Bank recorded one new troubled debt restructuring in 2013 in the 1-4 family owner occupied category for $296,184. As of December 31, 2013 the loan is classified as performing.

Outstanding loan commitments, unused lines of credit, and letters of credit at December 31, 2013 and 2012 are as follows:

	2013	2012
Commitments:
Commitments to extend credit:
1-4 Family owner occupied	$753,000	$1,680,000
Construction	1,223,468	1,460,377
	1,976,468	3,140,377
Commitments for unused lines of credit::
Home equity	1,792,709	1,451,099
Investor	154,352	87,917
Commercial real estate	350,000	350,000
Land development	368,710	-
	2,665,771	1,889,016
Total commitments	$4,642,239	$5,029,393
Standby Letters of Credit	$332,611	$439,350

Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments generally have fixed expiration dates and may require payment of a fee. Home equity lines of credit generally have variable interest rates and other lines of credit generally have fixed interest rates. Letters of credit are commitments issued to guarantee the performance of a customer to a third party.

The Bank’s exposure to a credit loss in the event of nonperformance by customer is the contractual amount of the commitment. Loan commitments, lines of credit and letters of credit are made on the same terms, including collateral, as outstanding loans. Management is not aware of any accounting loss to be sustained in the fulfillment of these credit commitments.

F-18

6.	Premises and Equipment

A summary of premises and equipment and the related depreciation and amortization as of December 31, 2013 and 2012 is as follows:

	2013	2012
Land	$260,711	$260,711
Buildings	1,543,396	1,539,952
Furniture and equipment	573,017	576,680
	2,377,124	2,377,343
Accumulated depreciation	1,292,671	1,218,107
Net premises and equipment	$1,084,453	$1,159,236

Depreciation expense	$99,945	$95,374

The Bank leases a portion of its administrative building to commercial tenants. Rental revenue from the building was $56,900 in 2013 and $56,896 in 2012. These leases were originally long term but are currently on a month-to-months basis. The Bank also leases some of its foreclosed real estate.  The Bank recorded rental revenue of $106,150 in 2013 and $124,594 in 2012 on these properties.

7.	Interest-bearing Deposits

Major classifications of interest-bearing deposits as of December 31, 2013 and 2012 are as follows:

	2013	2012
Demand	$12,040,114	$10,489,896
Savings	24,096,498	21,620,479
Certificates of deposit	79,067,365	90,192,393
IRA certificates of deposit	38,245,178	40,976,568
Total interest-bearing deposits	$153,449,155	$163,279,336

Certificates of deposit and IRA certificates of deposit mature as of December 31, 2013 and 2012 as follows:

	2013	2012
Within one year	$41,633,203	$55,420,899
Over one to two years	31,230,712	27,366,587
Over two to three years	15,488,514	23,887,172
Over three to four years	12,374,312	14,939,332
Over four to five years	16,585,802	9,554,971
Total certificates of deposit and IRA certificates of deposit	$117,312,543	$131,168,961

F-19

7.	Interest-bearing Deposits (Continued)

Interest expense on deposits for the years ended December 31, 2013 and 2012, is summarized as follows:

	2013	2012
Demand	$72,228	$71,870
Savings	126,879	161,568
Certificates of deposit	1,358,940	1,747,060
IRA certificates of deposit	919,658	1,211,552
Total interest expense on deposits	$2,477,705	$3,192,050

The aggregate amount of certificates of deposit in denominations of $100,000 or more at December 31, 2013 and 2012, was $60,173,727 and $65,781,968, respectively.

Generally, deposit amounts in excess of $250,000 are not federally insured.

8.	Related Party Transactions

The executive officers and directors of the Bank enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are the same as the terms provided to other borrowers entering into similar loan transactions.

Activity in these loans during the year ended December 31 was as follows:

	2013	2012
Balance at the beginning of the year	$115,864	$486,682
New loans and advances	96,636	-
Principal payments	(59,736)	(40,364)
Change in directors	-	(330,454)
Balance at the end of the year	$152,764	$115,864

The Bank made payments to a company owned by a director for advertising of $43,800 and $40,150 for the years ended 2013 and 2012, respectively.

Deposits from executive officers and directors of the Bank totaled $2,433,150 and $2,824,788 at December 31, 2012 and 2011, respectively.

9.	Income Taxes

The components of income tax expense are as follows:

	2013	2012
Current:
Federal	$234,288	$175,765
State	46,053	50,348
	280,341	226,113
Deferred	354,640	237,835
Total income tax expense	$634,981	$463,948

F-20

9.	Income Taxes (Continued)

The components of deferred income tax expense are as follows:

	2013	2012
Allowance for loan losses	$84,196	$399,475
Deferred loan costs	5,573	1,019
Foreclosed real estate holding costs	82,576	(27,627)
Foreclosed real estate write-downs	54,896	(100,795)
Depreciation	(11,772)	29,672
Nonaccrual interest	(18,279)	(133,705)
Defined benefit plan	157,450	69,796
Total deferred income tax expense	$354,640	$237,835

The components of net deferred tax assets are as follows:

	2013	2012
Deferred tax assets:
Allowance for loan losses	$157,632	$241,828
Deferred loan costs	-	5,573
Foreclosed real estate holding costs	-	82,576
Foreclosed real estate write-downs	241,217	296,113
Nonaccrual interest	378,718	360,439
Defined benefit plan	-	78,261
Unrealized loss on investment securities available for sale	429,717	53,037
	1,207,284	1,117,827
Deferred tax liabilities:
Defined benefit plan	93,107	-
Depreciation	119,911	131,683
	213,018	131,683
Net deferred tax asset	$994,266	$986,144

The difference between the federal income tax rate and the effective tax rate for the Bank for the years ended December 31, 2013 and 2012 are reconciled as follows:

	2013	2012
Statutory federal income tax rate	34.0%	34.0%
Increase (decrease) resulting from:
State income taxes, net of federal income tax benefit	5.1	5.3
Nondeductible expenses	0.4	0.3
Other	0.1	-
	39.6%	39.6%

The Bank does not have material uncertain tax positions and did not recognize any adjustment for unrecognized tax benefits. The Bank remains subject to examination of income tax returns for the years ending after December 31, 2009.

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10.	Retirement Plan

The Bank has a noncontributory defined benefit pension plan covering substantially all of the employees. The Plan determines benefits based on past service and the highest three consecutive year average compensation during the final ten years of employment. The Bank makes annual contributions to the Plan in amounts sufficient to satisfy minimum funding standards. Assets of the Plan are held in trust and invested in interest-bearing deposits with the Bank and marketable equity securities.

The following table sets forth the financial status of the Plan as of December 31, 2013 and 2012:

	2013	2012
Change in benefit obligation
Projected benefit obligation at beginning of year	$4,459,706	$4,353,080
Service cost	151,602	96,750
Interest cost	254,765	244,953
Actuarial gain	156,259	(49,022)
Benefits paid	(58,028)	(186,055)
Projected benefit obligation at end of year	4,964,304	4,459,706

Fair value of Plan assets at beginning of year	4,261,301	3,878,243
Actual return on Plan assets	497,075	319,113
Employer contributions	500,000	250,000
Benefits paid	(58,028)	(186,055)
Fair value of Plan assets at end of year	5,200,348	4,261,301

Funded status	236,044	(198,405)
Unrecognized net actuarial loss	377,160	412,443
Prepaid benefit cost	$613,204	$214,038

Accumulated benefit obligation	$4,258,768	$3,915,622

Amounts recognized as a component of accumulated other comprehensive loss as of December 31, 2013 and 2012 that have not been recognized as a component of net pension expense of the Bank are as follows:

	2013	2012
Unrecognized net actuarial loss	$(377,160)	$(412,443)
Deferred tax benefit	148,771	162,690
Amount included in accumulated other comprehensive income	$(228,389)	$(249,753)

Net pension expense includes the following:

	2013	2012
Service cost	$151,602	$96,750
Interest cost	254,765	244,953
Return on plan assets	(313,760)	(273,715)
Amortization of net actuarial loss	8,227	5,068
Net pension expense	$100,834	$73,056

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10.	Retirement Plan (Continued)

The following assumptions were used in the accounting for net pension expense:

	2013	2012
Discount rate	4.80%	4.80%
Long-term rate of return on Plan assets	7.00%	7.00%
Rates of increase in compensation levels	5.50%	5.50%

The expected return on Plan assets is based on the asset allocation of the Plan and the anticipated long-term economic outlook of the trustees of the Plan.

The Plan’s weighted-average asset allocation at December 31, 2013 and 2012 is as follows:

	2013	2012
Marketable equity securities	26.50%	22.30%
Certificates of deposit and savings	73.50%	77.70%

In order to provide benefits at normal retirement age, the principal goals of the investments in the Plan are both security and long-term stability with moderate growth commensurate with the anticipated retirement dates of the participants. Equity securities are included among the Plan’s investments to prevent erosion by inflation. However, the Plan is kept sufficiently liquid to enable the Plan, on short notice to make distributions in the event of the death or disability of a participant. The trustees of the Plan intend to invest at least 50% of the Plan assets in certificates of deposit at the Bank. The remaining assets are invested in high quality equity securities and mutual funds. All plan assets are valued using a level 1 method.

The Plan owns certificates of deposit issued by the Bank totaling $3,788,764 and $3,207,445 at December 31, 2013 and 2012 respectively.

The Bank intends to contribute approximately $500,000 to the Plan during the year ended December 31, 2014.

The following table shows the estimated future benefit payments expected to be paid from the Plan:

Year	Pension Benefits
2014	$268,463
2015	271,503
2016	293,991
2017	297,342
2018	300,861
2019 to 2023	$1,923,766

Defined Contribution Plan

The Bank has a defined contribution plan qualifying under section 401(k) of the Internal Revenue Code that covers all employees with one year service who have attained age 20. The Bank contributes 3% of the employees’ compensation to the Plan. The Bank contributions to the Plan, included in employee benefits expense for 2013 and 2012 were $27,060 and $22,709, respectively.

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11.	Regulatory Capital

The Federal Deposit Insurance Corporation has adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions.

Tier 1 and leverage capital of the Bank are its retained earnings. Total capital includes a limited amount of the allowance for loan losses. In calculating risk-weighted assets, specified risk percentages are applied to each category of assets and off-balance sheet items.

At the most recent regulatory report, the Bank was categorized as well-capitalized under the prompt corrective action regulations. Management knows of no event or condition that should change this classification.

The capital ratios and minimum capital requirements for December 31, 2013 and 2012 are as follows:

	Actual		Minimum Capital Adequacy		To Be Well Capitalized
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013
Leverage ratio	$22,313	12.28%	$7,266	4.00%	$9,083	5.00%
Tier 1 capital ratio	22,313	27.10%	N/A	N/A	4,940	6.00%
Total risk-based capital ratio	23,133	28.09%	6,587	8.00%	8,234	10.00%

December 31, 2012
Leverage ratio	$21,343	11.30%	$7,558	4.00%	$9,447	5.00%
Tier 1 capital ratio	21,343	24.30%	N/A	N/A	5,269	6.00%
Total risk-based capital ratio	22,337	25.44%	7,025	8.00%	8,782	10.00%

A reconciliation of capital reported in accordance with generally accepted accounting practices (GAAP) to regulatory capital, is as follows for December 31, 2013 and 2012:

(dollars in thousands)	2013	2012
Total equity (GAAP)	$21,425	$21,012
Accumulated other comprehensive loss	888	331
Tier 1 and Leverage Capital	22,313	21,343
Allowance for loan losses	815	989
Allowance for off-balance sheet commitments	5	5
Allowance for loan losses subject to limitation	-	-
Tier 2 Capital	820	994
Total Capital	$23,133	$22,337

12.	Fair Value Measurements

Generally accepted accounting principles define fair value, establish a framework for measuring fair value, expand disclosures about fair value, and establish a hierarchy for determining fair value measurement. The hierarchy includes three levels and is based upon the valuation techniques used to measure assets and liabilities. The three levels are as follows:

Level 1 – Inputs to the valuation method are quoted prices (unadjusted) for identical assets or liabilities in active markets.

F-24

12.	Fair Value Measurements (Continued)

Level 2 – Inputs to the valuation method include quoted prices for similar assets and liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument; and

Level 3 – Inputs to the valuation method are unobservable and significant to the fair value measurement.

Fair Value Measurements on a Recurring Basis

Investment securities available-for-sale – If quoted prices are available in an active market, securities are classified within Level 1 of the hierarchy. Level 1 includes securities that have quoted prices in an active market for identical assets. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. The Bank has categorized its investments available-for-sale for the years ended December 31, 2013 and 2012 as follows:

	December 31, 2013
	Total	Level 1	Level 2	Level 3
U.S. Government agency	$5,390,450	$-	$5,390,450	$-

	December 31, 2012
	Total	Level 1	Level 2	Level 3
U.S. Government agency	$6,344,610	$-	$6,344,610	$-

Fair Value Measurements on a Nonrecurring Basis

Impaired loans – The Bank has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values. As of December 31, 2013 and 2012, the fair value of impaired loans was estimated to be $5,632,387 and $10,502,803, respectively. The fair values consist of loan balances of $5,759,200 and $10,550,860, net of valuation allowances of $126,814 and $48,057, respectively.

Foreclosed real estate – The Bank’s foreclosed real estate is measured at fair value less cost to sell on a nonrecurring basis. Fair value is determined based on offers and/or appraisals. Cost to sell the real estate is based on standard market factors. The Bank has categorized its foreclosed real estate as Level 3.

The Bank has categorized its impaired loans and foreclosed real estate at December 31, 2013 and 2012 as follows:

	December 31, 2013
	Total	Level 1	Level 2	Level 3
Impaired loans	$5,632,386	$-	$-	$5,632,386
Foreclosed real estate	3,295,677	-	-	3,295,677

	December 31, 2012
	Total	Level 1	Level 2	Level 3
Impaired loans	$10,502,803	$-	$-	$10,502,803
Foreclosed real estate	4,386,259	-	-	4,386,259

F-25

12.	Fair Value Measurements (Continued)

Transactions in foreclosed real estate for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
Beginning of year balance	$4,386,259	$4,049,198
Improvements and additions	1,087,383	1,422,212
Write-downs	(339,127)	(569,180)
Proceeds from sale	(1,779,460)	(498,275)
Loss on sale	(59,378)	(17,696)
End of year balance	$3,295,677	$4,386,259

The remaining financial assets and liabilities are not reported on the balance sheets at fair value. The calculation of estimated fair value is based on market conditions at a specific point in time and may not reflect current or future fair values.

	December 31, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Level 1 inputs:
Investment certificates of deposit	$8,538,135	$8,523,000	$7,778,135	$7,883,000
Level 2 inputs:
Investment securities held to maturity	35,668,791	33,031,408	33,624,744	34,873,622
Level 3 inputs:
Loans, net	108,508,306	115,300,000	109,200,218	125,557,000
Financial Liabilities:
Level 3 inputs:
Interest-bearing checking and savings deposits	36,136,612	36,136,612	32,110,375	32,110,375
Certificates of deposit (including IRA's)	117,312,543	118,052,000	131,168,961	134,251,000

The fair value of investment certificates of deposit is estimated based on interest rates currently offered for deposits of similar remaining maturities.

The fair value of investment securities are determined using market quotations, pricing models, quoted prices of securities with similar characteristics, or discounted cash flows.

The fair value of fixed rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect. The fair value of variable rate loans, including loans with a demand feature, is estimated to equal the carrying amount. The valuation of loans is adjusted for probable loan losses.

The fair value of interest-bearing checking and savings deposit accounts is equal to the carrying amount. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

The fair value of outstanding loan commitments, unused lines of credit, and letters of credit are not included in the above table as the carrying value generally approximates fair value. These commitments generate fees that approximate those currently charged to originate similar commitments.

13.	Litigation

The Bank is party to various legal actions normally associated with a financial institution. In management’s opinion, the aggregate effect of any legal actions will not be material to the financial condition of the Bank.

F-26

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Midstate Bancorp, Inc. or Midstate Community Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Midstate Bancorp, Inc. or Midstate Community Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 2,990,000 Shares of

COMMON STOCK

par value $0.01 per share

(Subject to Increase to up to 3,438,500 Shares)

MIDSTATE BANCORP, INC.

(Proposed Holding Company for

Midstate Community Bank)

PROSPECTUS

[Prospectus Date]

Until [expiration date] or 90 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

		Amount (1)
	SEC registration fee	$4,429
	Maryland Office of the Commissioner of Financial Regulation filing fee	1,000
	FINRA filing fee	5,658
*	Printing, postage, mailing and EDGAR fees	142,000
*	Blue sky fees and expenses	52,502
*	Legal fees and expenses	200,000
*	Accounting fees and expenses	45,000
*	Appraiser’s fees and expenses	49,000
*	Marketing firm expenses (including legal fees) (1)	458,676
*	Conversion agent fees and expenses	10,000
*	Business plan fees and expenses	43,000
*	Transfer agent and registrar fees and expenses	20,000
*	Miscellaneous	10,000

*	Total	$1,041,265

*	Estimated

(1)	Midstate Bancorp, Inc. has retained Sandler O’Neill & Partners, L.P. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the adjusted maximum of the offering range.

Item 14.             Indemnification of Directors and Officers

Articles 10 and 11 of the Articles of Incorporation of Midstate Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers

A.             Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation, or at its request, any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

II-1

B.             Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met, and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C.             Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or action by the Board of Directors, or otherwise.

D.             Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.             Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability

An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

II-2

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 15.             Recent Sales of Unregistered Securities

Not Applicable.

Item 16.             Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)             List of Exhibits

1.1	Engagement Letter between Midstate Community Bank, and Sandler O’Neill & Partners, L.P.
1.2	Form of Agency Agreement between Midstate Bancorp, Inc., Midstate Community Bank and Sandler O’Neill & Partners, L.P.
2	Plan of Conversion
3.1	Articles of Incorporation of Midstate Bancorp, Inc.
3.2	Bylaws of Midstate Bancorp, Inc.
4	Form of Common Stock Certificate of Midstate Bancorp, Inc.*
5	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, regarding legality of securities being registered
8.1 8.2	Federal Tax Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation State Tax Opinion
10.1	Form of Midstate Community Bank Employee Stock Ownership Plan^
10.2	Form of Employment Agreement between Midstate Community Bank, Midstate Bancorp, Inc. and N. Alan Anthony^
10.3	Form of Employment Agreement between Midstate Community Bank, Midstate Bancorp, Inc. and Nancy L. Gerling^
10.4	Form of Employment Agreement between Midstate Community Bank, Midstate Bancorp, Inc. and Paul A. Lovelace^
10.5	Records Processing Services Agreement between Midstate Community Bank and Sandler O’Neill & Partners, L.P.
23.1	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in Opinions included as Exhibits 5 and 8.1)
23.2	Consent of Rowles & Company, LLP
23.3	Consent of Feldman Financial Advisors
24	Power of Attorney (included on signature page)
99.1	Appraisal Agreement between Midstate Community Bank and Feldman Financial Advisors
99.2	Letter of Feldman Financial Advisors with respect to Subscription Rights
99.3	Appraisal Report of Feldman Financial Advisors
99.4	Marketing Materials*
99.5	Stock Order Form*
99.6	Business Plan Agreement with A.G. Newcomb & Co.

*	To be filed by amendment
^	Management compensatory plan, contract or arrangement

(b)              Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the financial statements or related notes.

II-3

Item 17.              Undertakings:

The undersigned registrant hereby undertakes:

(1)            To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i)              To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

II-4

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchase.

(6)           That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)           That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)           The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Baltimore, State of Maryland on May 6, 2014.

MIDSTATE BANCORP, INC.

By:	/s/ N. Alan Anthony
N. Alan Anthony
President, Chief Executive Officer and Chairman of the Board(Duly Authorized Representative)

We, the undersigned directors and officers of Midstate Bancorp, Inc. hereby severally constitute and appoint N. Alan Anthony as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said N. Alan Anthony may deem necessary or advisable to enable Midstate Bancorp, Inc. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to Midstate Bancorp, Inc.’s offering of its common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said N. Alan Anthony shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ N. Alan Anthony N. Alan Anthony	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 6, 2014

/s/ Paul A. Lovelace Paul A. Lovelace	Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	May 6, 2014
/s/ Nancy L. Gerling Nancy L. Gerling	Vice President, Secretary and Director	May 6, 2014
/s/ M. Thomas Davis M. Thomas Davis	Director	May 6, 2014
/s/ Raymond C. Daue, Jr. Raymond C. Daue, Jr.	Director	May 6, 2014
/s/ William O. Heffernan William O. Heffernan	Director	May 6, 2014
/s/ Donald Huber Donald Huber	Director	May 6, 2014
/s/ Edward T. Leland Edward T. Leland	Director	May 6, 2014

/s/ Douglas R. Sinclair Douglas R. Sinclair	Director	May 6, 2014

II-6

EXHIBIT INDEX

1.1	Engagement Letter between Midstate Community Bank, and Sandler O’Neill & Partners, L.P.
1.2	Form of Agency Agreement between Midstate Bancorp, Inc., Midstate Community Bank and Sandler O’Neill & Partners, L.P.
2	Plan of Conversion
3.1	Articles of Incorporation of Midstate Bancorp, Inc.
3.2	Bylaws of Midstate Bancorp, Inc.
4	Form of Common Stock Certificate of Midstate Bancorp, Inc.*
5	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, regarding legality of securities being registered
8.1 8.2	Federal Tax Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation State Tax Opinion
10.1	Form of Midstate Community Bank Employee Stock Ownership Plan^
10.2	Form of Employment Agreement between Midstate Community Bank, Midstate Bancorp, Inc. and N. Alan Anthony^
10.3	Form of Employment Agreement between Midstate Community Bank, Midstate Bancorp, Inc. and Nancy L. Gerling^
10.4	Form of Employment Agreement between Midstate Community Bank, Midstate Bancorp, Inc. and Paul A. Lovelace^
10.5	Records Processing Services Agreement between Midstate Community Bank and Sandler O’Neill & Partners, L.P.
23.1	Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in Opinions included as Exhibits 5 and 8.1)
23.2	Consent of Rowles & Company, LLP
23.3	Consent of Feldman Financial Advisors
24	Power of Attorney (included on signature page)
99.1	Appraisal Agreement between Midstate Community Bank and Feldman Financial Advisors
99.2	Letter of Feldman Financial Advisors with respect to Subscription Rights
99.3	Appraisal Report of Feldman Financial Advisors
99.4	Marketing Materials*
99.5	Stock Order Form*
99.6	Business Plan Agreement with A.G. Newcomb & Co.

*	To be filed by amendment
^	Management compensatory plan, contract or arrangement